As filed with the Securities and Exchange Commission on January 18, 2012

Registration No. 333-178386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENHUNTER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	2869	20-4864036
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1048 Texan Trail

Grapevine, Texas 76051

(972) 410-1044

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gary C. Evans

Chairman and Chief Executive Officer

1048 Texan Trail

Grapevine, Texas 76051

(972) 410-1044

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Morgan F. Johnston Senior Vice President, General Counsel and Secretary 1048 Texan Trail Grapevine, Texas 76051 (972) 410-1044	Michael A. Hedge, Esq. M. Vincent Cangolosi, Esq. K&L Gates LLP 1900 Main Street, Suite 600 Irvine, California 92614 Telephone: (949) 253-0900

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee
10% Series C Cumulative Preferred Stock, $0.001 par value per share	125,000	(5)	$100		$12,500,000		$1,432.50
10% Series C Cumulative Preferred Stock, $0.001 par value per share, for the over-allotment option	18,750	(5)	$100		$1,875,000		$214.88
Warrants to Purchase Common Stock	—		—		—		—	(2)
Common Stock underlying the Warrants	1,437,500		$2.00		$2,875,000	(3)	$329.48	(2)
Common Stock, par value $0.001 per share, issuable upon conversion of the 10% Series C Cumulative Preferred Stock in the event of a change in control	14,668,367	(4)	$0.98	(4)	$14,375,000		$1,647.38
Total					$31,625,000		$3,624.24	(6)

(1)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	No fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(3)	Determined in accordance with Rule 457(i) under the Securities Act of 1933, as amended.
(4)	Represents the maximum number of shares of common stock issuable upon conversion of the shares of Series C Preferred Stock being registered hereby at the currently effective conversion price, which was $0.98 per share, the closing price of our common stock on January 11, 2012, as reported on the NYSE Amex.
(5)	In accordance with Rule 416, the number of shares registered hereby shall also be deemed to include an indeterminate number of additional shares of common stock that may be issued upon conversion of the Series C Preferred Stock and Series C Preferred Stock or common stock that may be issued as a result of stock dividend.
(6)	Previously paid on December 8, 2011.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 18, 2012

GREENHUNTER ENERGY, INC.

125,000 Shares of 10% Series C Cumulative Preferred Stock

$100 per share

Liquidation Preference $100 Per Share

Warrants to Purchase 1,250,000 Shares of Common Stock at $2.00 per share

16,105,867 shares of Common Stock

This prospectus relates to the issuance and sale of up to 125,000 shares of our 10% Series C Cumulative Preferred Stock, par value $0.001 per share, which we refer to in this prospectus as the Series C Preferred Stock. In addition, for each share of Series C Preferred Stock purchased by an investor in this offering, we will issue warrants to purchase ten (10) shares of our common stock, par value $0.001 per share, which we refer to as common stock in this prospectus at an exercise price of $2.00 per share of common stock. We are also registering 16,105,867 shares of our common stock, par value $0.001 per share. Such shares of common stock may be issued as a result of the exercise of the warrants or as a result of the conversion of the Series C Preferred Stock upon certain events as more fully described herein. Our common stock is currently traded on the NYSE Amex.

The warrants will be immediately exercisable and will expire three (3) years from their issuance date. We are able to force the exercise of the warrants one (1) year following the date of issuance if the average price of our common stock over the immediately preceding ten (10) trading days is equal to or greater than $3.50 per share. There is no established public trading market for the warrants nor do we expect one to develop. We do not intend to list the warrants on any market or exchange. All costs associated with the registration will be borne by us.

The offering of Series C Preferred Stock contemplated by this prospectus is the first issuance of shares of this series by us. Our certificate of incorporation, as amended, authorizes us to issue up to 10,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors, 143,750 of which have been designated as shares of Series C Preferred Stock. There currently is no public market for our Series C Preferred Stock. Subject to issuance and registration, we anticipate that our Series C Preferred Stock will be approved for listing on the NYSE Amex under the symbol “GRH.PR.C” assuming that we sell a sufficient number of shares of Series C Preferred Stock to satisfy the minimum listing requirements. In order to list, the NYSE Amex requires that at least 100,000 shares of Series C Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.

C. K. Cooper & Company, or CKCC, is acting as our underwriter in this public offering on a best efforts basis, for which we have agreed to pay CKCC cash commissions equal to 6.5% of the gross proceeds received by us, if any, in this public offering. The offering is not contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares.

If we sell all 125,000 shares of Series C Preferred Stock we are offering pursuant to this prospectus, we will receive a maximum of $12,500,000 in gross proceeds and $11,700,000 in net proceeds, after deducting the underwriting commissions and estimated offering expenses payable by us.

If we sell more than 125,000 shares of Series C Preferred Stock through CKCC, CKCC may exercise a 30-day option for us to sell through CKCC up to an additional 18,750 shares of Series C Preferred Stock at the initial public offering price. If CKCC exercises this over-allotment option in full and we sell 18,750 over-allotment shares, we will receive a maximum of $14,375,000 in gross proceeds and $13,400,000 in net proceeds, after deducting the underwriting commissions and estimated offering expenses payable by us.

However, because this is a best efforts, no minimum offering, CKCC does not have an obligation to purchase any shares and, as a result, there is a possibility that we may not receive any proceeds from the offering. See “Use of Proceeds” on page 21 of this prospectus.

Please see “Underwriting” beginning on page 78 of this prospectus for more information regarding our arrangements with CKCC.

We expect that the Series C Preferred Stock will be ready for delivery in book-entry form through The Depositary Trust Company on or about         , 2012. We will also deliver the warrants in book-entry from through our transfer agent, Securities Transfer Corporation, at or about the same time as the delivery of the Series C Preferred Stock.

Investing in our securities involves risks. Risks associated with any investment in our securities are described in “Risk Factors” beginning on page 7 of this prospectus and in certain of our filings with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sole Book Running Manager

The date of this prospectus is     , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the underwriter has authorized any other person to provide you with different information. The information contained in this prospectus and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

We are not making any representation to you regarding the legality of an investment in our securities by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of our securities.

In this prospectus, we refer to information regarding potential markets for our products and services and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

Information contained on or accessible through our website, www.greenhunterenergy.com, does not constitute part of this prospectus.

In this prospectus, unless otherwise specified or the context requires otherwise, the “Company,” “GreenHunter,” “we,” “us” and “our” refer to GreenHunter Energy, Inc. and its subsidiaries.

i

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should carefully read this entire prospectus and any free writing prospectus distributed by us, including the information contained under the heading “Risk Factors” in this prospectus beginning on page 7 and the financial statements and other information incorporated by reference into this prospectus before making an investment decision.

GreenHunter Energy, Inc.

Our Business

GreenHunter was incorporated in the State of Delaware on June 7, 2005 and was intended to be the first publicly traded renewable energy company based in the United States that provided investors a portfolio of diversified assets in the alternative energy sector. Our original business plan was to acquire businesses, develop projects and operate assets in the renewable energy sectors of biomass, biodiesel, wind, solar, geothermal and clean water. We intended to become a leading provider of clean energy products offering residential, business and industrial customers the opportunity to purchase and utilize clean energy generated from renewable sources. Headquartered in Grapevine, Texas, we were formed with the aim of changing the way power and renewable energy fuels are produced and ultimately distributed.

We have recently implemented a new business strategy of focusing on the water resource management business as it relates to the oil and gas industry, which we describe in further detail below. It is our intention to develop water solutions needed for shale or “unconventional” oil and gas exploration, which will likely include salt water disposal wells, water purification facilities, trucking transportation, environmental clean-up and rental equipment. In addition, oil and natural gas wells also generate produced water which is water from underground formations that is brought to the surface during the normal course of oil or gas production operations. Since this water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. We have indentified water reuse and water management in the oil and natural gas industry as a significant growth opportunity and are currently exploring various alternatives to develop this segment of our future operations through existing relationships, joint ventures, targeted acquisitions and development of water management technologies. As part of this new strategic initiative, we have recently entered into definitive agreements to acquire or lease acreage in the Marcellus and Eagle Ford Shale areas with the intention of developing commercial water service facilities on such properties. In addition, we have secured an order to deploy an above-ground, temporary water storage system in the Marcellus Shale and have entered into a definitive agreement to install and operate an onsite semi-portable water treatment facility in the area. We are also evaluating alternatives to acquire or license the technology to treat water used in hydraulic fracturing.

Hydraulic Fracturing

Recent improvements in drilling and completion technologies have unlocked large reserves of hydrocarbons in multiple unconventional resources plays in North America. These new drilling methods often involve a procedure called hydraulic fracturing or hydrofracking. This process involves the injection of large amounts of water, sand and chemicals under high pressures into rock formations to stimulate production. Because the water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. The physical and chemical properties of produced water vary considerably depending on the geographic location of the field, the geologic formation, and the type of hydrocarbon product being produced.

GreenHunter Water, LLC, or GreenHunter Water, our wholly-owned subsidiary, is focused on water resource management specifically as it pertains to the unconventional oil and natural gas shale resource plays with current business operations in the Appalachian and South Texas basins. GreenHunter Water is committed to providing a full range of solutions to address producers’ current needs and is built upon an identified need in the oilfield, to deliver a Total Water Management Solution™ to our customer base through long term agreements. Our Total Water Management Solutions™ are custom developed to meet producers’ water resource planning needs. These solutions include owning and operating saltwater disposal facilities, fluids handling and hauling, frac tank rentals, mobile water treatment technologies and remote asset tracking to provide as value added services to our customers.

Disposal Wells

Typically, shale wells produce significant amounts of water that, in most cases, require disposal. Producers often remove the water in trucks for proper disposal in approved facilities. GreenHunter Water is planning to develop salt water disposal facilities located in Ohio, West Virginia and South Texas to service the Marcellus, Utica and Eagle Ford Shale plays, respectively. We have identified additional locations for water service and disposal facilities in the Appalachia and South Texas regions and are in various stages of negotiations with the owners of these properties for purchase or lease.

Fluids Handling and Hauling

Produced water and frac-flowback is hauled from its origin at the oilfield tank battery or drilling pad to the disposal location via truck transport. In addition to hauling fluids by truck, we are exploring various alternative means of water transport that include temporary and permanent above-ground or below-ground pipeline systems, and the use of rail and barge transport. GreenHunter Water has identified water hauling capacity as a constrained resource in our target areas of operation and we are actively pursuing contracts for this service as part of our Total Water Management Solutions portfolio offering.

Equipment and Tank Rentals

GreenHunter Water has a large variety of equipment and tanks for rental. The Company recently purchased new equipment assets to be used to service a new long term contract to haul and dispose produced water for several major oil companies that control significant mineral leasehold acreage positions in the Marcellus and Utica Shale plays located in Pennsylvania, West Virginia and Ohio.

Frac-Cycle™

Frac-Cycle is the general name for our water treatment service. We use a technology agnostic approach to treat oilfield water. Due to the unique characteristics of water from different shale plays and unique flow-back within a single basin, GreenHunter Water, in consultation with operators, has determined that no one water reuse system is ideal for all areas. We have evaluated multiple technologies and selected those that provide cost-effective solutions for the desired level of treatment for the operator’s needs. While most operators are targeting a clean brine output, Frac-Cycle’s flexible design allows the user to take in flow-back or produced water and recycle to either clean brine or fresh water. Recycled water can be used in subsequent frac jobs and in some cases an NPDES permit can be obtained to discharge fresh water into a stream.

RAMCAT™

RAMCAT (Remote Access Management Compliance Asset Tracking) by GreenHunter Water is a cutting-edge, well-head management system and compliance tool that bundles a unique combination of proprietary software, advanced hardware and industry-standard communications technologies to provide an extremely powerful, effective and user-friendly method for remote activity observation via a web-based portal for management of well-head fluids. RAMCAT includes online data monitoring which provides oil and natural gas producers near real-time dynamic information on fluid levels, tank temperature, recent transactions, date and time of on-load and off-load, truck and driver identification, H2S and critical condition alarms, battery voltage, and more. The RAMCAT™ system enables closed-loop accountability of all well-head produced water and offers best-in-class environmental and regulatory compliance.

Marketplace Opportunity

Unconventional hydrocarbon production continues to grow as a percentage of all domestic onshore production in the United States. In almost all cases, water disposal will be an associated by-product of this production. Currently, producers can either manage their own water disposal and facilities, or they can contract with third party service providers. Based upon our industry research, we do not believe that there is any one, third party water disposal company that would account for meaningful market share in any of the basins we are currently targeting to provide our services. Furthermore, given the smaller independent nature of these third-party service providers, we believe that they may face more obstacles in meeting ever-changing regulatory requirements. In addition, most producers view water disposal for what it is, a by-product of their primary business of producing hydro-carbons. As a result, we believe that if we can demonstrate a complete water management/disposal product offering in multiple basins, we could position GreenHunter to become a true service provider to larger producers operating across multiple basins as a one-stop solution.

Customers & Contracts

The amount of water that can be disposed of in any one facility is dependent upon both regulatory permits, as well as the ability of the underground, geologic formation to accept or absorb the waste water. As a result, the amount of waste water that GreenHunter will be able to dispose of at any one time will be finite. We expect as a result, that we will enter into long-term disposal contracts with producers whereby we will assure them as certain amount of disposal capacity for their utilization. Our goal would be to enter into take-or-pay contracts whereby we provide a certain amount of disposal capacity that is paid for by the producer, whether they actually utilize that capacity or not. As a result, we believe that we could enter into long-term contracts with a certain level of assured revenue.

In addition, based upon disposal capacity versus demand for our services, we anticipate that we could enter contracts subject to us being able to increase our disposal capacity through additional acquisition, or disposal well drilling. In this scenario, we would have a comfort level as to the potential revenue and profit to be recognized prior to undertaking any capital expenditure, thereby reducing its growth risk.

As a customer base is secured, with long-term disposal contracts, we anticipate that we will be able to broaden our product offering to increase our net revenue per barrel through the various other services that we provide.

Other Assets and Business Opportunities

Other than the above-discussed assets for our new water resource management initiative, our assets primarily consist of a biomass power plant located in El Centro, California, which we refer to as the biomass facility, and leases of real property for possible future development of wind energy projects located in Montana, Texas, Wyoming and California.

Common Stock

Our common stock is traded on the NYSE Amex under the symbol “GRH.”

Executive Offices and Additional Information

Our executive offices are located at 1048 Texan Trail, Grapevine, Texas 76051, and our telephone number is (972) 410-1044. Our website is www.greenhunterenergy.com. Additional information that may be obtained through our website does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov.

The Offering

The following is a brief summary of certain terms of this offering and does not purport to be complete. For a more complete description of the terms of the Series C Preferred Stock, see “Description of Series C Preferred Stock in the Offering” beginning on page 51 of this prospectus, “Description of Warrants in the Offering” beginning on page 60 of this prospectus, and “Description of Capital Stock” beginning on page 62 of this prospectus.

Issuer	GreenHunter Energy, Inc., a Delaware corporation.

Securities Offered	125,000 shares of 10% Series C Cumulative Preferred Stock, which we refer to as the Series C Preferred Stock and warrants to purchase shares of our common stock. We are also registering 16,105,867 shares of our common stock underlying the warrants and the Series C Preferred Stock upon conversion following certain events.

Over-Allotment Option	We have granted the underwriter an option to sell up to an additional 18,750 shares of our Series C Preferred Stock, including warrants, on the same terms and conditions as set forth above, within thirty (30) days from the date of this prospectus to cover any over-allotments.

Description of Warrants	We are also offering warrants to purchase up to 10 shares of our common stock per share of Series C Preferred Stock sold. Each warrant will be immediately exercisable into one share of our common stock until the third (3rd) anniversary of the date of issuance at an exercise price of $2.00 per share. Each warrant contains a provision whereby we may, upon written notice to each warrant holder (a “Forced Exercise Notice”), require the holder to exercise the warrant if (a) the average per share closing price of our common stock on a volume-weighted average basis for any ten (10) consecutive trading-day period is at least $3.50 per share (each, an “Exercise Trigger Date”), (b) the Exercise Trigger Date is more than one year after the date of the warrant and (c) we send the Forced Exercise Notice to the holder within 15 trading days after the applicable Exercise Trigger Date. If the holder does not exercise the warrant within 20 days after the date of the Forced Exercise Notice, the warrant shall be deemed canceled.

Offering Price	$100 per share of Series C Preferred Stock.

Series C Preferred Stock outstanding before this offering	No shares of our Series C Preferred Stock are outstanding before this offering.

Series C Preferred Stock outstanding after this offering	143,750, assuming all shares offered have been issued and sold, including those sold pursuant to the over-allotment option.

Best Efforts	Our underwriter is selling the shares of the Series C Preferred Stock on a “best efforts” basis and is not required to purchase or sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered in this prospectus.

Dividends	Holders of the Series C Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10% per annum of the $100 liquidation preference per share.

Optional redemption	We may not redeem the Series C Preferred Stock prior to , 2015, except pursuant to the special redemption upon a Change of Ownership or Control discussed under the section entitled “Description of Series C Preferred Stock in the Offering-Redemption.”

Voting rights	Holders of the Series C Preferred Stock will generally have no voting rights except upon the occurrence of a listing default or failure to pay dividends, except for certain specified events.

NYSE Amex Listing	We anticipate our Series C Preferred Stock will be approved for listing on the NYSE Amex under the symbol “GRH.PR.C” assuming that we sell a sufficient number of shares of Series C Preferred Stock to satisfy the minimum listing requirements.

Form	The Series C Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company & Clearing Corporation, except under limited circumstances.

Conversion rights	The Series C Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities, except upon certain events occurring upon a change in control.

Use of proceeds	We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for capital expenditures, working capital, acquisitions, directly or indirectly, of salt water disposal facilities, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. See “use of proceeds” on page 21 for more information.

Risk factors	Investing in our Series C Preferred Stock and warrants to purchase common stock involves certain risks. You should carefully consider the information set forth in the section of this prospectus titled “Risk Factors” before deciding whether to invest in our Series C Preferred Stock and warrants to purchase common stock.

RISK FACTORS

An investment in our securities involves many risks. You should carefully consider the following risks and all of the other information contained in this prospectus and in the documents incorporated by reference herein before making an investment decision. In evaluating our company, the factors described below should be considered carefully. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way.

Risks Related to Our Business

We have continued to experience losses from our ongoing operations and we have doubts about our ability to continue as a going concern.

We are dependent upon our ability to obtain sufficient financing to continue our development and operational activities. The ability to achieve profitable operations is in direct correlation to our ability to raise sufficient financing. It is important to note that even if the appropriate financing is received, there is no guarantee that we will ever be able to operate profitably or derive any significant revenues from our operations. We will be required to raise additional financing to fully implement our entire business plan. Our financial position has been adversely affected by our lack of working capital and the overall deterioration across all capital markets, particularly those for renewable energy companies. We have continued to experience losses from our ongoing operations and have doubts about our ability to continue as a going concern.

On November 18, 2011, we received notice from the Exchange Staff of the NYSE Amex LLC indicating that we are below one of the Exchange’s continued listing requirements of the NYSE Amex LLC’s Company Guide due to our sustaining losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, that we will able to continue operation and /or meet our obligations as they become due as set forth in Section 1003 (a)(iv) of the Company Guide. Should we be unable to meet the continued listing requirements, our common stock may be delisted and it would become very difficult to trade our shares based on a lack of liquidity. In addition, a delisting of our common stock would make it difficult for us to list the shares of our Series C Preferred Stock on the NYSE Amex, thus limiting your ability to trade such shares.

We have a limited operating history, and our business may not be as successful as we envision.

We are in an early stage of our current business plan. We have a limited operating history with respect to the construction and operation of water management facilities for “unconventional” oil and gas exploration and production activities. Our limited operating history makes it difficult for potential investors to evaluate our business. Therefore, our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the water management industry in general. Investors should evaluate an investment in our company in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services and technologies. Despite our best efforts, we may never overcome these obstacles to achieve financial success.

Our business is speculative and dependent upon the implementation of our new business strategy, as well as our ability to enter into agreements with third parties for necessary financing for the construction of facilities related to our water management operations. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose their entire investment.

We have significant debt that could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a relatively high amount of indebtedness. As of September 30, 2011, we had total indebtedness of approximately $9.1 million. We also were unable to satisfy our interest obligations on our outstanding 9% Series B Senior Secured Redeemable Debentures during the period from March 2011 through December 2011. Because we must dedicate a substantial portion of our cash flow from operations to the payment of interest on our debt, that portion of our cash flow is not available for other purposes. In addition, our ability to obtain additional financing in the future may be impaired by our leverage and existing debt covenants. Our indebtedness could result in the following:

•	make it more difficult for us to satisfy our obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	force us to sell assets or seek additional capital to service our indebtedness, which we may be unable to do at all or on terms favorable to us;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

We are dependent upon our key personnel.

Our operations and financial success will significantly depend on our managerial personnel. Our managerial personnel have the right to make all decisions with respect to management and operation of our business and affairs. We are dependent on our executive officers and key personnel and our ability to attract and retain qualified personnel. Our profitability could be adversely affected if we lose members of our management team. We have not entered into any employment agreements with any of our management personnel nor have we obtained “key man” life insurance on any of their lives. Further, our officers’ and directors’ allocation of their time to other business interests could have a negative impact on our ability to achieve our business objectives. All of our officers are required to commit their full work hour time to our business affairs, with the exception of Gary C. Evans, our Chairman and Chief Executive Officer, and David S. Krueger, our Chief Financial Officer, who maintain officer and/or director positions and relationships with other companies.

We may not be able to meet our capital requirements.

Capital expenditures to build and operate our water management facilities, hiring qualified management and key employees, complying with licensing, registration and other requirements, maintaining compliance with applicable laws, production and marketing activities, administrative requirements, such as salaries, insurance expenses and general overhead expenses, legal compliance costs and accounting expenses will all require a substantial amount of additional capital and cash flow. Our subsidiary, GreenHunter Water, has identified water hauling capacity as a constrained resource in our target areas of operations and we are actively pursuing contracts for this service as part of our Total Water Management Solutions portfolio offering. Our ability to generate revenues in this market is dependent our ability to source capital for expansion, hire and train operating personnel and maintain our fleet of equipment so it is available when needed.

We will be required to pursue sources of additional capital through various means, including joint venture projects, which may include a profit sharing component, debt financing, equity financing or other means. There is no assurance that we will be successful in locating a suitable financing or strategic business combination transaction in a timely fashion or at all. In addition, there is no assurance that we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely, and these are likely to be dilutive to the existing stockholders as we issue additional shares of common stock to investors in future financing transactions and as these financings trigger anti-dilution adjustments in existing equity-linked securities. Also, the terms of securities we issue in future capital transactions may be more favorable for our new investors. Further, we may incur substantial costs in pursuing future capital or financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which may adversely affect our financial results.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy and water management industry, and the fact that we are a new enterprise without a proven operating history. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from any future operations, are not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Risks Related to Our Water Management Business

We are subject to United States federal, state and local regulations regarding issues of health, safety, transportation, and protection of natural resources and the environment. Under these regulations, we may become liable for penalties, damages or costs of remediation. Any changes in laws and government regulations could increase our costs of doing business.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing are expected to result in increased costs and additional operating restrictions for oil and gas explorers and producers. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens for oil and natural gas operators. Several states are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in the unconventional shale resource formations and increase costs of compliance and doing business for oil and natural gas operators. As a result of such increased costs, or results of operations could be negatively affected.

Our water management operations are subject to other United States federal, state and local laws and regulations relating to protection of natural resources and the environment, health and safety, waste management, and transportation and disposal of produced-water and other materials. For example, our water management business segment is expected to include disposal into injection wells that could pose some risks of environmental liability, including leakage from the wells to surface or subsurface soils, surface water or groundwater. Liability under these laws and regulations could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damage and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders.

Failure to comply with these laws and regulations could result in the assessment of administrative, civil or criminal penalties, imposition of cleanup and site restoration costs and liens, revocation of permits, and, to a lesser extent, orders to limit or cease certain operations. In addition, certain environmental laws impose strict and/or joint and several liability, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time of those actions.

Demand for our water management services is substantially dependent on the levels of expenditures by the oil and gas industry. A substantial or an extended decline in oil and gas prices could result in lower expenditures by the oil and gas industry, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for our water management services depends substantially on the level of expenditures by the oil and gas industry for the exploration, development and production of oil and natural gas reserves. These expenditures are generally dependent on the industry’s view of future oil and natural gas prices and are sensitive to the industry’s view of future economic growth and the resulting impact on demand for oil and natural gas. Declines, as well as anticipated declines, in oil and gas prices could also result in project modifications, delays or cancellations, general business disruptions, and delays in, or nonpayment of, amounts that are owed to us. These effects could have a material adverse effect on our results of operations and cash flows.

The prices for oil and natural gas have historically been volatile and may be affected by a variety of factors, including the following:

•	demand for hydrocarbons, which is affected by worldwide population growth, economic growth rates and general economic and business conditions;

•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels for oil;

•	oil and gas production by non-OPEC countries;

•	the level of excess production capacity;

•	political and economic uncertainty and sociopolitical unrest;

•	the level of worldwide oil and gas exploration and production activity;

•	the cost of exploring for, producing and delivering oil and gas;

•	technological advances affecting energy consumption; and

•	weather conditions.

The oil and gas industry historically has experienced periodic downturns. A significant downturn in the oil and gas industry could result in a reduction in demand for our water management services and could adversely affect our financial condition, results of operations and cash flows.

Federal and state legislative and regulatory initiatives related to hydraulic fracturing could result in operating restrictions or delays in the completion of oil and natural gas wells that may reduce demand for our water management activities and could adversely affect our financial position, results of operations and cash flows.

Hydraulic fracturing is a commonly used process that involves using water, sand, and certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore. The federal Energy Policy Act of 2005 amended the Underground Injection Control provisions of the federal Safe Drinking Water Act to exclude hydraulic fracturing from the definition of “underground injection” and associated permitting requirements under certain circumstances. However, the repeal of this exclusion has been advocated by certain advocacy organizations and others in the public. Legislation to amend the SDWA to repeal this exemption and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. Similar legislation could be introduced in the current session of Congress or at the state level. Scrutiny of hydraulic fracturing activities continues in other ways, with the U.S. Environmental Protection Agency, or the EPA, having commenced a study of the potential environmental impacts of hydraulic fracturing, the results of which are anticipated to be available by late 2012. In 2010, a committee of the U.S. House of Representatives undertook investigations into hydraulic fracturing practices, including requesting information from various field services companies. The U.S. Department of the Interior has announced that it will consider regulations relating to the use of hydraulic fracturing techniques on public lands and disclosure of fracturing fluid constituents. In addition, some states and localities have adopted, and others are considering adopting, regulations or ordinances that could restrict hydraulic fracturing in certain circumstances, or that would impose higher taxes, fees or royalties on natural gas production. Moreover, public debate over hydraulic fracturing and shale gas production has been increasing and has resulted in delays of well permits in some areas.

Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and natural gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of oil and natural gas, including from the developing shale plays, incurred by our customers or could make it more difficult to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations or ordinances regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and natural gas wells and an associated decrease in demand for our water management activities, which could adversely affect our financial position, results of operations and cash flows.

We currently do not have the necessary technology for the treatment of water used in the hydraulic fracturing process and will need to acquire or license such technology prior to expanding our operations into this area.

Although we have begun to enter into agreements relating to water management activities for use in the oil and gas industry, we currently do not have the necessary technology for the treatment of water used in the hydraulic fracturing process. We will need to acquire or license such technology prior to entering into this segment of our contemplated future operations. There can be no assurance that we will be able to obtain or license such technology at all or on favorable to terms to us. The failure to obtain such technology could have a material adverse effect on us and could restrict our ability to successfully enter into the water treatment business.

Adverse weather conditions, natural disasters, droughts, climate change, and other adverse natural conditions can impose significant costs and losses on our business.

Our ability to provide water management operations is subject to the availability of water, which is vulnerable to adverse weather conditions, including extended droughts and temperature extremes, which are quite common, but difficult to predict and may be influenced by global climate change. This risk is particularly true with respect to regions where oil and gas operations are significant. In extreme cases, entire operations may be unable to continue without substantial water reserves. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to Our Biomass Facility

We have been unable to obtain additional financings for the completion of the construction and retrofitting of the biomass facility and there is a substantial risk that it may not become operational on schedule.

We have been unable to obtain the additional financing to fund additional capital expenditures for the completion of the construction and retrofitting the biomass facility during 2011. Without additional financing we will be unable to complete the biomass facility on time which could impact our ability to collect revenues from the sale of electricity pursuant to a power purchase agreement. Pursuant to the current power purchase agreement, we were required to use commercially reasonable efforts to achieve the commercial operation date on or before September 30, 2011. The power purchase agreement provides that the district may terminate the power purchase agreement if, among other things, the biomass facility has not produced and delivered to the district at least 13.0 MW for a continuous 24-hour period in the preceding 18 months. In addition, the Company currently has a valid interconnection agreement providing for the transmission of the electricity from the biomass facility to the district. There can be no assurance that sufficient funds can or will be obtained or that such funds could be obtained at rates that would allow the project to be completed. There also can be no assurance that the amount estimated to be required and available for total project costs will be sufficient to provide for payment of all costs and expenses necessary for the completion of the project. The failure to obtain additional financing to complete the project on terms that are acceptable to us could have a material adverse effect on us.

Our inability to enter interconnection agreements would restrict our ability to sell electricity.

We may be unable to enter into necessary interconnection agreements. We will be required to enter into certain interconnection agreements with electric utilities prior to selling electricity. The failure to enter into such interconnection agreements on terms that are acceptable to us, or at all, could have a material adverse effect on us.

We may not be able to effectively manage our construction costs at the biomass facility.

We may suffer from increasing costs in retrofitting the biomass facility. While we have completed the acquisition of the biomass facility, substantial costs will be incurred in retrofitting and repairing the biomass facility in a manner that will allow commercial operations. While we have secured fixed-price contracts for approximately 50% of the cost of retrofitting and repair of the biomass facility, changes in engineering scope, increases in construction, labor, or capital expenses could impair our ability to successfully complete the project.

We may not be able to obtain the 1603 Program Grant under the American Recovery and Reinvestment Act.

Retrofitting the biomass facility qualifies for the renewable energy production tax credit under the American Recovery and Reinvestment Act. In lieu of the tax credit, we expect to apply for a renewable energy tax grant under the American Recovery and Reinvestment Act. If we are not successful in obtaining the 1603 Program Grant, or if the amount of such grant is less than anticipated our business, financial condition and results of operations may be harmed.

We are subject to regulations and other legislation that affects the electric power industry.

Changes to the currently favorable regulations and legislation within the renewable energy industry may adversely impact our future revenues. The favorable legislative and regulatory climate for the renewable energy industry may not continue. The viability of the biomass facility and the project will be in large part dependent upon the continuation of a favorable legislative and regulatory climate with respect to the continuing operations and the future growth and development of the renewable energy industry. Government regulations, subsidies, incentives and the market design have a favorable impact on the construction of renewable energy facilities. If the current government regulations, subsidy and incentive programs or the design of the market are significantly modified or delayed, the biomass facility or project may be adversely affected, which may have a material adverse effect on us.

Environmental laws related to our ownership or operation of our biomass facility subject us to potential liability that we may be unaware.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. In addition, we could face environmental liability for violations on or related to ownership of the biomass facility. If any hazardous materials are found within our operations and are in violation of the law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell or cease operations on any subject properties and may apply to hazardous materials present within the properties before we acquired or commence use of them. If significant losses arise from hazardous substance contamination, our financial viability may be substantially and adversely affected.

We are subject to risks related to other environmental laws, rules, and regulations.

Electric utilities and electric power plants such as the biomass facility are subject to continuing environmental regulation. Federal, state and local standards and procedures which regulate the environmental impact of electric utilities are subject to change. These changes may arise from continuing legislative, regulatory and judicial action regarding such standards and procedures. Consequently, there is no assurance that the biomass facility or the district will remain subject to the regulations currently in effect, will always be in compliance with future regulations, or will always be able to obtain all required operating permits. An inability to comply with environmental standards could result in additional capital expenditures to comply, reduced operating levels or the complete shutdown of individual electric generating units not in compliance.

There is concern by the public, the scientific community, President Obama’s administration and Congress regarding environmental damage resulting from the use of fossil fuels. Certain political groups and members of Congress support the increased regulation of air, water and soil contaminants, and there are a number of pending or recently enacted legislative proposals which may affect the electric utility industry. There has also been an increased level of environmental enforcement by the EPA and state and local authorities. Increased environmental regulations under the provisions of the federal Clean Air Act have created certain barriers to new facility development and modification of existing facilities. The additional costs, including time, human resources, uncertainty and delay, and the risk of fines and penalties for noncompliance, could affect the rate of return relating to investment in power project development. As such, there may be additional costs for purchased power from affected resources. Moreover, these additional costs may upset our existing cost assumptions for utilities, and thus negatively affect our results of operations from our biomass facility.

We cannot predict at this time whether any additional legislation or rules will be enacted which will affect the project or the operations of the biomass facility, and if such laws or rules are enacted, what the costs to us might be in the future because of such action.

However, costs of owning and operating the biomass facility may, in the future, be adversely affected by legislative, regulatory, administrative and enforcement actions involving environmental controls.

We are subject to risks from seismic activity and our insurance may be inadequate to cover losses resulting from such activity.

The biomass facility is located in a seismically active region and is subject to seismic events, including, ground shaking, liquefaction and landslides. According to the 2007 Uniform California Earthquake Rupture Forecast, California has a 99.7% chance of having a magnitude 6.7 or larger earthquake during the next 30 years. Our obligation to provide electric power under the power purchase agreement may be abated in the event of earthquake or other event of force majeure. The construction contracts contain standard force majeure provisions that relieve the parties of their obligations to the extent they are prevented from performing due to an event of force majeure (which could include earthquakes). Under the contract we have for the installation of the biomass facility’s boiler, the guaranteed mechanical completion date can be extended due to force majeure, and the deadline to complete performance testing and to deliver the equipment under the fuel yard contract can also be extended due to force majeure.

Damage from an earthquake can range from total destruction of the biomass facility, to destabilization or liquefaction of the soils, to little or no damage at all. The extent of damage and the long-term effects from an earthquake, particularly ongoing earthquake activity, may be difficult to determine immediately. Such effects may negatively affect our results of operations.

We have acquired earthquake insurance on the biomass facility during the construction period as part of the builder’s risk policy, which insurance is expected to be maintained after construction is completed. The insurance provides coverage for up to $50,000,000 in losses. There can be no assurance that such earthquake insurance will continue to be maintained by us or that it will continue to be available at commercially reasonable rates.

Our power purchase agreement provides fixed payments that may be lower than our actual costs.

The payments made by the district to us under the power purchase agreement for energy are at an energy rate that is specified and fixed for each contract year. Other than the different rates that are specified with respect to different contract years, such payments are not subject to any other adjustment for increases in operating or fuel costs or other customary factors, as may be provided for in other output contracts. Certain costs relating to operations, fuel or other expenses may increase at a faster rate than anticipated, in which case the payments received by us for capacity and energy in accordance with the terms of the power purchase agreement could be insufficient to pay the operating costs attributable to providing such capacity and energy.

Potential electric power limitations may impact our biomass facility.

The biomass facility will deliver its electric output to the district, at a point of transfer on the biomass facility site. The district will be responsible for transmission of the delivered energy from the point of transfer to its own system. The district has performed studies which demonstrate that there are no constraints on the transmission system which would require curtailment of power production by the biomass facility, but to the extent there are such curtailments, this could adversely affect production and revenues of the biomass facility.

We depend on a relatively small number of suppliers for the biofuel to operate our biomass facility.

Our ability to produce electricity at the biomass facility will depend, in large part, on the availability and affordability of biomass fuel to operate the biomass facility. While we have entered into one biofuel supply agreement to acquire 21,500 tons per year of wood fuel, and have received letters of intent for all of the fuel required to operate the biomass facility in Phase I and approximately 86% of the fuel required to operate the biomass facility in Phase II, we will be required to enter into additional biofuel supply agreements or purchase biomass fuel on the spot market in order to operate the biomass facility at full capacity in either Phase I or Phase II of the project. We expect to enter into additional biofuel supply agreements and to obtain the remainder of the biomass fuel on the spot market or by contract once operations have begun and suppliers become accustomed to us as a new purchaser in the market. Any significant disruption of supply arrangements or significant increases in raw material or transportation costs could have a materially adverse effect on our operations.

Risks Relating to This Offering

We have recently been unable to satisfy our interest and dividend obligations on our outstanding indebtedness and our Series A Preferred Stock and may be prevented from paying or be unable to pay dividends on the Series C Preferred Stock in the future.

We were unable to pay mandatory dividends on our Series A Preferred Stock for the quarters ending March 31, 2009 through December 31, 2011. The amount of these accrued, but unpaid, dividends for the quarters ending March 31, 2009 through December 31, 2011, was added to the stated value of the shares of Series A Preferred Stock. In addition, the dividend rate on the additional stated value resulting from unpaid dividends is 10.0% of the stated value. In addition, we were also unable to satisfy our interest obligations on our outstanding 9% Series

B Senior Secured Redeemable Debentures during the period from March 2011 through December 2011. We must satisfy these dividend obligations before we will be permitted to pay dividends on the Series C Preferred Stock. As we have continued to experience ongoing losses from our current operations we may be prevented or unable to pay dividends on the Series C Preferred Stock in the future. Our business is speculative and dependent upon the implementation of our new business strategy, as well as our ability to enter into agreements with third parties for necessary financing for the construction of facilities related to our water management operations. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues to satisfy our current obligations. As a result, we may not be able to generate sufficient revenues to pay dividends on the Series C Preferred Stock in the future.

The Series C Preferred Stock is a new issuance of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series C Preferred Stock has no stated maturity date.

The shares of Series C Preferred Stock are a new issuance of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Subject to issuance, we anticipate that our shares of Series C Preferred Stock will be approved for listing on the NYSE Amex under the symbol “GRH.PR.C” assuming that we sell a sufficient number of shares of Series C Preferred Stock to satisfy the minimum listing requirements. In order to list, the NYSE Amex requires that at least 100,000 shares of Series C Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares. An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series C Preferred Stock will be limited.

The market value of the Series C Preferred Stock could be adversely affected by various factors.

The trading price of the shares of Series C Preferred Stock may depend on many factors, including the following:

•	market liquidity;

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

For example, higher market interest rates could cause the market price of the Series C Preferred Stock to decrease.

We could be prevented from paying dividends on the Series C Preferred Stock.

Although dividends on the Series C Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series C Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares, including our Series A Preferred Stock and Series B Preferred Stock, or any documents governing our indebtedness. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series C Preferred Stock when payable. The terms of our Series A Preferred Stock and Series B Preferred Stock prohibit the payment of cash dividends on our equity securities ranking junior to such series, which will include the Series C Preferred Stock, unless all accrued dividends on the Series A Preferred Stock and Series B Preferred Stock have been paid in full. We were unable to pay dividends on our Series A Preferred Stock for the quarters ending March 31, 2009 through December 31, 2011. The amount of accrued dividends for the quarters ending March 31, 2009 through December 31, 2011 was added to the stated value of the shares of Series A Preferred Stock. In addition, the dividend rate on the additional stated value resulting from unpaid dividends is 10.0% of the stated value. We must satisfy these dividend obligations before we will be permitted to pay dividends on the Series C Preferred Stock. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series C Preferred Stock. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series C Preferred Stock. Furthermore, in some circumstances, we may pay dividends in stock rather than cash, and our stock price may be depressed at such time.

The Series C Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

The Series C Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series C Preferred Stock will be subordinated to all of our existing and future debt and all future capital stock designated as senior to the Series C Preferred Stock. As of September 30, 2011, our total indebtedness was approximately $9.1 million. We may also incur additional indebtedness in the future to finance potential acquisitions or other activities and the terms of the Series C Preferred Stock do not require us to obtain the approval of the holders of the Series C Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on our Series C Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series C Preferred Stock and would be required to be paid before any payments could be made to holders of our Series C Preferred Stock.

Investors should not expect us to redeem the Series C Preferred Stock on the date the Series C Preferred Stock becomes redeemable or on any particular date afterwards.

The shares of Series C Preferred Stock have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. By its terms, the Series C Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after         , 2015. Any decision we may make at any time to redeem the Series C Preferred Stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders’ equity and general market conditions at that time.

The Series C Preferred Stock will be subordinate to the Series A Preferred Stock and Series B Preferred Stock.

The Series A Preferred Stock and Series B Preferred Stock rank senior to the Series C Preferred Stock. We have an aggregate outstanding of (i) 5,978 shares of our Series A Preferred Stock with an aggregate liquidation preference of $7.9 million, and (ii) 9,802 shares of our Series B Preferred Stock, with an aggregate liquidation preference of $9.8 million, that rank senior to our Series C Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution. Accordingly, we must satisfy our existing obligations to make dividend distributions to the holders of Series A Preferred Stock and Series B Preferred Stock before we make distributions to holders of the Series C Preferred Stock. We were unable to pay dividends on our Series A Preferred Stock for the quarters ending March 31, 2009 through December 31, 2011. The amount of accrued dividends for the quarters ending March 31, 2009 through December 31, 2011 was added to the stated value of the shares of Series A Preferred Stock. In addition, the dividend rate on the additional stated value resulting from unpaid dividends is 10.0% of the stated value. In addition, in the event we liquidate, dissolve or wind up our operations, holders of Series A Preferred Stock and Series B Preferred Stock will be entitled to payment of their liquidation preference before distributions are available to holders of Series C Preferred Stock. As of December 31, 2011, the aggregate liquidation preference on the outstanding Series A Preferred Stock and Series B Preferred Stock was $17.7 million.

Holders of Series C Preferred Stock have extremely limited voting rights.

Except as expressly stated in the certificate of designations governing the Series C Preferred Stock, as a holder of Series C Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action other than as provided in the certificate of designations. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series C Preferred Stock. None of the provisions relating to the Series C Preferred Stock contains any provisions affording the holders of the Series C Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series C Preferred Stock, so long as the terms and rights of the holders of Series C Preferred Stock are not materially and adversely changed. See “Description of the Series C Preferred Stock in the Offering — Voting Rights” on page 56 of this prospectus.

The issuance of future offerings of preferred stock may adversely affect the value of our Series C Preferred Stock.

Our certificate of incorporation, as amended, currently authorizes us to issue up to 10,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. Upon the completion of the offering described in this prospectus, we may sell additional shares of our Series C Preferred Stock on terms that may differ from those described in this prospectus. We may issue additional shares of Series C Preferred Stock and/or other classes of preferred shares that would rank on parity with or senior to the Series C Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. The creation and subsequent issuance of additional classes of preferred shares on parity with or senior to our Series C Preferred Stock, which would require consent of the holders of the Series C Preferred Stock, and would dilute the interests of the holders of Series C Preferred Stock and any issuance of preferred stock that is senior to the Series C Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series C Preferred Stock.

The best efforts, no minimum structure of this offering may yield insufficient gross proceeds to cover our expenses, repay indebtedness, finance our operations, or execute on our business plan.

Our underwriter is offering the Series C Preferred Stock on a “best efforts” basis, and the underwriter is under no obligation to purchase any shares of Series C Preferred Stock for its own account. Our underwriter is not required to sell any specific number or dollar amount of securities in this offering, but will use its best efforts to sell the securities offered in this prospectus. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us.

Therefore, the success of this offering will impact, in large part, our ability to cover expenses, finance operations and repay existing indebtedness over the next 12 months. The underwriter is marketing this offering on a “best efforts,” no minimum basis, meaning that the underwriter will use its best efforts to sell our shares of Series C Preferred Stock in this offering to the public, but does not have any obligation to purchase our Series C Preferred Stock and does not ensure that a particular number of shares, if any, will be sold in this offering. If no shares are sold in this offering, or if we sell only a minimum number of shares yielding insufficient gross proceeds, we may be unable to cover our expenses (including the expenses incurred in connection with this offering), repay indebtedness (including indebtedness due on the closing of this offering), fund operations, or execute on our business plan. This would result in a material adverse effect on our business, prospects, financial condition, and results of operations.

You may be required to use other sources of funds to pay income taxes in respect of dividends received, or deemed to be received, on the Series C Preferred Stock in certain circumstances.

If we are required to pay dividends on the Series C Preferred Stock in shares of our common stock or additional shares of Series C Preferred Stock and this stock is not marketable at such time, you will be required to satisfy your income tax liability with respect to such dividends from other sources.

For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page 68 of this prospectus.

Holders of the Series C Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series C Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series C Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series C Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series C Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series C Preferred Stock might decline.

For additional Information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page 68 of this prospectus.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Series C Preferred Stock.

If we are a U.S. real property holding corporation, which we believe we currently are, at any time within the five-year period preceding a disposition of Series C Preferred Stock by a non-U.S. holder or the holder’s holding period of the stock disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. However, so long as our Series C Preferred Stock is regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series C Preferred Stock if it holds and has held (during the shorter of the five-year period immediately preceding the date of disposition or the holder’s holding period) not more than 5% of the total outstanding shares of our Series C Preferred Stock.

For additional Information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page 68 of this prospectus.

Our Series C Preferred Stock is not generally convertible and purchasers may not realize a corresponding upside if the price of our common stock increases.

Our Series C Preferred Stock is not generally convertible into our common stock and earns dividends at a fixed rate. See the section of this prospectus entitled “Description of Series C Preferred Stock — Redemption” for a summary of when the Series C Preferred Stock is convertible into shares of our common stock. Accordingly, the market value of our Series C Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, our Series C Preferred Stock. Moreover, our right to redeem the Series C Preferred Stock on or after         , 2015 or in the event of a change in control could impose a ceiling on its value.

There is no public market for the warrants being sold in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or for quotation on any public market. Without an active market, the liquidity of the warrants will be limited.

Investors may incur immediate dilution and may experience further dilution.

You may incur immediate dilution as a result of this offering. The offering price of our common stock will be higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you may incur if you purchase shares of our Series C Preferred Stock and obtain warrants for the purchase of our common stock in this offering.

Our charter documents and Delaware law may inhibit a takeover.

In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Series C Preferred Stock and our common stock. Our Certificate of Incorporation, Bylaws and certain other agreements contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to, the following:

•	staggered-terms of service for our board of directors;

•	the authorization of the board of directors to issue shares of undesignated preferred stock in one or more series without the specific approval of the stockholders;

•	the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings; and

•

the fact that special meetings of the stockholders may be called only by our Chairman, President , upon the request of a majority of our board of directors, or by the President or Secretary at the request in writing of the holders of not less than 30% of all the shares issued, outstanding and entitled to vote.

All of these provisions could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements and information contained in this prospectus and the documents incorporated by reference herein that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, budgets, projected costs, capital expenditures, savings and plans, competition, future inventories, projects and programs, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our activities, market conditions in the renewable energy and water management industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based upon current beliefs and expectations of management and are subject to numerous assumptions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus and the documents we have incorporated by reference herein.

Because forward-looking statements are subject to risks and uncertainties, our actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this prospectus. Other unknown or unpredictable factors may cause our actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

At our offering price of $100 per share of our Series C Preferred stock, we estimate the net proceeds to us from the sale of 125,000 shares of Series C Preferred Stock that we are selling in this offering will be approximately $11.7 million, after deducting the underwriting commissions and estimated offering expenses payable by us. If the underwriter’s option to purchase additional shares is exercised in full, we estimate that we will receive total gross proceeds of approximately $14.4 million. A $10.00 increase or decrease in the assumed public offering price of $100 per share would increase or decrease, respectively, the net proceeds to us by approximately $1.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions.

We will receive proceeds of $2.00 for each warrant that is exercised. In the event that all of the warrants are exercised by the holders thereof, we will receive proceeds of approximately $2.9 million. The warrants might never be exercised and there is no guarantee that we will receive some or all of these proceeds. We will use the proceeds from the exercise of the warrants, if any, for the same purposes and priority as for the use of proceeds from the offering of the Series C Preferred Stock. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Of the net proceeds from this offering, we expect to use approximately:

	Midpoint (1)	Low Range(2)	High Range(3)	% of Proceeds
SWD Well Acquisitions/Development	$5,100,000	$3,800,000	$5,800,000	43.3%
New Product R&D	$400,000	$300,000	$400,000	3.3%
Acquisition of Rolling Stock / Rental Equipment	$1,600,000	$1,200,000	$1,800,000	13.3%
Repayment of Indebtedness	$3,100,000	$2,300,000	$3,600,000	26.7%
Working Capital	$300,000	$300,000	$400,000	3.3%
General Corporate Purposes	$1,200,000	$900,000	$1,400,000	10.0%

Total:	$11,700,000	$8,800,000	$13,400,000

(1)	Midpoint range assumes that we sell all 125,000 shares of Series C Preferred Stock, but excludes shares sold pursuant to the over-allotment option.
(2)	Low range assumes approximately 75% of the shares of Series C Preferred Stock are sold in the offering, and excludes shares sold pursuant to the over-allotment option.
(3)	High range assumes all shares of Series C Preferred Stock are sold in the offering, including all shares granted pursuant to the over-allotment option.

The amounts actually spent for these purposes may vary significantly and will depend on a number of factors, including our operating costs and other factors described under “Risk Factors.”

Should the net proceeds obtained from this offering be substantially lower than the maximum possible, we will apply any net proceeds actually obtained to the activities in the ratio listed above. Accordingly, management will retain broad discretion as to the allocation of the net proceeds of this offering. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. We cannot predict whether the proceeds invested in such short-term securities will yield a favorable return.

DETERMINATION OF OFFERING PRICE

The anticipated purchase price of $100 per share of Series C Preferred Stock and issuance of warrants offered in this offering was determined by our board of directors, in consultation with our underwriter, C. K. Cooper & Company. We did not seek or obtain an opinion of a financial advisor in establishing the purchase price. The purchase price will not necessarily be related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our Series C Preferred Stock to be offered in this offering. You should not assume or expect that, after this offering, our shares of Series C Preferred Stock, common stock, or warrants will trade at or above the purchase price in any given time period.

The market price of our Series C Preferred Stock and common stock may decline during or after this offering, and you may not be able to sell the shares of our Series C Preferred Stock or the shares common stock obtained following exercise of the warrants at a price equal to or greater than the purchase price. You should obtain a current quote for our common stock before exercising your warrants and for our Series C Preferred Stock, once listed, and make your assessment of our business and financial condition, our prospects for the future and the terms of this offering.

DILUTION

Our net tangible book value as of September 30, 2011 was approximately $5.7 million, or $0.22 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets(1) less total liabilities by the number of shares of our common stock outstanding. Assuming the conversion of our Series C preferred stock to common stock and exercise of the warrants issued in the offering, our net tangible book value per share of common stock would be approximately $0.14.

After giving effect to the sale of 143,750 shares of Series C Preferred Stock at the assumed offering price of $100 per share, the issuance of 1,437,500 warrants to purchase 1,437,500 shares of common stock and after deducting the underwriting commissions and estimated offering expenses payable by us, our as-adjusted net tangible book value of our common stock as of September 30, 2011 would have been approximately $22.0 million, or $0.52 per share of common stock (assuming conversion(1) of our Series C Preferred Stock and exercise of the warrants). This represents an immediate increase in the net tangible book value of $0.30 per share to existing stockholders and an immediate dilution of $0.46 per share to new investors participating in this offering.

The following table illustrates this per share dilution to new investors assuming conversion(1) of our Series C Preferred Stock and exercise of the warrants into common stock and completion of the offering:

Public offering price per share (assumed)	$100
Net tangible book value per share as of September 30, 2011	$0.22
Increase in net tangible book value per share attributable to this offering	0.30

As adjusted net tangible book value per share after this offering	0.52

Dilution per share to new investors in this offering	$0.46

(1)	Assuming maximum number of shares of common stock issuable upon conversion of the shares of Series C Preferred Stock upon certain conditions in a change of control using consideration of $0.98 per share of common stock (the closing price per share of our common stock on January 11, 2012).

A $10.00 increase or decrease in the assumed offering price of $100 per share of our Series C Preferred Stock would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all stockholders, by approximately $1.4 million, assuming that the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting commissions.

CAPITALIZATION

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

The following table sets forth our capitalization as of September 30, 2011 on:

•	a historical basis; and

•

an as-adjusted basis to give further effect to the sale of 143,750 shares of our Series C Preferred Stock in this offering at an offering price of $100 per share, after deducting estimated underwriting commissions and estimated offering costs payable by us.

The information in the table below excludes, as of September 30, 2011, 1,437,500 shares of our common stock issuable upon exercise of the warrants issued pursuant to this offering, or conversion of any shares of Series C Preferred Stock or issuance of common stock in lieu of cash dividends payable on the Series C Preferred Stock.

As of September 30, 2011

(Unaudited)

	As-Adjusted (1)	GreenHunter Energy, Inc. Historical
Cash and cash equivalents	$13,455,617	$14,992

Long Term Debt (including current portion):
Notes Payable	$2,937,966	$2,937,966
Notes Payable to Related Party	922,157	922,157
Redeemable Debentures	5,280,132	5,280,132

Total debt	$9,140,255	$9,140,255

Shareholders’ Equity:
Series A 8% convertible preferred stock, $.001 par value, $1,327 stated value, 5,978 issued and outstanding, and liquidation preference of $7,934,055 at September 30, 2011	$7,934,055	$7,934,055
Series B convertible preferred stock, $.001 par value, $1,000 stated value, 9,802 issued and outstanding and liquidation preference of $9,802,000 at September 30, 2011	9,802,000	9,802,000
Series C preferred stock, $.001 par value, $100 stated value, 143,750 issued and outstanding and liquidation preference of $100 at September 30, 2011 (1)	13,440,625	—
Common stock, $.001par value, 90,000,000 authorized shares, 25,458,286 issued and 25,924,004 outstanding	25,458	25,458

Additional paid-in capital	93,038,412	93,972,787
Accumulated deficit prior to re-entering development stage	(126,670,716)	(126,670,716)
Retained earnings during development stage	22,824,688	22,824,688
Treasury stock, at cost, 22,412 shares	(336,285)	(336,285)
Unearned common stock in KSOP, at cost, 15,200 shares	(225,913)	(225,913)

Total stockholders’ equity	20,766,699	7,326,074

Total capitalization	$29,906,954	$16,466,329

(1)	The as-adjusted capitalization contemplates $14,375,000 in Series C Preferred Stock outstanding, and the incurrence of $934,375 in transaction costs. The as-adjusted amounts above exclude the common stock issuable upon exercise of the warrants that may be issued as part of this offering.

The number of shares of common stock outstanding used for existing stockholders is based on 25,924,004 shares of our common stock outstanding as of September 30, 2011 and excludes: (i) 6,776,500 shares of common stock issuable upon exercise of stock options outstanding and having a weighted-average exercise price of approximately $6.77 per share; (ii) 12,158,508 shares of common stock issuable upon the conversion and exercise of the outstanding Series A and B Preferred Stock, debentures and warrants; and (iii) 1,437,500 shares of common stock issuable upon the exercise of the warrants issued as part of this offering.

A $10.00 increase or decrease in the assumed public offering price of $100 per share of Series C Preferred Stock would increase or decrease, respectively, each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting commissions.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the operation, growth and development of our business. In addition, we are currently prohibited from declaring dividends on our common stock before we pay accrued dividends on our Series A Preferred Stock and Series B Preferred Stock. Therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and tax-adjusted preferred stock dividends were as follows for the periods indicated in the table below. See Exhibit 12 attached to or referenced in the registration statement of which this prospectus forms a part for explanation of the calculations and key terms.

			Years Ended December 31,
	As-Adjusted For the Nine Months Ended September 30, 2011 (2)	For the Nine Months Ended September 30, 2011	2010	2009	2008
Fixed Charges:
Interest Charges	$566,345	$566,345	$682,792	$768,932	$241,496
Series A Convertible Preferred Dividends	510,645	510,645	655,841	775,782	1,382,780
Series B Perpetual Preferred Dividends	—	—	—	—	14,805,439
Series C Preferred Dividends	1,078,125	—	—	—	—

Total Fixed Charges	$2,155,115	$1,076,990	$1,338,633	$1,544,714	$16,429,715

Loss Before Taxes and Non-controlling Interest	$(3,644,362)	$(3,644,362)	$(3,484,565)	$(7,052,286)	$(21,082,591)
Fixed Charges (Calculated Above)	2,155,115	1,076,990	1,338,633	1,544,714	16,429,715
Capitalized interest	—	—	(626,286)	—	—

Earnings	$(1,489,247)	$(2,567,372)	$(2,772,218)	$(5,507,572)	$(4,652,876)

Ratio of Earnings to Fixed Charges with Preferred Dividend (1)	— (7)	— (6)	— (5)	— (4)	— (3)

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.
(2)	The as-adjusted ratio has been prepared assuming $14,375,000 million of Series C Preferred Stock outstanding (assuming all shares are sold and the over-allotment option is exercised in full).
(3)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2008 by $21,082,591.
(4)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2009 by $7,052,286.
(5)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $4,110,851.
(6)	Earnings were inadequate to cover fixed charges for the nine months ended September 30, 2011 by $3,644,362.
(7)	As-adjusted earnings were inadequate to cover fixed charges for the nine months ended September 30, 2011 by $3,644,362.

SELECTED FINANCIAL DATA

The income statement and statement of cash flows data for the years ended December 31, 2009 and 2010, and the balance sheet data as of December 31, 2010 and 2009 have been derived from our audited financial statements included elsewhere in this prospectus. The income statement and statement of cash flows data for the year ended December 31, 2008 and the balance sheet data as of December 31, 2008 have been derived from our audited financial statements.

The income and cash flows statements for the nine months ended September 30, 2011, and the balance sheet data as of September 30, 2011, have been derived from our unaudited financial statements included elsewhere in this prospectus. This unaudited interim financial information has been prepared on the same basis as our audited annual financial statements and, in our opinion, reflects all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position as of September 30, 2011 and operating results for the period ended September 30, 2011. The historical results are not necessarily indicative of the results to be expected for any future periods and the results for the nine months ended September 30, 2011 should not be considered indicative of results expected for the fiscal year 2011. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 30 of this prospectus and our financial statements and the notes included elsewhere in this prospectus.

			Years Ended December 31,
	As-Adjusted For the Nine Months Ended September 30, 2011 (1)	For the Nine Months Ended September 30, 2011	2010	2009	2008
Income Statement Data
Revenues	$229,800	$229,800	$—	$—	$—
Net income (loss) to common stockholders	(5,233,132)	(4,155,007)	19,981,755	(16,194,212)	(82,403,990)
Earnings (loss) per share, basic and diluted	(0.22)	(0.17)	0.89	(0.75)	(4.08)
Cash dividends declared per common share	—	—	—	—	—

Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities	$(1,740,106)	$(1,740,106)	$(5,980,728)	$332,827	$(29,099,314)
Investing activities	(8,853)	(8,853)	(1,222,169)	10,611,298	(57,318,090)
Financing activities	13,944,980	1,582,480	469,987	(4,706,380)	68,343,646

Balance Sheet Data
Property and equipment, net (2)	$21,103,521	$21,103,521	$21,250,531	$19,498,763	$20,061,589
Total assets (3)	36,408,143	22,967,518	23,418,012	68,818,279	93,738,970
Total debt (4)	9,140,255	9,140,255	9,102,756	8,414,325	7,110,031

Stockholders’ equity (deficit)	19,688,574	7,326,074	7,545,043	(14,772,070)	(294,100)

(1)	The as-adjusted amounts have been prepared assuming $14,375,000 million of Series C Preferred Stock outstanding (assuming all shares are sold and the over-allotment option is exercised in full, net of anticipated commissions of $934,375).
(2)	Reflects reclassification of $36.5 million and $43.0 million to discontinued operations as of December 31, 2009 and 2008, respectively.

(3)	Includes assets held for sale of $40.1 million and $61.5 million as of December 31, 2009 and 2008, respectively.
(4)	Reflects reclassification of $20.0 million and $63.1 million to discontinued operations as of December 31, 2009 and 2008, respectively.

A $10.00 increase or decrease in the assumed public offering price of $100 per share of Series C Preferred Stock would increase or decrease, respectively, the total assets and stockholders’ equity line items in the balance sheet data above by approximately $1.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting and commissions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our financial condition and results of operations. The discussion contains forward-looking statements that involve risks and uncertainties (see “Special Note Regarding Forward-Looking Statements” above). Actual events or results may differ materially from those indicated in such forward-looking statements. The discussion should be read in conjunction with the financial statements and accompanying notes included herewith. The discussion should not be construed to imply that the results contained herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment by our management. The discussion contains forward-looking statements that involve risks and uncertainties (see “Special Note Regarding Forward-Looking Statements” above). Actual events or results may differ materially from those indicated in such forward-looking statements.

Overview

Prior to April 13, 2007, we were a startup company in the development stage and we have reentered the development stage effective July 1, 2010. Our plan is to acquire and operate assets in the renewable energy sectors of biomass, biofuels, geothermal, solar, wind, and water management. We currently have ongoing business initiatives at GreenHunter in biomass through GreenHunter Mesquite Lake, LLC, which we refer to as Mesquite Lake. It is our goal to become a leading provider of clean energy products and water management solutions.

We believe that our ability to successfully compete in the renewable energy and clean water industries depends on many factors, including the location and low cost construction of our planned facilities, execution of our acquisition strategy, development of strategic relationships, achievement of our anticipated low cost production model, access to adequate debt and equity capital, proper and meaningful governmental support including tax incentives and credit enhancements, and recruitment and retention of experienced management.

Current Plan of Operations and Ability to Operate as a Going Concern

Our financial position has been adversely affected by our lack of working capital and the overall deterioration across all capital markets, particularly those for renewable energy companies. The lack of consistent and meaningful governmental support with tax incentives and other credit enhancements has had a serious detrimental effect on our previously planned business operations.

As of September 30, 2011, we had a working capital deficit of $12.6 million which includes $4.3 million related to earlier construction activities at our Mesquite Lake Biomass Plant.

We have continued to experience losses from ongoing operations. These factors raise doubt about our ability to continue as a going concern. We have begun to generate revenue from our water management activities. We have received a number of capital advances from our Chairman and Chief Executive Officer in exchange for promissory notes that have been consolidated and extended to December 31, 2011. On August 15, 2011, the letter of guarantee from the Chairman and Chief Executive Officer of the Company was increased for up to $2.0 million of credit support if needed to fund future operations. The total amount loaned against this letter of guarantee is approximately $922 thousand resulting in a remaining guarantee of $1.1 million as of September 30, 2011.

Execution of our business plan for the next twelve months requires the ability to generate cash to satisfy planned operating requirements. We expect to receive $500 thousand in proceeds from the sale of our Ocotillo wind energy project after certain conditions are met which is estimated to be during the first quarter of 2012. Along with the revenue generated from our water management activities and letter of guarantee and credit support, we anticipate having sufficient cash reserves to meet all of our anticipated operating obligations for the next twelve months. Planned capital expenditures are wholly dependent on the Company’s ability to secure additional capital. As a result, we are in the process of seeking additional capital through a number of different alternatives, and particularly with respect to procuring working capital sufficient for the development of our water management projects in order that we have a business segment that can generate positive cash flow to sustain operations. We continue to pursue numerous opportunities in the water resource management business as it relates to the oil and gas industry.

Water Resource Management

Recent improvements in drilling and completion technologies have unlocked large reserves of hydrocarbons in multiple unconventional resources plays in North America. These new drilling methods often involve a procedure called hydraulic fracturing or hydrofracking. This process involves the injection of large amounts of water, sand and chemicals under high pressures into rock formations to stimulate production. Unconventional wells can require three to twelve million gallons of water to complete a hydrofracking procedure. Some portion of the water used in production process will return to the surface as a by-product or waste stream; this water is commonly referred to by operators in the oil and gas industry as frack-flowback. In addition to frack-flowback, oil and natural gas wells also generate produced salt water or brine which is water from underground formations that is brought to the surface during the normal course of oil or gas production. Because the water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. The physical and chemical properties of produced water vary considerably depending on the geographic location of the field, the geologic formation, and the type of hydrocarbon product being produced. Produced water properties and volume also vary through the lifetime of a reservoir.

Produced water is the largest volume by-product or waste stream associated with oil and gas exploration and production. Although the details on generation and management of produced water are not well understood on a national scale, the U.S. Department of Energy’s National Energy Technology Laboratory (NETL) estimates that the total volume of produced water generated by U.S. onshore and offshore oil and gas production activities in 2007 was nearly 21 billion barrels or 882 billion gallons (1 barrel equals 42 U.S. gallons).

While produced water (also known as oil field brine or brine due to its high salinity content) can be reused if certain water quality conditions are met, approximately 95 percent of U.S. onshore produced water generated by the oil and gas industry is disposed of by using high-pressure pumps to inject the water into under-ground geologic formations or is discharged under National Pollutant Discharge Elimination System (NPDES) permits. The remaining 5 percent is managed through beneficial reuse or disposed through other methods including evaporation, percolation pits, and publicly owned treatment works.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing are expected to result in increased costs and additional operating restrictions for oil and gas explorers and producers. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens for oil and natural gas operators. Several states are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in the unconventional shale resource formations and increase costs of compliance and doing business for oil and natural gas operators.

Management, which has a significant and broad background in the oil and gas industry, has identified water reuse and water management opportunities in the energy industry as a new growth opportunity and is exploring various ways to reposition the Company to serve this growing segment through joint ventures, targeted acquisitions, development and deployment of water resource management technologies, and services including underground injection for disposal, evaporation, pre-treatment of water for underground injection for increasing oil recovery, offsite commercial disposal, onsite remediation and beneficial reuse.

We have filed an application with the United States Patent and Trademark Office to register the term “Total Water Management Solutions” as a proprietary trademark for use in our customer-facing marketing materials. Within our water management business our branded water services and products include Frac-Cycle™ and RAMCAT™. Frac-Cycle is a technology-agnostic water treatment system for oilfield water recycling and reuse that is customized to meet the unique recycling characteristics of frack-flowback and produced water. Our Frac-Cycle systems are designed to return either clean brine or fresh water that can be used again for a subsequent hydraulic fracturing procedure. RAMCAT (Remote Access Monitor Compliance Asset Tracking) is a well head management system and compliance tool that uses a combination of proprietary software, advanced hardware and communications technology to provide a method for remote well-head management. Both Frac-Cycle and RAMCAT are available for immediate deployment in the Marcellus Shale in Appalachia and the Eagle Ford Shale in South Texas and we have prospective customers either using or evaluating these services and systems.

We recently entered into a definitive agreement to acquire approximately 5 surface acres, including the existing well, located in West Virginia where we will develop a commercial water service facility. The acquisition includes an existing well that has been approved for commercial water disposal. The acquisition will close in two phases where the first closing occurred on December 15, 2011 and the second closing will be upon the well commencing commercial operations. We will pay total approximately $375,000, which will consist of approximately $187,500 in cash plus an additional approximately $94 thousand in unregistered shares of our common stock and approximately $94 thousand in unregistered shares of our Series C Preferred Stock.

Planned use for the West Virginia location includes treatment facilities for oilfield produced water, frac water and drilling mud, salt water disposal wells and heavy equipment and frac tank lay-down yards. The property being acquired through this transaction is strategically located in the heart of the drilling activity within the Appalachian resource plays of the Marcellus Shale and the new Utica Shale, as well as being strategically located nearby existing highway infrastructure where water hauling trucks are prevalent.

We have identified additional locations for water service and disposal facilities in the Appalachia and South Texas regions and are in various stages of negotiations with the owners of these properties for purchase or lease.

On August 31, 2011, we secured an order to deploy a next-generation above ground temporary water storage system in the Marcellus Shale of the Appalachian Basin. In addition we entered into a definitive agreement to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale. The process includes the removal of chemicals and impurities in a sufficient amount for reuse in new wells scheduled for fracture stimulation.

On October 28, 2011, we secured a significant order to provide equipment rental and services which include thirty new frac storage tanks to an independent oil and gas company focused on Eagle Ford Shale drilling and development operations. The initial one year contract includes rental and management of multiple sized fluid tanks, including 500 BBL water storage tanks, manifolds and other services.

BioMass

In May 2007, we acquired Mesquite Lake, an inactive 18.5 megawatt (nameplate capacity) biomass waste-to-energy electricity facility located on a 40-acre site in unincorporated Imperial County, California. We began refurbishing the plant during 2008. During 2008, we found that the existing air permit for the plant was not sufficient to support our planned operations, and we put this project on hold during the fourth quarter of 2008 while we went through the re-permitting process. We executed a new power purchase agreement for this facility in October 2009 and we obtained the air permit in July 2010. We plan to resume construction on the facility, including an expansion of up to 10 Megawatts (“MW”), sometime during the first half of 2012, assuming additional sources of funding are obtained.

Phase I of the project is anticipated to be operational by the end of 2012. When Phase II of the project is completed and in operation, which is anticipated by the second half of 2013, the Mesquite Lake biomass facility will burn annually more than 280,000 tons of waste woody biomass which will be converted into green electricity to serve residential and industrial users.

Mesquite Lake is located in a region that the U.S. Bureau of Labor Statistics registers as having the highest unemployment rate in the United States of 27.3 percent, and the Imperial Valley Economic Development Corporation estimates that approximately 642 jobs will be directly or indirectly created as a result of the project development.

Wind Energy

Until April 2007, our primary business was the investment in and development of wind energy farms. We continue to own rights to a potential wind energy farm located in southern California. The significant decrease in natural gas prices over the past several years has caused a similar decline in wholesale electric prices which has caused our ability to develop new wind projects to be commercially uneconomical.

Solar Energy

According to the National Renewable Energy Laboratory (NREL), average annual irradiance per square meter in the Imperial County is 6.23 kilowatt hours per day. Our Mesquite Lake biomass facility is located on a 40-acre parcel of which 30 acres could be utilized for the biomass operation leaving 10 to 15 acres for the development of additional renewable energy projects. During the first quarter of 2010, we formed a new subsidiary to explore the development of a solar energy farm on our Mesquite Lake project site and completed a generator interconnection request with the Imperial Irrigation District (IID). On March 16, 2010 we were notified that IID had preserved an interconnection queue position for our solar project. Subject to regulatory and permitting approvals, we believe there are unique economic and operational advantages to building a solar farm on this site, the most significant being the ability to share existing interconnection infrastructure with the biomass facility.

Results of Operations

Three Months Ended September 30, 2011 Compared to Three Months Ended September 30, 2010:

Total Revenues

Our total revenue for the 2011 three month period was approximately $230 thousand versus $0 during the similar 2010 period. The increase is due to storage and other revenue generated through our water management segment.

Operating Costs

Our operating costs were $207 thousand for the three months ended September 30, 2011 and $0 for the three months ended September 30, 2010. The increase is due to operating costs incurred by our water management segment.

Selling, General and Administrative Expense

Selling, general and administrative expense (“SG&A”) was approximately $662 thousand and $1.6 million during the three months ended September 30, 2011 and 2010, respectively.

Unallocated corporate SG&A decreased approximately $557 thousand between the two periods, from $1.2 million to $646 thousand. The decrease is due to decreased legal fees in the third quarter of 2011 as well as decreased share based payment costs resulting from time based options vesting between the periods.

BioMass SG&A was a credit of approximately $6 thousand during the 2011 period resulting from a refund received versus expense of approximately $387 thousand during the 2010 period. The decrease is due to higher legal fees and other consulting fees incurred during the 2010 period.

Operating Income/Loss

Our operating loss was $686 thousand in the 2011 period versus $1.6 million in the 2010 period. The decrease in the operating loss is due to operating income generated by our water management segment as well as the decrease in unallocated corporate and our BioMass segment SG&A described above.

Our water management segment generated operating income of $5 thousand and $0 for the three months ended September 30, 2011 and 2010, respectively. The operating income in the 2011 period resulted from storage rental services provided.

Our BioMass segment generated operating income of approximately $6 thousand and operating loss of $387 thousand during the three months ended September 30, 2011 and 2010, respectively. The decrease in operating loss is due to the decrease in SG&A costs incurred by the BioMass segment as described above.

Our unallocated corporate operating loss was $694 thousand for the 2011 period compared to operating loss of $1.2 million during the 2010 period. The decrease in loss resulted from decreased SG&A expenses described above.

Other Income and Expense

Other expense was $180 thousand in the 2011 period compared to other income of $563 thousand for the 2010 period. The decrease in other income is due to the settlement of trade payables at less than full value in the 2010 period versus none in the 2011 period, net of unrealized gain on convertible securities of $13 thousand in 2011 versus none in 2010.

Preferred Stock Dividends

Dividends on our preferred stock were $160 thousand in the 2011 period versus $164 thousand in the 2010 period. The decrease in preferred dividends is the result of accrued dividends converted into stated value on September 30, 2010 and March 31, 2011, net of $1.8 million of preferred converted to units in June 2011.

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010:

Total Revenues

Our total revenue for the nine month 2011 period was approximately $230 thousand versus $0 during the similar 2010 period. The increase is due to storage revenue generated through our water management segment.

Operating Costs

Our operating costs were $207 thousand for the nine months ended September 30, 2011 and $0 for the nine months ended September 30, 2010. The increase is due to operating costs incurred by our water management segment.

Loss on Impairments

Loss on impairments was $0 and $161 thousand during the nine months ended September 30, 2011 and 2010, respectively. The impairment recognized in the 2010 period resulted from the write off of assets on inactive projects.

Selling, General and Administrative Expense

Selling, general and administrative expense (“SG&A”) was approximately $2.8 million and $3.4 million during the nine months ended September 30, 2011 and 2010, respectively, which included $345 thousand and $1.2 million, respectively, of non-cash stock compensation expense included in unallocated corporate SG&A as described below.

Unallocated corporate SG&A decreased approximately $845 thousand between the two periods, from $3.3 million down to $2.5 million. The decrease is due mainly to decreased share based compensation resulting from the vesting of options between periods.

BioMass SG&A was approximately $274 thousand during the 2011 period versus approximately $34 thousand during the 2010 period. The increase is due to $588 thousand of cancelled consultant fees related to a consulting agreement canceled during the nine months ended September 30, 2010, net of decreased in legal fees incurred in the 2011 period.

Wind Energy SG&A decreased approximately $14 thousand, down to $1 thousand for the nine months ended September 30, 2011, resulting from the Company not pursuing any new wind projects during the period.

Operating Loss

Our operating loss was $2.9 million and $3.7 million for the nine months ended September 30, 2011 and 2010, respectively. The decrease in operating loss is caused by the decrease in SG&A expenses incurred by unallocated corporate and decreased loss on impairments described above partially offset by the operating income generated from out Water Management segment and increased SG&A expenses incurred by our BioMass segment.

Our operating loss generated by our Wind Energy segment decreased by $176 thousand, down to $5 thousand from $180 thousand during 2010 due to decreased impairment charges taken to wind projects.

Our BioMass segment generated operating losses of $274 thousand during 2011 and $34 thousand during 2010. The increase in loss is due to the increase in SG&A expense as described above.

Our Water Management segment generated operating income of $5 thousand and $0 during the nine months ended September 30, 2011 and 2010, respectively. The operating income in the 2011 period resulted from storage rental services provided.

Our unallocated corporate operating loss was $2.6 million for the 2011 period, compared to operating loss of $3.5 million during the 2010 period. The decrease in loss resulted from decreased SG&A expenses described above.

Other Income and Expense

Other expense was $747 thousand in the 2011 period compared to other income of $2.4 million for the 2010 period. The decrease in other income is due to the settlement of trade payables at less than full value in the 2010 period versus none in the 2011 period.

Preferred Stock Dividends

Dividends on our preferred stock were $511 thousand in the 2011 period versus $484 thousand in the 2010 period. The increase is the result of accrued dividends converted into additional stated value which accrues dividends at 10%, net of a decrease in dividends resulting from the conversion of $1.8 million of preferred to units during June 2011.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009:

Wind Energy Project Costs

We recorded a credit of $11 thousand in project costs associated with our wind energy projects in 2010 compared to expense of $67 thousand expense in 2009. The decrease is the result of decreased wind project activity in the 2010 period.

Biomass Project Costs

We incurred no project costs associated with our biomass projects in 2010 compared to $38 thousand in the 2009 period. The decrease is the result of capitalizing all biomass project costs beginning in 2010.

Hurricane repairs and losses

In 2010, we recorded no hurricane repairs and losses compared to a credit of $449 thousand in 2009. The credit in 2009 was due to insurance proceeds received for equipment damaged by Hurricane Ike during September of 2008.

Depreciation Expense

Depreciation expense was $190 thousand in 2010 compared to $229 thousand in 2009. The decrease was due to the impairment of the wind energy project assets booked in December 2009, which decreased the depreciable assets.

Loss on Asset Impairments

Our loss on asset impairment was $161 thousand during the 2010 period, compared to $1.9 million during the prior year period. For the 2010 period, the impairment was the result of the expiration of Wind projects. In 2009, an impairment of $1.5 million was related to a lease option which expired during April 2009, $170 thousand was related to a decline in the value of equipment, and $218 thousand impairment was related to expired wind project leases.

Selling, General and Administrative Expense

Selling, general and administrative expense was $5.1 million during the 2010 period versus $6.6 million during the 2009 period, a decrease of $1.5 million.

Unallocated corporate SG&A decreased approximately $369 thousand between the two periods, decreasing from $4.8 million down to $4.5 million. The decrease is due to decreases in corporate salaries expense and business insurance.

BioMass SG&A decreased approximately $543 thousand between the two periods, decreasing from $1.1 million down to $597 thousand. The decrease is mainly due to $686 thousand of cancelled consulting fees related to a consulting agreement and decreased insurance and state and local taxes in 2010 of $109 thousand partially offset by increased consulting and legal fees to obtain government grants for the Mesquite Lake biomass plant.

Wind Energy SG&A decreased approximately $622 thousand, down to $17 thousand from $639 thousand resulting from decreased personnel and office related costs compared to 2009.

Operating Loss

Our operating loss was $5.4 million in the 2010 period versus $8.4 million in the 2009 period. The reduction was due to impairment charges recorded in 2009 as well as lower G&A expenses in 2010 and expiration of wind projects in 2009.

Our Wind Energy segment generated an operating loss of $167 thousand during 2010 as compared to an operating loss of $970 thousand during 2009 due to decreased project related costs as a result of fewer active projects in 2010.

Our BioMass segment generated operating losses of $597 thousand during 2010 and $1.2 million during 2009; the decrease was primarily due to decreased SG&A costs during the 2010 period.

Our unallocated corporate operating loss was $4.7 million for the 2010 period, compared to an operating loss of $6.2 million for the 2009 period. The decrease was primarily due to decreases in our office related costs, travel and marketing, professional fees, and taxes and permits, all as a result of management’s efforts to reduce operating costs and a decrease in asset impairments.

Interest and Other Revenues

Interest and other revenues were $3.0 million during the 2010 period and $2.1 million during the 2009 period. The increase of $900 thousand was primarily due to an increase in forgiveness of indebtedness on trade payables during the 2010 period and $250 thousand in contingent consideration received in September of 2010 resulting from the sale of Ocotillo Wind project in June of 2009.

Interest, Accretion and Other Expense

Interest, accretion and other expense decreased from $769 thousand during the 2009 period to $57 thousand during the 2010 period. The decrease is mainly due to reduced expense incurred on the Series A debentures and capitalized interest on our Mesquite Lake project of $626 thousand.

Unrealized loss on convertible securities

Unrealized loss on convertible securities was $1.0 million in the 2010 period, which related to the change in fair value of our outstanding warrants, convertible Series A Preferred Stock, and convertible Series B Preferred Stock.

Discontinued Operations

In 2010 we recorded a gain of $33.1 million on the sale of discontinued operations resulting from our transfer of 100% of our interests in GreenHunter BioFuels, Inc. as satisfaction of our obligation on the Series A Debentures. For the 2009 year, we recorded a loss of $563 thousand from the sale of discontinued operations resulting from the abandonment of our Haining City wind farm interests, and the discontinuance of the Wheatland Wind Project net of the sale of our Telogia plant which was sold during the first quarter of 2009.

Preferred Stock Dividends

Dividends on our preferred stock were $656 thousand for 2010 versus $776 thousand in the 2009 period. The decrease was the result of the conversion of 5,750 shares of Series A Preferred Stock into 1,150,000 shares of common stock between March and September of 2009.

Net Income (Loss) to Common Shareholders

We realized net income of $20.0 million in 2010 compared to a net loss of $16.2 million in the 2009 period. The increase in net income to common shareholders resulted from the gain on discontinued operations from disposition of the BioFuels plant in Houston partially offset by the loss from continuing operations of $3.5 million and the loss from discontinued operations of $8.9 million during the 2010 period.

Liquidity and Capital Resources

Cash Flow and Working Capital — Nine Months Ended September 30, 2011

As of September 30, 2011, we had cash and cash equivalents of approximately $15 thousand and a working capital deficit of $12.6 million as compared to cash and cash equivalents of $360 thousand and working capital deficit of $52.4 million as of September 30, 2010. Our working capital deficit at September 30, 2010 included $44.1 million of liabilities associated with assets held in receivership from the BioFuels entity that was subsequently disposed.

Operating Activities

During the nine months ended September 30, 2011, operating activities used $1.7 million versus $6.3 million by operating activities during the nine months ended September 30, 2010. We continue to have insufficient operating sources of income with which to pay our operating costs. As a consequence, we are required to use cash provided by financing or investing activities to fund a significant portion of our operating activities.

Financing Activities

During the nine months ended September 30, 2011, our financing activities provided $1.6 million compared to $287 thousand for the nine months ended September 30, 2010. The cash provided during the 2011 period resulted from proceeds of $1.0 million from the issuance of common stock and warrants under our private placement offering and proceeds from borrowing on notes payable of $702 thousand, $670 thousand of which was from the Chairman and CEO. We made payments on notes payable of $157 thousand during the nine months ended September 30, 2011. In the 2010 period, the cash provided by financing activities was made up of borrowing on notes payable of $666 thousand, net of repayment on notes payable of $198 thousand and payment of deferred financing costs of $181 thousand.

Cash Flow and Working Capital — Year Ended December 31, 2010

As of December 31, 2010, we had cash and cash equivalents of approximately $181 thousand and a working capital deficit of $7.3 million as compared to cash and cash equivalents of $6.9 million and working capital deficit of $45.4 million in the prior period. These decreases in cash and working capital were due to the activities described below.

Operating Activities

During 2010, operating activities used $6.0 million versus provided $334 thousand during 2009. A significant component of our working capital deficit at December 31, 2010 was $4.2 million related to construction at our Mesquite Lake Biomass Plant. Changes in our cash and working capital during the quarter ended December 31, 2010 are described below.

We continue to have no operating sources of income with which to pay our operating costs. As a consequence, we are required to use cash provided by financing or investing activities to fund a significant portion of our operating activities.

Financing Activities

During the year ended December 31, 2010, financing activities provided $470 thousand. These activities included $1.0 million in borrowing on notes payable, payment of $276 thousand in deferred financing costs related to these debentures, and $275 thousand in repayment of notes payable. Details of these activities are described below:

Notes Payable

During March 2009, we determined we were not in compliance with certain covenants of our non-recourse construction loan and non-recourse working capital line of credit at BioFuels. Accordingly, we classified the entire amounts due under both of these agreements as current liabilities associated with assets held in receivership at September 30, 2010. On December 16, 2009, the Credit Agreement for the non-recourse construction and working capital loans was amended. Pursuant to the terms and conditions of the amendment, the lender agreed to waive any claims of “Events of Default” until March 31, 2010. The agreement was further amended on March 30, 2010 to extend until April 30, 2010. Since we did not close on a sale or other transaction to repay the note by April 30, 2010, on June 3, 2010, BioFuels received a written notice from the lender that BioFuels has been placed into receivership. This credit agreement documented BioFuels’ existing project financing term loan and working capital line of credit with the Lender. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The loan facilities were secured by BioFuels’ existing biodiesel refinery and associated assets located in Houston, Texas and are non-recourse to the parent company.

Nonrecourse 10% Series A Senior Secured Redeemable Debentures

On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The trustee of the trust is Jack C. Myers, Esq. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy.

Note Payable to Related Party

On September 29, 2010 and December 30, 2010, the Company entered into a promissory note with our Chairman and Chief Executive Officer for $600,000 and $260,000, respectively, due on October 31, 2010 and January 1, 2011, respectively, at an interest rate of 10%. The promissory note was offset against related party receivable balance of $93,043. Therefore, the remaining promissory note balance is $766,957. The promissory notes were extended to April 30, 2011.

Investing Activities and Future Requirements — Nine Months Ended September 30, 2011

Capital Expenditures

During the first nine months of 2011, we had capital expenditures of $7 thousand. During the first nine months of 2010, we had cash flows used by investing activities of $505 thousand, which was made up of cash capital expenditures of $1.3 million and expenditures related to the power purchase agreement of $1.2 million, partially offset by a change in restricted cash of $2.0 million.

BioMass

We are seeking financing for a minimum of $24 million and a maximum of $34 million in capital expenditures for the biomass plant during the remainder of 2011 and first part of 2012. The use of proceeds would be to refurbish and fund the expansion costs at the Mesquite Lake biomass facility near El Centro, California.

Water Resource Management

On August 2, 2011, GreenHunter Water, LLC, entered into a definitive agreement to acquire approximately 99 mineral acres and 84 surface acres located in West Virginia where we will develop a commercial water service facility. The acquisition includes an existing well that has been approved for commercial water disposal. The acquisition will close in two phases where the first closing is anticipated on November 30, 2011 and the second closing will be upon the well commencing commercial operations. Total consideration to be paid consists of $750 thousand in cash and preferred stock to be valued at $300 thousand.

Planned use for the West Virginia location includes treatment facilities for oilfield produced water, frac water and drilling mud, salt water disposal wells and heavy equipment and frac tank lay-down yards. The property to be acquired through this transaction is strategically located in the heart of the drilling activity within the Appalachian resource plays of the Marcellus Shale and the new Utica Shale, as well as being strategically located nearby existing highway infrastructure where water hauling trucks are very prevalent.

We have identified additional locations for water service and disposal facilities in the Appalachia and South Texas regions and are in various stages of negotiations with the owners of these properties for purchase or lease.

On August 31, 2011, we secured an order to deploy a next-generation above ground temporary water storage system in the Marcellus Shale of the Appalachian Basin. In addition we entered into a definitive agreement to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale. The process includes the removal of chemicals and impurities in a sufficient amount for reuse in new wells scheduled for fracture stimulation.

On October 28, 2011, we secured a significant order to provide equipment rental and services which include thirty new frac tanks to an independent oil and gas company focused on Eagle Ford Shale drilling and development operations. The initial one year contract includes rental and management of multiple sized fluid tanks, including 500 BBL water storage tanks, manifolds and other services.

Obligations Under Material Contracts

We have an outstanding employment agreement with an executive officer through September 30, 2011. Our maximum commitment under the employment agreement, which would apply if the employee covered by the agreement was involuntarily terminated during a change in control, was $500 thousand at September 30, 2011.

Investing Activities and Future Requirements — Year Ended December 31, 2010

Capital Expenditures

During 2010, we invested approximately $2.1 million in capital expenditures, which primarily comprised capital expenditures at our Mesquite Lake BioMass facility.

Forecast

For 2011, we have not adopted a formal corporate capital expenditure budget due to our current lack of capital resources. We have formulated specific project budgets and will adopt a formal corporate capital expenditure budget upon securing necessary financing commitments.

BioMass

BioMass is seeking financing for a minimum of $24 million and a maximum of $54 million in capital expenditures in 2011 for refurbishment and expansion costs at the Mesquite Lake biomass facility in El Centro, California.

Wind Energy

Wind Energy is not currently planning on any capital expenditures in 2011 due to adverse economic conditions for wind projects.

Obligations Under Material Contracts

Below is a brief summary of the payment obligations under material contracts to which we are a party, other than the debt and convertible debt obligations described above.

During 2007, we entered into an agreement which granted the entity from whom we purchased the Mesquite Lake plant the non-exclusive right to represent us in the location and development of renewable energy projects. On May 4, 2010, we received a release from all consulting fee obligations pertaining to the agreement to purchase the Mesquite Lake facility. We reduced selling, general, and administrative expenses by $686 thousand for the year ended December 31, 2010 as a result of reversing liabilities previously accrued pursuant to the agreement. We are no longer obligated for the remaining $784 thousand in fees that would be due under this agreement.

During the year ended December 31, 2010, we recorded $1.1 million in additional contingent fees to a third party for their assistance in obtaining the Mesquite Lake Power Purchase Agreement. The future obligation is contingent upon us finding acceptable financing for capital improvements and completing the required development of the plant for it to become operational.

We have an outstanding employment agreement with an executive officer through September 30, 2011. Our maximum commitment under the employment agreement, which would apply if the employee covered by the agreement was involuntarily terminated during a change in control, was $500 thousand at December 31, 2010.

Critical Accounting Policies and Other

The accompanying financial statements include the accounts of GreenHunter Energy, Inc. (“GreenHunter”) and our wholly-owned subsidiaries, GreenHunter Wind Energy, LLC (“Wind Energy”), and GreenHunter Mesquite Lake, LLC (“Mesquite Lake”). All significant intercompany transactions and balances have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Our estimates and assumptions are based on historical experience, industry conditions and various other factors which we believe are appropriate. The reported financial results and disclosures were determined using the significant accounting policies, practices and estimates described below. We believe the reported financial results are reliable and that the ultimate actual results will not differ significantly from those reported.

Property, Plant and Equipment

Property plant and equipment are stated at cost. Depreciation is computed using the straight-line method based on the following useful lives:

Automobiles	5 years
Computer and office equipment	5 to 7 years
Plant equipment	7 to 30 years
Land improvements	15 years
Buildings	31 years

Deferred Financing Costs

Costs incurred in connection with issuing debt are capitalized and amortized as an adjustment to interest expense over the term of the debt instrument using the interest method.

Impairments

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-term assets or whether the remaining balance of long-term assets should be evaluated for possible impairment. We compare the estimate of the related undiscounted cash flows over the remaining useful lives of the applicable assets to the assets’ carrying values in measuring their recoverability. When the future cash flows are not sufficient to recover an asset’s carrying value, an impairment charge is recorded for the difference between the asset’s fair value and its carrying value.

During 2010 we recorded impairments of $161 thousand related to certain wind projects that were cancelled. During 2009 we recorded impairments of $1.5 million related to our inability to pay the final lease option extension for our Port Sutton lease, $170 thousand related to a decline in the value of equipment, and $218 thousand related to a deposit on a wind project that was cancelled.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with the provisions of the ASC standards which require companies to estimate the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. We estimate the fair value of each share-based award using the Black-Scholes option pricing model. Certain of our grants have performance-based vesting terms. We amortize the fair value of these awards over their estimated vesting terms which are based on both the probability and estimated timing of the achievement of these performance goals. See Note 11 to the financial statements for additional information on our stock-based compensation.

Income Taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We measure and record income tax contingency accruals in accordance with ASC 740, Income Taxes.

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit, expirations due to statutes, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the tax accrual.

We classify interest related to income tax liabilities as income tax expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are anticipated to be due within one year of the balance sheet date are presented as current liabilities in our consolidated balance sheets.

Income or Loss Per Common Share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income or loss per common share is calculated in the same manner, but also considers the impact to net income and common shares for the potential dilution from stock options, stock warrants and any other outstanding convertible securities.

We have issued potentially dilutive instruments in the form of our 8% Series A Preferred Stock, Series B Preferred Stock, common stock warrants and common stock options granted to our employees. There were 21,725,796 and 37,469,761 potentially dilutive securities outstanding at December 31, 2010 and 2009, respectively. We did not include any of these instruments in our calculation of diluted loss per share during the period because to include them would be anti-dilutive due to our net loss during the periods.

Recently Issued Accounting Standards

In January 2010, the FASB issued ASC 2010-06, Improving Disclosures about Fair Value Measurements (ASC 820-10). These new disclosures require entities to separately disclose amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. In addition, in the reconciliation for fair value measurements for Level 3, entities should present separate information about purchases, sales, issuances, and settlements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlement in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Our adoption of the disclosures did not have a material impact on our notes to the consolidated condensed financial statements.

Contractual Obligations and Commercial Commitments

We have the following contractual obligations as of December 31, 2010.

	Payments Due by Period (in thousands)
	Total	Less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Fixed-rate long-term debt (a)	$2,983,046	$92,322	$319,290	$245,634	$2,325,800
Fixed-rate interest payments (a)	1,058,967	170,047	475,529	284,245	129,145
Note due to related party	766,957	766,957	—	—	—
9% Series B Secured Redeemable Debentures (b)	6,685,879	477,163	6,208,717	—	—

Total Contractual Obligations	$11,494,849	$1,506,489	$7,003,536	$529,879	$2,454,945

(a)	Assumes 5.7% interest over the life of the note with principal payments, amortized on 25 year schedule, beginning January 20, 2009 and the remainder of the balance of the loan ballooning November 30, 2017.
(b)	Assumes 9% interest payments over their 5 year term.

Related Party Transactions

During the nine months ended September 30, 2011, we earned storage revenue for providing water storage tanks for lease to Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, an entity for which Gary C. Evans, our Chairman and Chief Executive Officer, is an officer and significant shareholder and of which one of our directors, Ronald D. Ormand, is a director and Chief Financial Officer. Storage and other revenue totaled $230 thousand for the three and nine months ended September 30, 2011 and $0 for the three and nine months ended September 30, 2010.

During the nine months ended September 30, 2011, we obtained accounting services for a fee and provided office space and services for a fee to Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and significant shareholder and of which one of our directors, Ronald D. Ormand, is a director and Chief Financial Officer. Office related services revenues net of professional services expense totaled $66 thousand and $107 thousand for the three and nine months ended September 30, 2011 and $30 thousand and $90 thousand for the three and nine months ended September 30, 2010.

During the nine months ended September 30, 2011, the Company has borrowed an additional $100,000 under a promissory note due to the Company’s Chairman and Chief Executive Officer. On May 6, 2011, the maturity date was extended to December 31, 2011. The Company also borrowed an additional $570,000 under a new promissory note at an interest rate of 14% from the Chairman and Chief Executive Officer. On June 21, 2011, principal in the amount of $500,000 from the 10% Promissory Note was converted to 250,000 units which were offered under our private placement of common stock and warrants. See Note 8, Stockholders’ Equity, for more information.

On October 13, 2011, the Company entered into an agreement to sell one of our office buildings in Grapevine, Texas, for $1.7 million to Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and significant shareholder and of which one of our directors, Ronald D. Ormand, is a director and Chief Financial Officer. The Company recognized a gain of $458 thousand on the sale of the building. A portion of the proceeds from the sale were used to reduce our note payable due November 30, 2017 by $1.4 million on the closing date.

Off-Balance Sheet Arrangements

From time to time, we enter into off-balance sheet arrangements and transactions that can give rise to off-balance sheet obligations. As of September 30, 2011, the off-balance sheet arrangements and transactions that we have entered into include an employee agreement. We do not believe that this arrangement is reasonably likely to materially affect our liquidity or availability of, or requirements for, capital resources.

BUSINESS

Our Business

GreenHunter was incorporated in the State of Delaware on June 7, 2005 and was intended to be the first publicly traded renewable energy company based in the United States that provided investors a portfolio of diversified assets in the alternative energy sector. Our original business plan was to acquire businesses, develop projects and operate assets in the renewable energy sectors of biomass, biodiesel, wind, solar, geothermal and clean water. We intended to become a leading provider of clean energy products offering residential, business and industrial customers the opportunity to purchase and utilize clean energy generated from renewable sources. Headquartered in Grapevine, Texas, we were formed with the aim of changing the way power and renewable energy fuels are produced and ultimately distributed.

We have recently implemented a new business strategy of focusing on the water resource management business as it relates to the oil and gas industry, which we describe in further detail below. It is our intention to develop water solutions needed for shale or “unconventional” oil and gas exploration, which will likely include salt water disposal wells, water purification facilities, trucking transportation, environmental clean-up and rental equipment. In addition, oil and natural gas wells also generate produced water which is water from underground formations that is brought to the surface during the normal course of oil or gas production operations. Since this water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. We have indentified water reuse and water management in the oil and natural gas industry as a significant growth opportunity and are currently exploring various alternatives to develop this segment of our future operations through existing relationships, joint ventures, targeted acquisitions and development of water management technologies. As part of this new strategic initiative, we have recently entered into definitive agreements to acquire or lease acreage in the Marcellus and Eagle Ford Shale areas with the intention of developing commercial water service facilities on such properties. In addition, we have secured an order to deploy an above-ground, temporary water storage system in the Marcellus Shale and have entered into a definitive agreement to install and operate an onsite semi-portable water treatment facility in the area. We are also evaluating alternatives to acquire or license the technology to treat water used in hydraulic fracturing.

Hydraulic Fracturing

Recent improvements in drilling and completion technologies have unlocked large reserves of hydrocarbons in multiple unconventional resources plays in North America. These new drilling methods often involve a procedure called hydraulic fracturing or hydrofracking. This process involves the injection of large amounts of water, sand and chemicals under high pressures into rock formations to stimulate production. Unconventional wells can require more than four million gallons of water to complete a hydrofracking procedure. Some portion of the water used in production process will return to the surface as a by-product or waste stream; this water is commonly referred to by operators in the oil and gas industry as frac-flowback. In addition to frac-flowback, oil and natural gas wells also generate produced salt water, or brine, which is water from underground formations that is brought to the surface during the normal course of oil or gas production. Because the water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. The physical and chemical properties of produced water vary considerably depending on the geographic location of the field, the geologic formation, and the type of hydrocarbon product being produced.

Produced water properties and volume also vary through the lifetime of a reservoir. Produced water is the largest volume by-product or waste stream associated with oil and gas exploration and production. Although the details on generation and management of produced water are not well understood on a national scale, the U.S. Department of Energy’s National Energy Technology Laboratory (NETL) estimates that the total volume of produced water generated by U.S. onshore and offshore oil and gas production activities in 2007 was nearly 21 billion barrels, or 882 billion gallons.

While produced water (also known as oil field brine, or brine, due to its high salinity content) can be reused if certain water quality conditions are met, approximately 95 percent of U.S. onshore produced water generated by the oil and gas industry is disposed of by using high-pressure pumps to inject the water into underground geologic formations or is discharged under National Pollutant Discharge Elimination System (NPDES) permits. The remaining 5 percent is managed through beneficial reuse or disposed through other methods including evaporation, percolation pits, and publicly owned treatment works.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing are expected to result in increased costs and additional operating restrictions for oil and gas explorers and producers. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens for oil and natural gas operators. Several states are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in the unconventional shale resource formations and increase costs of compliance and doing business for oil and natural gas operators.

Our management, which has significant background in the oil and gas industry, has identified water reuse and water management opportunities in the energy industry as a significant growth opportunity and is exploring various ways to reposition us to serve this growing segment through joint ventures, targeted acquisitions and development of water management technologies including underground injection for disposal, evaporation, pre-treatment of water for underground injection for increasing oil recovery, offsite commercial disposal, onsite remediation and beneficial reuse.

GreenHunter Water, LLC, or GreenHunter Water, our wholly owned subsidiary, is focused on water resource management specifically as it pertains to the unconventional oil and natural gas shale resource plays with current business operations in the Appalachian and South Texas basins. GreenHunter Water is committed to providing a full range of solutions to address producers’ current needs and is built upon an identified need in the oilfield, to deliver a Total Water Management Solution™ to our customer base through long term agreements. Our Total Water Management Solutions™ are custom developed to meet producers’ water resource planning needs. These solutions include owning and operating saltwater disposal facilities, fluids handling and hauling, frac tank rentals, mobile water treatment technologies and remote asset tracking to provide as value added services to our customers.

Disposal Wells

Typically, shale wells produce significant amounts of water that, in most cases, require disposal. Producers often remove the water in trucks for proper disposal in approved facilities. GreenHunter Water is developing salt water disposal facilities located in Ohio, West Virginia and South Texas to service the Marcellus, Utica and Eagle Ford Shale plays, respectively.

We recently entered into a definitive agreement to acquire approximately 5 surface acres, including the existing well, located in West Virginia where we will develop a commercial water service facility. The acquisition includes an existing well that has been approved for commercial water disposal. The acquisition will close in two phases where the first closing occurred on December 15, 2011 and the second closing will be upon the well commencing commercial operations. We will pay total approximately $375,000, which will consist of approximately $187,500 in cash plus an additional approximately $94 thousand in unregistered shares of our common stock and approximately $94 thousand in unregistered shares of our Series C Preferred Stock.

We have identified additional locations for water service and disposal facilities in the Appalachia and South Texas regions and are in various stages of negotiations with the owners of these properties for purchase or lease.

Fluids Handling and Hauling

Produced water and frac-flowback is hauled from its origin at the oilfield tank battery or drilling pad to the disposal location via truck transport. Truck operators are required to possess commercial driver licenses (CDL) and the trucks are registered with the U.S. Department of Transportation (DOT) and respective State agencies in which the trucks will operate. Depending on the state and contents of the load, trucks are labeled with placards that read “Residual Waste” or “Brine” and may be required to display a DOT-407 placard if the contents are flammable or combustible as may occur when condensate “drip” gas is withdrawn from the tank battery alongside the water. Trucks typically used for hauling waste brine range in capacity from 80 barrel “bobcats” to 130 barrel “tankers” equipped with vacuum pumps and producers of the waste product are charged for hauling at pre-determined hourly rates which vary depending on size and often include an accounting of the return “dead-head” trip.

In addition to hauling fluids by truck, we are exploring various alternative means of water transport that include temporary and permanent above-ground or below-ground pipeline systems, and the use of rail and barge transport.

GreenHunter Water has identified water hauling capacity as a constrained resource in our target areas of operation and we are actively pursuing contracts for this service as part of our Total Water Management Solutions portfolio offering. Our ability to generate revenues in this market is dependent our ability to source capital for expansion, hire and train operating personnel and maintain our fleet of equipment so it is available when needed.

Equipment and Tank Rentals

GreenHunter Water has a large variety of equipment and tanks for rental. Products available in the Eagle Ford and Marcellus Shale areas include the following: 500 BBL Frac Tanks, 425 BBL Weir Tanks, Temporary above ground storage tanks to replace frac ponds, available up to 41,000 BBL in size, Frac manifolds and Glass Lined Steel tanks, up to 100,000 BBL.

On August 31, 2011, we secured an order to deploy a next-generation above ground temporary water storage system in the Marcellus Shale of the Appalachian Basin. In addition we entered into a definitive agreement with a related party to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale. The process includes the removal of chemicals and impurities in a sufficient amount for reuse in new wells scheduled for fracture stimulation.

On October 28, 2011, we secured a significant order from a related party to provide equipment rental and services which include thirty new frac storage tanks to an independent oil and gas company focused on Eagle Ford Shale drilling and development operations. The initial one year contract includes rental and management of multiple sized fluid tanks, including 500 BBL water storage tanks, manifolds and other services.

The Company recently purchased new equipment assets to be used to service a new long term contract to haul and dispose produced water for several major oil companies that control significant mineral leasehold acreage positions in the Marcellus and Utica Shale plays located in Pennsylvania, West Virginia and Ohio. New revenues from these GreenHunter Water recently acquired assets are scheduled to commence immediately and should exceed $3.2 million during calendar 2012. The equipment consists of five new (2012) Peterbilt 388 trucks, five (5) 130 BBL Vacuum Trailers and five (5) vacuum pumps and related equipment.

Frac-Cycle™

Frac-Cycle is the general name for our water treatment service. We use a technology agnostic approach to treat oilfield water. Due to the unique characteristics of water from different shale plays and unique flow-back within a single basin, GreenHunter Water, in consultation with operators, has determined that no one water reuse system is ideal for all areas. We have evaluated multiple technologies and selected those that provide cost-effective solutions for the desired level of treatment for the operator’s needs. While most operators are targeting a clean brine output, Frac-Cycle’s flexible design allows the user to take in flow-back or produced water and recycle to either clean brine or fresh water. Recycled water can be used in subsequent frac jobs and in some cases an NPDES permit can be obtained to discharge fresh water into a stream.

We have entered into a definitive agreement to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale area. We are also evaluating alternatives to acquire or license the technology to treat water used in hydraulic fracturing.

RAMCAT™

RAMCAT (Remote Access Management Compliance Asset Tracking) by GreenHunter Water is a cutting-edge, well-head management system and compliance tool that bundles a unique combination of proprietary software, advanced hardware and industry-standard communications technologies to provide an extremely powerful, effective and user-friendly method for remote activity observation via a web-based portal for management of well-head fluids.

RAMCAT includes online data monitoring which provides oil and natural gas producers near real-time dynamic information on fluid levels, tank temperature, recent transactions, date and time of on-load and off-load, truck and driver identification, H2S and critical condition alarms, battery voltage, and more. The RAMCAT™ system enables closed-loop accountability of all well-head produced water and offers best-in-class environmental and regulatory compliance.

RAMCAT revenues are comprised of a hardware sale (realized at installation) and communications services (realized on a recurring basis over the term of the contract). In addition to margins associated with these revenues, we believe our “inside the fence” presence with an operator will provide a basis from which to offer other products and services.

Marketplace Opportunity

Unconventional hydrocarbon production continues to grow as a percentage of all domestic onshore production in the United States. In almost all cases, water disposal will be an associated by-product of this production. Currently, producers can either manage their own water disposal and facilities, or they can contract with third party service providers. Based upon our industry research, we do not believe that there is any one, third party water disposal company that would account for meaningful marketshare in any of the basins we are currently targeting to provide our services. Furthermore, given the smaller independent nature of these third-party service providers, we believe that they may face more obstacles in meeting ever-changing regulatory requirements. In addition, most producers view water disposal for what it is, a by-product of their primary business of producing hydro-carbons. As a result, we believe that if we can demonstrate a complete water management/disposal product offering in multiple basins, we could position GreenHunter to become a true service provider to larger producers operating across multiple basins as a one-stop solution.

Customers & Contracts

The amount of water that can be disposed of in any one facility is dependent upon both regulatory permits, as well as the ability of the underground, geologic formation to accept or absorb the waste water. As a result, the amount of waste water that GreenHunter will be able to dispose of at any one time will be finite. We expect as a result, that we will enter into long-term disposal contracts with producers whereby we will assure them as certain amount of disposal capacity for their utilization. Our goal would be to enter into take-or-pay contracts whereby we provide a certain amount of disposal capacity that is paid for by the producer, whether they actually utilize that capacity or not. As a result, we believe that we could enter into long-term contracts with a certain level of assured revenue.

In addition, based upon disposal capacity versus demand for our services, we anticipate that we could enter contracts subject to us being able to increase our disposal capacity through additional acquisition, or disposal well drilling. In this scenario, we would have a comfort level as to the potential revenue and profit to be recognized prior to undertaking any capital expenditure, thereby reducing its growth risk.

As a customer base is secured, with long-term disposal contracts, we anticipate that we will be able to broaden our product offering to increase our net revenue per barrel through the various other services that we provide.

Other Assets and Business Opportunities

Other than the above-discussed assets for our new water resource management initiative, our assets primarily consist of a biomass power plant located in El Centro, California, which we refer to as the biomass facility, and leases of real property for possible future development of wind energy projects located in Montana, Texas, Wyoming and California. The biomass facility was originally built in 1989 and has not operated since 1994. We have recently obtained all of the necessary permits for operation of the biomass facility and are currently in the process of exploring various possible financing alternatives to fund the refurbishment of the biomass facility, which we refer to as the project. Once operational, the biomass facility is expected to process approximately 623 tons per day of wood and agricultural waste that will produce approximately 5,000 Btu per pound on average. We have entered into a power purchase agreement with the Imperial Irrigation District, which we refer to as the district, to provide up to a maximum of 27 Mega Watts of electricity for a 20 year period. Our common stock is traded on the NYSE AMEX under the symbol “GRH.”

Executive Offices and Additional Information

Our executive offices are located at 1048 Texan Trail, Grapevine, Texas 76051, and our telephone number is (972) 410-1044. Our website is www.greenhunterenergy.com. Additional information that may be obtained through our website does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NYSE Amex under the symbol “GRH.” The following table sets forth, for the calendar quarters indicated, the high and low sale price per share of our common stock as reported on the on the NYSE Amex.

	High	Low

Year Ended December 31, 2010
First quarter	$1.69	$1.10
Second quarter	$1.47	$0.90
Third quarter	$0.97	$0.50
Fourth quarter	$1.47	$0.65

Year Ended December 31, 2011
First quarter	$1.28	$0.78
Second quarter	$1.13	$0.61
Third quarter	$1.70	$0.71
Fourth quarter	$1.25	$0.62

Year Ended December 31, 2012
First quarter (through January 17, 2012)	$1.00	$0.81

As of December 31, 2011, there were approximately 600 holders of record of our common stock.

The last reported sale price of our common stock on the NYSE Amex on January 11, 2012 was $0.98 per share.

DESCRIPTION OF SERIES C PREFERRED STOCK IN THE OFFERING

The terms of the Series C Preferred Stock offered pursuant to this offering are contained in a certificate of designation that amends our certificate of incorporation, as amended. The following description is a summary of the material provisions of the Series C Preferred Stock and the certificate of designation. It does not purport to be complete. We urge you to read the certificate of designation because it, and not this description, defines your rights as a holder of shares of Series C Preferred Stock. As used in this section, the terms “GreenHunter,” “us,” “we” or “our” refer to GreenHunter Energy, Inc. and not any of its subsidiaries.

General

Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, prior to the closing of this offering, our board of directors will establish the terms of the Series C Preferred Stock, which are described below.

When issued, the Series C Preferred Stock will be validly issued, fully paid and non-assessable. The holders of the Series C Preferred Stock will have no preemptive rights with respect to any of our stock or any securities convertible into (other than as described below under the heading “— Special Redemption Upon Change of Ownership or Control”) or carrying rights or options to purchase any such stock. The Series C Preferred Stock will not be subject to any sinking fund or other obligation of us to redeem or retire the Series C Preferred Stock, but we may redeem the Series C Preferred Stock as described below under “Redemption.” Unless redeemed or repurchased by us, the Series C Preferred Stock will have a perpetual term with no maturity.

Under the terms and subject to the conditions contained in the placement agent agreement with our underwriter (see below under the caption “Underwriting”), we have agreed to issue and sell to the public through our underwriter, and the underwriter has agreed to offer and sell, 125,000 shares of Series C Preferred Stock, on a best efforts basis. However, one of the conditions to our obligation to sell any of the shares of Series C Preferred Stock through the underwriter is that, upon the closing of the offering, the shares would qualify for listing on the NYSE Amex. In order to list, the NYSE Amex requires that at least 100,000 shares of Series C Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.

Subject to issuance, we anticipate that our shares of Series C Preferred Stock will be approved for listing on the NYSE Amex under the symbol “GRH.PR.C” assuming that we sell a sufficient number of shares of Series C Preferred Stock to satisfy the minimum listing requirements.

The Series C Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances. See “Book-Entry Procedures” below.

The transfer agent, registrar and dividend disbursing agent for the Series C Preferred Stock will be Securities Transfer Corporation.

Ranking

The Series C Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares;” (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock), referred to as “parity shares;” (iii) junior to our existing Series A Preferred Stock and Series B Preferred Stock, which has been fully issued; (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to, together with the Series A Preferred Stock and Series B Preferred Stock, as “senior shares;” and (v) junior to all our existing and future indebtedness.

Dividends

Holders of the Series C Preferred Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10% per annum of the $100 per share liquidation preference, equivalent to $10 per annum per share.

With respect to shares of Series C Preferred Stock issued in          2012, we anticipate setting the record date for a          2012 partial dividend period on         , 2012, with such dividend payment for such partial dividend period to be made at the end of          2012. With respect to subsequent monthly dividend periods, we anticipate setting the record date for each such subsequent monthly dividend period on or about the fifteenth of every month with dividends for such monthly dividend period to be paid at the end of such month to such holders of record. Holders of Series C Preferred Stock will only be entitled to dividend payments for each monthly dividend period pursuant to which they are the holder of record as of the applicable record date. Accordingly, any shares of Series C Preferred Stock initially issued after the record date for a monthly dividend period (which is expected to be on or about the fifteenth of each monthly dividend period except for the partial          2012 dividend period) will not be entitled to dividends for such monthly dividend period. Dividends will generally be payable monthly in arrears on the last day of each calendar month; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. Dividends payable on the shares of Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Except as discussed above with respect to the          2012 partial dividend period, we will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the 10th day preceding the applicable payment date, or such other date we establish no less than ten days and no more than 30 days preceding the payment date.

We will not declare or pay or set aside for payment any dividend on the shares of Series C Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness and the certificate of designation relating to our Series A Preferred Stock and Series B Preferred Stock, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. The terms of our Series A Preferred Stock and Series B Preferred Stock prohibit the payment of cash dividends on our equity securities ranking junior to the Series A Preferred Stock and Series B Preferred Stock, which will include the Series C Preferred Stock, unless all accrued dividends on the Series A Preferred Stock and Series B Preferred Stock have been paid in full in cash or in kind. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. See the risk factor entitled “We could be prevented from paying dividends on the Series C Preferred Stock” on page 15 of this prospectus for additional information.

Notwithstanding the foregoing, however, dividends on the shares of Series C Preferred Stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series C Preferred Stock will not bear interest, and holders of the shares of Series C Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series C Preferred Stock will be credited to the previously accrued dividends on the shares of Series C Preferred Stock. We will credit any dividends paid on the shares of Series C Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully above, the payment of dividends with respect to the Series C Preferred Stock is subordinate to any dividends to which holders of our Series A Preferred Stock and Series B Preferred Stock are entitled.

We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other junior shares, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series C Preferred Stock for all past dividend periods.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series C Preferred Stock and all parity shares, the amount which we have declared will be allocated pro rata to the shares of Series C Preferred Stock and to each parity share so that the amount declared for each share of Series C Preferred Stock and for each parity share is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

If we have committed a dividend default by failing to pay the accrued cash dividends on the outstanding Series C Preferred Stock in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then until we have paid all accrued dividends on the shares of our Series C Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series C Preferred Stock will be increased to 12% per annum, which we refer to as the Penalty Rate, commencing on the first day after the dividend payment date on which such dividend default occurs; (ii) if we do not pay dividends in cash, dividends on the Series C Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on the New York Stock Exchange, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “national exchange”), in the form of our fully-tradable registered common stock (based on the weighted average daily trading price for the ten business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series C Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share; and (iii) the holders of our Series C Preferred Stock will have the voting rights described below, until we have paid all dividends on the shares of our Series C Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. See “Description of Series C Preferred Stock — Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for each month for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay any monthly dividend for any future quarter.

We are required by the terms of the certificate of designation governing the Series C Preferred Stock to reserve a sufficient number of shares of our common stock or Series C Preferred Stock for the payment of dividends in additional shares of our common stock or Series C Preferred Stock.

Failure to Maintain National Market Listing of Series C Preferred Stock

Once the Series C Preferred Stock is eligible for listing, if we fail to maintain the listing of the Series C Preferred Stock on a national exchange for at least 180 consecutive days, then: (i) the annual dividend rate on the Series C Preferred Stock will be increased to the Penalty Rate commencing on the 181st day, in a period of 181 consecutive days, that the Series C Preferred Stock is not listed on a national exchange, and (ii) holders of

Series C Preferred Stock will have the voting rights described below. See “— Voting Rights.” When the Series C Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the Stated Rate and the foregoing provisions will not be applicable, unless the Series C Preferred Stock is again no longer listed on a national exchange.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series C Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $100 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series C Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The certificate of designation for the Series C Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series C Preferred Stock.

Redemption

General

We may not redeem the Series C Preferred Stock prior to         , 2015, except following a “Change of Ownership or Control” as described below in this prospectus. On or after         , 2015, we, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $100 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding Series C Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Unless full cumulative dividends on all Series C Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series C Preferred Stock or parity shares shall be redeemed unless all outstanding Series C Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series C Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Stock and parity shares. Furthermore, unless full cumulative dividends on all outstanding Series C Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Stock or parity shares (except by conversion into or exchange for our junior shares and parity shares).

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series C Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series C Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Procedures

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series C Preferred Stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date, (ii) the number of shares of Series C Preferred Stock to be redeemed, (iii) the redemption price of $100 per share of Series C Preferred Stock, plus any accrued and unpaid dividends through the date of redemption, (iv) the place or places where any certificates issued for Series C Preferred Stock other than through the DTC book entry described below, are to be surrendered for payment of the redemption price, (v) that dividends on the Series C Preferred Stock will cease to accrue on such redemption date, and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series C Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series C Preferred Stock to be redeemed from each such holder.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series C Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for Series C Preferred Stock other than through the DTC book entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series C Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series C Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

On or after the date fixed for redemption, each holder of shares of Series C Preferred Stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing his Series C Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series C Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

If we redeem any shares of Series C Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Special Redemption upon Change of Ownership or Control

Following a “Change of Ownership or Control” of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred for cash, at $100 per share, plus accrued and unpaid dividends (whether or not earned or declared), up to the redemption date. However, if we (or the acquiring entity) have not notified the holders of the Series C Preferred Stock before such an event of our intent to redeem the Series C Preferred Stock, the holders of the Series C Preferred Stock have the right to convert their Series C Preferred Stock into shares of our common stock immediately before consummation of the Change of Ownership or Control transaction and to participate in such transaction along with the holders of our common stock. The Series C Preferred Stock is convertible at such time into an amount of common stock equal to the lesser of (A) the result of dividing (i) the sum of (x) the $100 per share liquidation preference plus (y) the amount of any accrued but unpaid dividends up to but not including the date of the consummation of such transaction by (ii) the value of the consideration offered for each share of common stock, and (B) $20.00, subject to pro rata adjustments for any stock splits, subdivisions or combinations, which we refer to in our certificate of designations as the “Share Cap”.

A “Change of Ownership or Control” shall be deemed to have occurred on the date: (i) that a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the voting stock of our company; (ii) that we sell, transfer or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of our company with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the corporation issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Voting Rights

Except as indicated below, the holders of Series C Preferred Stock will have no voting rights.

If and whenever either (i) cash dividends on any outstanding Series C Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, whether or not earned or declared, or (ii) the Series C Preferred Stock is not listed on a national exchange for a period of at least 180 consecutive days after it becomes eligible for listing, the number of directors then constituting our board of directors will increase by two, and the holders of Series C Preferred Stock, voting together as a class with the holders of any other parity shares upon which like voting rights have been conferred (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any annual meeting of stockholders, or special meeting held in place thereof, or a special meeting of the holders of Series C Preferred Stock and such voting preferred shares called at the request of any holder of record of the Series C Preferred Stock or by a holder of such voting preferred shares and at each subsequent annual meeting of stockholders until all such dividends and all dividends for the current quarterly period on the Series C Preferred Stock and such other voting preferred shares have been paid or declared and paid or set aside for payment for two consecutive quarterly periods, or until the Series C Preferred Stock is again subject to a national market listing, as applicable. The term of office of all directors so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding Series C Preferred Stock and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to: (i) amend our certificate of incorporation if such amendment materially and adversely affects the rights, preferences or voting power of the holders of the Series C Preferred Stock or the voting preferred shares; (ii) enter into a statutory share exchange that affects the Series C Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each share of Series C Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Series C Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series C Preferred Stock); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. The creation of a class of parity shares or an increase of the authorized number of Series C Preferred Stock shall require the approval of the majority of the outstanding Series C Preferred Stock. However, we may create additional classes of shares ranking junior to the Series C Preferred Stock as to dividends or upon liquidation (each, referred to as “junior shares”), increase the authorized number of junior shares and issue additional shares of Series C Preferred Stock, series of parity shares and junior shares without the consent of any holder of Series C Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series C Preferred Stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption.

Except as provided above, the holders of Series C Preferred Stock are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets or any amendment to our certificate of incorporation.

Conversion

The shares of Series C Preferred Stock are not convertible into or exchangeable for any of our other property or securities, except for those events as described under the section entitled “Special Redemption Upon Change of Ownership or Control”.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of Series C Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series C Preferred Stock. We will mail the reports to the holders of Series C Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Book-Entry Procedures

The Depository Trust Company & Clearing Corporation, which we refer to as DTC, will act as securities depositary for the Series C Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co.. These certificates will represent the total aggregate number of shares of Series C Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE Amex, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series C Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series C Preferred Stock on DTC’s records. You, as the actual owner of the Series C Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series C Preferred Stock is credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series C Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series C Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co.. If less than all of the outstanding shares of Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series C Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series C Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series C Preferred Stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series C Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

DESCRIPTION OF WARRANTS IN THE OFFERING

The following description is a summary of the material provisions of the warrants offered pursuant to this offering. It does not purport to be complete. We urge you to read the warrant agreement (which is attached to or referenced in the registration statement of which this prospectus forms a part) because it, and not this description, defines your rights as a holder of warrants to purchase shares of our common stock. As used in this section, the terms “GreenHunter,” “us,” “we” or “our” refer to GreenHunter Energy, Inc. and not any of its subsidiaries.

General

Assuming all 125,000 shares of Series C Preferred Stock are sold in the offering, immediately after this offering, there will be warrants outstanding to purchase up to 1,250,000 shares of our common stock. Upon election by the underwriter of its over-allotment option, the number of warrants will increase by a corresponding 187,500 shares of our common stock. The warrants issued in this offering may be exercised at any time after the date of this prospectus and ending on the third anniversary of the date of this prospectus. Each warrant entitles the holder to purchase one (1) share of our common stock at an exercise price of $2.00 per share. This exercise price will be adjusted if specific events, summarized below, occur. A holder of the warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.

Exercise

The holders of the warrants may exercise them only if an appropriate registration statement is then in effect and if the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the holder resides. To exercise a warrant, the holder must deliver to our warrant agent a notice of exercise on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the warrants.

Unless otherwise specified in the warrant, except upon at least 61 days’ notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants; and in no event will the holder have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise.

In order for the holders to exercise the warrants, the shares of our common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan on maintaining the registration statement, to which this prospectus is a part, current when the warrants are redeemed and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to use our best efforts to maintain the registration of the shares with the relevant authorities. However, we cannot provide absolute assurances that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at the relevant time(s). These factors may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Adjustments of exercise price

The exercise price of the warrants will be adjusted if we declare any stock dividend to stockholders or effect any split or share combination with regard to our common stock. If we effect any stock split or stock combination with regard to our common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a warrant or, if we elect, an adjustment of the number of warrants outstanding.

Forced Exercise

Each warrant contains a provision whereby the Company may, upon written notice to each warrant holder (a “Forced Exercise Notice”), require the holder to exercise the warrant if (a) the per share closing price of our common stock on a volume-weighted average basis for any ten (10) consecutive trading-day period is at least $3.50 (each, an “Exercise Trigger Date”), (b) the Exercise Trigger Date is more than one year after the date of the applicable warrant and (c) the Company sends the Forced Exercise Notice to the holder within 15 trading days after the applicable Exercise Trigger Date. If the holder does not exercise the warrant within 20 days after the date of the Forced Exercise Notice, the warrant shall be deemed canceled.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation (including our certificate of designations) and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 90,000,000 shares of common stock, par value $0.001 per share.

Common Stock Outstanding. As of September 30, 2011, there were 25,458,286 and 25,924,004 shares of our common stock issued and outstanding, respectively. All shares of our common stock currently outstanding are fully paid and non-assessable.

Voting Rights. Each share of our common stock entitles its holder of record to one vote on all matters to be voted on by the stockholders. All matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class. Except as otherwise provided by law or in our amended and restated certificate of incorporation, and subject to voting rights granted to holders of outstanding preferred stock and the power of our board of directors to amend our bylaws, amendments to our amended and restated certificate of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors.

Preemptive Rights. Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or conversion. There are no redemption or sinking fund provisions applicable to our common stock.

Rights upon Liquidation. Upon the liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to share pro-rata in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any outstanding preferred stock.

Listing. Our common shares are listed on the NYSE Amex under the symbol “GRH”.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 10,000,000 shares of preferred stock, par value $0.001 per share. Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders (unless such action is required by applicable law or listing rules of an applicable securities exchange or quotation system), to designate and issue our preferred stock in one or more series and to establish the designations, powers, preferences and relative participating, optional or other rights of such series, which may be greater than the rights of our common stock.

Preferred Stock Outstanding. We currently have two series of preferred stock outstanding: the 2007 Series A 8% Convertible Preferred Stock, which we refer to as the Series A Preferred Stock, and the 2008 Series B

Convertible Preferred Stock, which we refer to as the Series B Preferred Stock. As of December 30, 2011, there were 5,978 shares of Series A Preferred Stock and 9,802 shares of Series B Preferred Stock issued and outstanding. As discussed above, our board of directors generally has to designate and issue our preferred stock in one or more further series. The rights of the two series are substantially identical, except as described below.

Dividend Rights. A cumulative dividend is payable on the Series A Preferred Stock at the annual rate of 8.0% of the $1,000 stated value, or $80.00 per share. Such dividends are payable, at our option in cash or shares of common stock. Dividends payable in shares of common stock will be paid by calculating the cash dividend that is due on the dividend payment date, dividing such amount by the 10-day average price per share of common stock, and multiplying this amount by 115%. Dividends are paid quarterly in arrears, if and when declared by our Board of Directors, on March 31, June 30, September 30 and December 31 in each year or if such date is not a business day, then on the business day immediately following such dividend payment date. In the event that dividends on the Series A Preferred Stock have not been paid in full for two consecutive quarters, which is referred to as a dividend default, any accrued dividends shall be added to the stated value of the preferred stock and thereafter shall no longer be considered accrued dividends, which amount we refer to as the added stated value. In the event of a dividend default, the dividend rate on the Series A Preferred Stock shall increase to 10.0% per annum for only the added stated value. There is no fixed dividend payable on Series B Preferred Stock.

Conversion Rights. Shares of Series A Preferred Stock are convertible at any time, at the option of the holder, into shares of common stock at a conversion price of $5.00 per common share, subject to certain anti-dilution protections. In accordance with these anti-dilution protections, the conversion price of our preferred stock will be subject to an adjustment to reduce dilution in the event that we effect a stock split, a recapitalization, or similar event. Shares of Series B Preferred Stock are convertible at any time, at the option of the holder, into shares of common stock at a conversion price of $7.50 per common share, subject to the same anti-dilution protections. We retain the option to convert both series of preferred stock at the conversion price then in effect, in whole or in part, at any time each of the following conditions are satisfied: (1) the last closing trade price per share of the common stock is greater than or equal to $20.00 for 31 consecutive trading days (as adjusted for splits, recapitalizations, and the like), and (2) the average daily trading volume for shares of our common stock over the same 31-trading day period equals or exceeds 65,000 shares.

Voting Rights. The Series A Preferred Stock and Series B Preferred Stock will vote together with the shares of common stock as a single class at any annual or special meeting of stockholders, and each holder of preferred stock is entitled to that number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder on the record date fixed for such meeting are convertible. In addition, the affirmative vote of holders of at least a majority of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class shall be required in order to: (i) amend, repeal or change the provisions of our amended and restated certificate of incorporation in any way which would materially and adversely affect the rights or preferences of the Series A Preferred Stock or Series B Preferred Stock, or (ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock that has rights senior to or on parity with the Series A Preferred Stock or Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

Redemption Rights. At our sole option, on or after the fifth anniversary of each series’ issuance date, we may redeem the Series A Preferred Stock or Series B Preferred Stock by paying in cash the original purchase price for the redeemed shares plus any accrued and unpaid dividends thereon. Upon the liquidation, dissolution or winding-up of the Company, the holders of our preferred stock are entitled to an amount equal to the original purchase price plus any accrued but unpaid dividends. After the payment of this liquidation amount, the remaining assets of the Company will be distributed to the holders of common stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws; Inapplicability of Section 203 of the Delaware General Corporation Law

Some provisions of our amended and restated certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interest. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. In addition, our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. If applicable, the statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder by acquiring such 15% ownership, subject to certain exceptions. We have opted out of Section 203 with an express provision in our original certificate of incorporation.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock, Series A Preferred Stock, and Series B Preferred Stock is Securities Transfer Corporation.

DESCRIPTION OF INDEBTEDNESS

Recourse Indebtedness

Senior Notes

As of September 30, 2011 we had approximately $2.9 million in outstanding notes due on November 30, 2017 with an interest rate of 5.7% that was incurred in connection with our purchase of real estate that is used for our corporate headquarters. As of September 30, 2011 we also had approximately $18 thousand in outstanding notes due March 2, 2012 with interest rates ranging from 7.0% to 8.25%.

On October 13, 2011, we entered into an agreement to sell one of our office buildings in Grapevine, Texas for $1.7 million to Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an office and significant shareholder. We recognized a gain of $458 thousand on the sale of the building. A portion of the proceeds from the sale were used to reduce our note payable due November 30, 2017 by $1.4 million on the closing date.

Promissory Note to Mr. Gary C. Evans, our Chairman and Chief Executive Officer

On September 29, 2010 and December 30, 2010, we entered into a promissory note with Mr. Gary C. Evans, our Chairman and Chief Executive Officer, for $600,000 and $260,000, respectively, due on October 31, 2010 and January 1, 2011, respectively, at an interest rate of 10.0%. On May 6, 2011, we borrowed an additional $100,000 from our Chairman and Chief Executive Officer and the two existing promissory notes were combined into one promissory note with the additional borrowing and extended to December 31, 2011, with a total balance of $960,000. On June 21, 2011, $500,000 of the $960,000 principal balance of 10.0% promissory note due to our Chairman and Chief Executive Office was converted into 250,000 units comprised of two shares of common stock and two common stock warrants that are immediately exercisable and expire on January 31, 2014, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share at a price of $2.00 per unit. We have also entered into an additional promissory note due to our Chairman and Chief Executive Officer for $570,000 due on December 31, 2011 at an interest rate of 14.0%. On November 28, 2011, the interest rate on the 10% promissory note was increased to 14.0%, retrospectively effective January 1, 2011. The promissory notes were also amended to provide Mr. Evans the right to convert the promissory notes into shares of our common stock with a conversion price equal to the closing price of the common stock on the day prior to his election to convert.

Equipment Note Payable

On November 28, 2011, GreenHunter Water, LLC, entered into a promissory note, for which we are guarantor, with a financial institution for $820,000 maturing on February 28, 2017, at an interest rate of LIBOR plus 4%. Principal and interest payments of approximately $15 thousand are due monthly beginning March 28, 2012, and the loan is payable in full immediately upon the lender’s demand. The collateral on the note is the equipment purchased with the promissory note proceeds.

Non-Recourse Indebtedness

9.0% Series B Senior Secured Redeemable Debentures

The Series B Debentures are non-recourse to GreenHunter Energy, Inc. and are secured by our common stock in our wholly owned subsidiary, GreenHunter Mesquite Lake, LLC. The Series B Debentures have a term of five years from the date of issuance and currently may be redeemed into shares of our common stock at our option. As of September 30, 2011, we had $5.3 million of outstanding Series B Debentures. The offering of Series B Debentures concluded in April 2009. During the period from March 2011 through December 2011, we were unable to make interest payments on the Series B Debentures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2011 held by (i) each of our directors and named executive officers; (ii) all directors and executive officers as a group; and (iii) any person (or group) who is known to GreenHunter to be the beneficial owner of more than 5% of any class of its common stock.

Unless otherwise specified, the address of each of the persons set forth is in care of GreenHunter Energy, Inc., 1048 Texan Trail, Grapevine, Texas 76051.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (9)
Common Stock	Gary C. Evans	15,857,709	(2)	60.0
Common Stock	Ronald D. Ormand	238,486	(3)	*
Common Stock	Ronald H. Walker	254,777	(4)	*
Common Stock	Jonathan D. Hoopes	160,150	(5)	*
Common Stock	Morgan F. Johnston	713,994	(6)	2.7
Common Stock	David S. Krueger	764,427	(7)	2.8
Common Stock	Investment Hunter, LLC	14,160,000		56.0
Common Stock	West Coast Opportunity Fund, LLC	2,543,587	(8)	9.9
Common Stock	All officers and directors as a group (6 persons named above)	17,989,543		69.0%

*	Less than 1%.
(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to the shares of GreenHunter’s common stock.
(2)	Includes 14,160,000 shares held directly by Investment Hunter, LLC, 250,000 common stock purchase warrants at an exercise price of $1.50, 250,000 common stock purchase warrants at an exercise price of $2.50, 352,000 common stock purchase options at an exercise price of $18.91 per share and 333,333 common stock purchase options at an exercise price of $1.96. Also includes 1,800 shares held by Mr. Evans as custodian for his children. Gary C. Evans is the manager of Investment Hunter, LLC and his children are the beneficial owners.
(3)	Consists of 66,666 common stock purchase options at an exercise price of $0.97 per share.
(4)	Consists of 100,000 common stock purchase options at an exercise price of $10.00 per share and 66,666 common stock purchase options at an exercise price of $1.96 per share.
(5)	Includes 100,000 common stock purchase options at an exercise price of $1.41 per share.
(6)	Includes 500,000 common stock purchase options at an exercise price of $5.00 per share, 110,000 common stock purchase options at an exercise price of $18.91 per share, 100,000 common stock purchase options at an exercise price of $1.96 per share.
(7)	Includes 550,000 common stock purchase options at an exercise price of $5.00 per share, 110,000 common stock purchase options at an exercise price of $18.91 per share, 100,000 common stock purchase options at an exercise price of $1.96 per share.
(8)	Consists of 5,978 shares of Series A Preferred Stock convertible into 1,195,600 shares of common stock and 9,802 shares of Series B Preferred Stock convertible into 1,306,933 shares of common stock and 3,423,500 shares of common stock exercisable pursuant to common stock purchase warrants. By agreement, West Coast Opportunity Fund, LLC cannot convert or exercise any securities that cause it to own 10% or more of the common stock of the Company. Paul J. Orfalea, Lance W. Helfert and R. Atticus Lowe have shared voting and investment control over the securities held by West Coast Opportunity Fund, LLC. The address for West Coast Opportunity Fund, LLC is 2151 Alessandro Drive, Suite 1000, Ventura, California 93001.
(9)	A total of 25,435,874 shares of GreenHunter Energy’s Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner below, any options exercisable or securities convertible into common within 60 days have been included in the denominator.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

As provided by our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. A “related party transaction” is defined to include any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest. Related persons would include our directors, executive officers (and immediate family members of our directors and executive officers), and persons controlling over five percent of our outstanding common stock. In determining whether to approve a related party transaction, the audit committee will generally evaluate the transaction in terms of the following:

•	the nature of the relationships among the parties;

•	the materiality of the transaction to the company;

•	the availability of other sources for comparable products or services;

•	the terms available to unrelated third parties or to employees generally;

•	the related person’s interest in the transaction; and

•	the benefit of the transaction to the related person and to the company.

Additionally, in cases of transactions in which a director or executive officer may have an interest, our board of directors also will evaluate the effect of the transaction on such individual’s willingness or ability to properly perform his or her duties at the Company.

The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

Transactions with Management and Others

On September 29, 2010 and December 30, 2010, we entered into a promissory note with Mr. Gary C. Evans, our Chairman and Chief Executive Officer, for $600,000 and $260,000, respectively, due on October 31, 2010 and January 1, 2011, respectively, at an interest rate of 10.0%. On May 6, 2011, we borrowed an additional $100,000 from our Chairman and Chief Executive Officer and the two existing promissory notes were combined into one promissory note with the additional borrowing and extended to December 31, 2011, with a total balance of $960,000. On June 21, 2011, $500,000 of the $960,000 principal balance of 10.0% promissory note due to our Chairman and Chief Executive Office was converted into 250,000 units comprised of two shares of common stock and two common stock warrants that are immediately exercisable and expire on January 31, 2014, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share at a price of $2.00 per unit. We have also entered into an additional promissory note due to our Chairman and Chief Executive Officer for $570,000 due on December 31, 2011 at an interest rate of 14.0%. On November 28, 2011, the interest rate on the 10% promissory note was increased to 14.0%, retrospectively effective January 1, 2011. The promissory notes were also amended to provide Mr. Evans the right to convert the promissory notes into shares of our common stock with a conversion price equal to the closing price of the common stock on the day prior to his election to convert.

In 2011, we obtained accounting services (unrelated to those provided by our independent registered accounting firm) for a fee and provided office space and services for a fee to Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is a director, officer and major stockholder and of which one of our other directors, Ronald D. Ormand, is a director and officer. Also during 2011, we earned storage revenue for providing water storage tanks for lease to Triad Hunter, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. On October 13, 2011, we entered into an agreement to sell one of our office buildings in Grapevine, Texas, for $1.7 million to Magnum Hunter Resources Corporation. We recognized a gain of approximately $458 thousand on the sale of the building. A portion of the proceeds was used to reduce our note payable due November 30, 2017, by $1.4 million on the closing date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “Non-U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of Series C Preferred Stock and warrants offered by this prospectus and the disposition of shares of common stock received upon exercise of warrants offered by this prospectus. This discussion only applies to purchasers who purchase and hold the Series C Preferred Stock and warrants offered by this prospectus, and shares of common stock received upon exercise of warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series C Preferred Stock and warrants in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series C Preferred Stock, warrants or common stock received upon exercise of warrants in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or holder of Series C Preferred Stock and warrants, offered by this prospectus or common stock received upon exercise of warrants who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series C Preferred Stock, warrants or common stock received upon an exercise of warrants as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series C Preferred Stock, warrants or common stock received upon exercise of warrants, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series C Preferred Stock, warrants or common stock received upon exercise of warrants, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series C Preferred Stock, warrants or common stock received upon exercise of warrants.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES C PREFERRED STOCK, WARRANTS OR COMMON STOCK RECEIVED UPON EXERCISE OF WARRANTS. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES C PREFERRED STOCK AND WARRANTS, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES C PREFERRED STOCK, WARRANTS AND COMMON STOCK RECEIVED UPON EXERCISE OF WARRANTS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES C PREFERRED STOCK, WARRANTS AND COMMON STOCK TO BE RECEIVED UPON EXERCISE OF WARRANTS IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. holders:

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences to “U.S. holders (as defined below) of the purchase, ownership and disposition of our Series C Preferred Stock, warrants and common stock received upon exercise of the warrants. You are a “U.S. holder” if you are a beneficial owner of Series C Preferred stock, warrants or common stock received upon exercise of the warrants and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Allocation of the Purchase Price. In the offering pursuant to this prospectus, a U.S. holder will acquire both Series C Preferred Stock and warrants to purchase for shares of common stock for each share of Series C Preferred Stock. Accordingly, the offering price must be allocated between the Series C Preferred Stock and the warrants based on their respective fair market values. The Company believes, and intends to take the reporting position, that the fair market value on the issuance date of a share of Series C Preferred Stock and the warrants should be $                 and $                , respectively.

Distributions in General. In general, if distributions are made with respect to our Series C Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series C Preferred Stock, and the excess will be treated as gain from the disposition of the Series C Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Consequences—U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions.”

Dividends received by individual holders of Series C Preferred Stock will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to the Series C Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series C Preferred Stock becomes ex-dividend. Also, if a dividend received by an individual stockholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock. In addition, under the Patient Protection and 2010 Reconciliation Act (the “2010 Reconciliation Act”), dividends recognized after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporations generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. If a corporate stockholder receives a dividend on the Series C Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the stockholder in certain instances must reduce its basis in the Series C Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of Series C Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Code Section 1059 to any dividends it receives.

Distributions of Additional Shares of Common Stock or Series C Preferred Stock. As discussed under “Description of Series C Preferred Stock — Dividends — Failure to Make Dividend Payments,” the certificate of designation governing the Series C Preferred Stock requires us to pay dividends on Series C Preferred Stock “in-kind” in shares of our common stock or additional shares of Series C Preferred Stock in certain circumstances. Such dividend distributions of shares of common stock or additional shares of Series C Preferred Stock will be treated as taxable distributions in the same manner as cash distributions. The amount of the distribution and basis of the shares of common stock or Series C Preferred Stock received will be equal to the fair market value of such shares on the distribution date.

A U.S. holder of Series C Preferred Stock may upon a Change of Ownership or Control event require the Company to convert the holder’s Series C Preferred Stock into shares of the Company’s common stock immediately before the Change of Ownership or Control event. The value of the common stock to be received upon conversion of the Series C Preferred Stock would be equal to the liquidation preference of the Series C Preferred Stock, i.e. $100, plus accrued and unpaid dividends. Also, the Company has the right to call the Series C Preferred Stock for redemption on or after                     , 2015, or upon a Change of Ownership or Control event. Generally, the stated redemption price of a share of Series C Preferred Stock is equal to the liquidation preference of the Series C Preferred Stock, i.e., $100, plus accrued and unpaid dividends, and is payable in cash.

Because the Series C Preferred Stock may be redeemed under the circumstances described above at a price higher than its issue price, the difference (or redemption premium) may be treated as a constructive distribution or series of constructive distributions to U.S. holders of additional Series C Preferred Stock unless the exceptions discussed below are applicable. The constructive distributions would be determined under principles similar to those applicable to debt instruments issued with original issue discount under the provisions of Sections 1271 through 1275 of the Code and applicable Treasury regulations. Such constructive distributions would be treated for U.S. federal income tax purposes as actual distributions of Series C Preferred Stock, which would constitute a dividend, return of capital or capital gain in the same manner as cash distributions described under the heading “Material U.S. Federal Income Tax Consequences—U.S. Holder: Distributions in General.”

Constructive distributions will not result if the redemption premium for the Series C Preferred Stock is less than a de minimis amount as determined under principles similar to those applicable to original issue discount for debt instruments under Sections 1273 of the Code and applicable Treasury regulations. Generally, under those principles, the redemption premium of the Series C Preferred Stock should be considered as de minimis if such premium is less than .0025 of the Series C Preferred Stock’s liquidation price of $100 at maturity, multiplied by the number of complete years to maturity. Based on facts and circumstances as of the date of this prospectus including the Company’s view of the value to be assigned to the warrants in the offering and that it is remote that any Change of Ownership or Control event would occur within 2 years of the offering date, the Company’s believes that the redemption premium of the Series C Preferred Stock should be treated as de minimis. Accordingly, and assuming that the value to be assigned to the warrants to purchase ten shares of common stock issued with each share of Series C Preferred Stock is less than $.50, the Company intends to take the position that periodic constructive distributions of the Series C Preferred Stock’s redemption premium are not required. There can be no assurance that the Internal Revenue Service will agree with the Company’s position. If the Internal

Revenue Service challenges the Company’s position, there can be no assurance that the Internal Revenue Service would not prevail in such litigation. U.S. holders are urged to consult with their own counsel regarding this matter. Additionally, if the value of the warrants to purchase ten shares of common stock issued with each share of Series C Preferred Stock is $.50 or more as of the issuance date, the de minimis exception will not be available and the holder may be required to recognize the redemption premium as constructive distributions unless the requirements discussed below are satisfied.

Even if the de minimis exception discussed above is not applicable, a U.S. holder of Series C Preferred Stock would not recognize constructive distributions of the redemption premium if certain requirements are satisfied with respect to the Company’s right of redemption of the Series C Preferred Stock and the holder’s right to put the Series C Preferred Stock to the Company. The Company’s right of redemption on or after                      2015, or on a Change of Ownership or Control event should not result in constructive distributions of the redemption premium, if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to the Company’s right to redeem the Series C Preferred Stock is more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of original issue discount under the Treasury regulations under Sections 1271 through 1275 of the Code. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. The Company believes that its right to call the Series C Preferred Stock for the redemption should not be treated as more likely than not to occur applying the foregoing test, and as a result, no constructive distribution should be required.

The U.S. holder’s right to put the Series C Preferred Stock to the Company upon a Change of Ownership or Control event in which the Company does not exercise its right of redemption would not require the holder to recognize constructive distributions of the redemption premium if the holder’s right to put the Series C Preferred Stock to the Company is subject to a contingency: (i) that is beyond the legal or practical control of either the holder or holders as a group (or through a related party within the meaning of Sections 267(b) or 707(b) of the Code); and (ii) that, based on all facts and circumstances as of the issue date, renders remote the likelihood of redemption. There is presently no Internal Revenue Service guidance regarding whether the put right conditioned upon a Change of Ownership or Control event of the Company may be viewed as remote. Accordingly, if the de minimis exception is not applicable, there can be no assurance that the holder will be not be required to recognize constructive distributions equal to the redemption premium.

Disposition of Series C Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series C Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series C Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series C Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series C Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series C Preferred Stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series C Preferred Stock redeemed, except to the extent that any cash or the Company’s common stock or Series C Preferred Stock received is attributable to any accrued but unpaid dividends on the Series C Preferred Stock, which generally will be subject to the rules discussed above in “Material U.S. Federal Income Tax Consequences-U.S. holders: Distributions in General.” A payment made in redemption of Series C Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series C Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series C Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code, including shares constructively owned by reason of ownership of warrants.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series C Preferred Stock will not qualify for this exception because the voting rights are limited as provided in the “Description of Series C Preferred Stock—Voting Rights.”

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and had been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of Series C Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series C Preferred Stock will be treated as a dividend or payment in exchange for the Series C Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General” apply.

Receipt of Warrant. The receipt of warrants issued pursuant to this prospectus should not be a taxable event to U.S. holders.

Tax Basis and Holding Period of Warrant. A U.S. holder’s tax basis in each warrant should equal the fair market value of the warrant on the issuance date, which the Company intends to report as $         assuming that the value of a warrant as determined by the Company on the issue date is the same as the value of the warrant at determined by the Company on the date of this prospectus.

Exercise of Warrant. A U.S. holder should not recognize income, gain, or loss upon the exercise of a warrant. The U.S. holder’s adjusted tax basis in the shares of common stock acquired upon exercise of a warrant equals the sum of the exercise price of the warrant paid for the shares plus the U.S. holder’s adjusted tax basis in the warrant. The holding period for the shares of common stock acquired upon exercise of a warrant begins on the date the warrant is exercised.

Expiration of Warrant. A U.S. holder should recognize a loss upon the expiration of a warrant received pursuant to this prospectus equal to the holder’s adjusted tax basis in the warrant. Any such loss is deemed to have resulted from a sale or exchange of the warrant on the date of its expiration. See the discussion below under “Material U.S. Federal Income Tax Consequence—U.S. Holders—Disposition of Warrants.”

Disposition of Warrant. Upon a taxable disposition of a warrant received pursuant to this prospectus, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in the warrant. The gain or loss should generally be long-term capital gain or loss if the U.S. Holder’s holding period for the warrant is more than one year. The deductibility of capital losses is subject to certain limitations. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

Gain or Loss on Disposition of Shares of Common Stock. A U.S. Holder should generally recognize gain or loss on any taxable disposition of shares of common stock received upon exercise of warrants received pursuant to this prospectus. The gain or loss recognized in a taxable disposition should be equal to the difference between the U.S. Holder’s adjusted tax basis in the shares of common stock (see “Material U.S. Federal Income Tax Consequences—U.S. Holders—Exercise of Warrant”) and the amount realized from the taxable disposition. Gain or loss should be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the shares of common stock is more than one year (see “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders—Exercise of Warrant.”). In the case of non-corporate U.S. Holders, any long-term capital gain may be taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series C Preferred Stock and to certain payments of proceeds on the sale or other disposition of Series C Preferred Stock and warrants issued pursuant to this prospectus or common stock received upon exercise of the warrants. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series C Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series C Preferred Stock, warrants or common stock received upon exercise of warrants unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Sunset Provisions of Certain Tax Rates: Several of the tax considerations described in this prospectus are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, extending through December 31, 2012 certain federal income tax rates which had been set to expire (i.e., “sunset”) on December 31, 2010. The amended sunset generally provides that for taxable years beginning after December 31, 2012, certain federal income tax rates will revert back to prior federal income tax rates. The impact of the sunset is not discussed in this prospectus supplement and the accompanying prospectus. Consequently, U.S. holders are urged to consult their own tax advisors regarding the effect of the sunset based on their individual tax situations.

Non-U.S. holders:

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences to certain “Non-U.S. holders” (as defined below) of the purchase, ownership and disposition of Series C Preferred Stock and warrants issued pursuant to this prospectus and common stock received upon exercise of the warrants. For purposes of this discussion, you are a “Non-U.S. holder” if you are a beneficial owner of Series C Preferred Stock or warrants issued pursuant to this prospectus and common stock received upon exercise of warrants, and you are not a “U.S. holder.”

Allocation of the Purchase Price. In the offering pursuant to this prospectus, a U.S. holder will acquire both Series C Preferred Stock and warrants to purchase ten shares of common stock for each share of Series C Preferred Stock. Accordingly, the offering price must be allocated between the Series C Preferred Stock and the warrants based on their respective fair market values. The Company believes, and intends to take the reporting position, that the fair market value on the issuance date of a share of Series C Preferred Stock and the warrants to purchase ten shares of common stock should be $             and $            , respectively.

Distributions on the Series C Preferred Stock. In general, if distributions (whether in cash or our common stock or Series C Preferred Stock including constructive distributions as discussed under the heading “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions of Additional Shares of Common Stock or Series C Preferred Stock”) are made with respect to our Series C Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the Series C Preferred Stock and, to the extent such portion exceeds the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series C Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” which we believe that we are currently, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions”), with a credit generally allowed against the Non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. holder of our Series C Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. holder of our Series C Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series C Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A Non-U.S. holder of our Series C Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Series C Preferred Stock, Including Redemptions. Any gain realized by a Non-U.S. holder on the disposition of our Series C Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our Series C Preferred Stock. This assumes that our Series C Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are currently a USRPHC and that our Series C Preferred Stock will be regularly traded on an established securities market.

A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code.

If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series C Preferred Stock, such a Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder’s adjusted tax basis in the Series C Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for the Series C Preferred Stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series C Preferred Stock, a redemption of shares of the Series C Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. holder generally will recognize long-term capital gain or loss, if the Non-U.S. holder’s holding period for such Series C Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder’s adjusted tax basis in the Series C Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series C Preferred Stock, which generally will be subject to the rules discussed above in “Material U.S. Federal Income Tax Consequences-Non-U.S. holders: Distributions on the Series C Preferred Stock.” A payment made in redemption of Series C Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series C Preferred Stock, in the same circumstances discussed above under “Material U.S. Federal Income Tax Consequences-U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions.” Each Non-U.S. holder of Series C Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series C Preferred Stock will be treated as a dividend or as payment in exchange for the Series C Preferred Stock.

Non-U.S Holder Owning Warrants and Common Stock:

Receipt of Warrant. The receipt of warrants pursuant to this prospectus should not be a taxable event to Non-U.S. holders.

Disposition of Warrant or Common Stock. A Non-U.S. holder generally should not be subject to United States federal income tax or withholding tax on gain realized on the taxable disposition of a warrant or common stock received upon exercise of a warrant unless the holder is described in the first and second bullet points under the heading “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions”, or the warrants on the date acquired had a fair market value greater than 5% of the fair market value of the common stock on such date.

Information reporting and backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series C Preferred Stock and warrants received pursuant to this prospectus and common stock received upon exercise of the warrants unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts. Beginning with payments made after December 31, 2012, recently enacted legislation will generally impose a 30% withholding tax on dividends on Series C Preferred Stock and the gross proceeds of a disposition of Series C Preferred Stock and warrants received pursuant to this prospectus and common stock received upon exercise of the warrants that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of this legislation to them.

UNDERWRITING

C. K. Cooper & Company, Inc., or CKCC, has agreed, subject to the terms and conditions of the underwriting agreement between CKCC and us, to act as our underwriter for the sale of shares of the Series C Preferred Stock and warrants offered hereunder on a best efforts basis. The offering is not contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares of Series C Preferred Stock. CKCC shall use its best efforts to sell our shares of Series C Preferred Stock and warrants in this offering to the public, but does not have any obligation to purchase shares of our Series C Preferred Stock or warrants and will not ensure the successful offering of any shares of Series C Preferred Stock or warrants or any portion in this offering.

CKCC proposes to offer the shares of Series C Preferred Stock and warrants to retail and institutional investors at the public offering price set forth on the cover of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the Series C Preferred Stock and warrants by CKCC, we will pay CKCC an amount equal to 6.5% of the gross proceeds received by us in connection with the sale of the shares of Series C Preferred Stock, which will be deemed underwriting commissions.

If the offering of the shares to be sold under this prospectus is over-subscribed, we have granted CKCC an option exercisable for 30 days after the date of this prospectus to sell from us to the public through CKCC up to an additional 18,750 shares of Series C Preferred Stock and related warrants, representing 15% of the shares offered under this prospectus, to cover over-allotments.

The underwriting agent agreement provides that CKCC’s obligations to act as underwriter on our behalf is subject to the satisfaction of the conditions contained in the underwriting agreement, including that:

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the commissions we will pay to CKCC. These amounts are shown assuming both no exercise and the full exercise of CKCC’s option to sell additional shares of Series C Preferred Stock, but do not include the exercise of any warrants offered herein.

	Per Share	Total
Public offering price of Series C Preferred Stock, assuming no exercise of over-allotment option	$100	$12,500,000
Underwriter commission	$6.50	$812,500
Proceeds, before expenses, to us, assuming no exercise of over-allotment option	$93.50	$11,687,500

	Per Share	Total (1)
Public offering price of Series C Preferred Stock, assuming full exercise of over-allotment option	$100	$14,375,000
Underwriter commission	$6.50	$934,375
Proceeds, before expenses, to us, assuming full exercise of over allotment option	$93.50	$13,440,625

The expenses of this offering that are payable by us, excluding the underwriter’s commissions, are estimated to be approximately $200,000. We have agreed to reimburse CKCC for its out-of-pocket expenses in connection with this offering, including its attorney’s fees, in an aggregate amount not to exceed $120,000.

Indemnification

We have agreed to indemnify CKCC against certain liabilities, including liabilities under the Securities Act, or to contribute to payments CKCC may be required to make in respect of those liabilities.

Offering Price Determination

Prior to this offering, there has been no public market for our Series C Preferred Stock. The initial public offering price will be negotiated between CKCC and us. In determining the initial public offering price of our Series C Preferred Stock, we and CKCC will consider the following:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

NYSE Amex Listing

We will apply to have our shares of our Series C Preferred Stock approved for listing on the NYSE Amex under the symbol “GRH.PR.C.” We do not anticipate listing the warrants on any exchange or market.

Stamp Taxes

If you purchase shares of Series C Preferred Stock or are issued warrants offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

From time to time in the ordinary course of their respective businesses, CKCC and its affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates.

Foreign Regulatory Restrictions on Purchase of the Series C Preferred Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Series C Preferred Stock or warrants or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Series C Preferred Stock and warrants may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Series C Preferred Stock or warrants may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Stabilization and Other Transactions

Our common stock is currently listed on the NYSE Amex under the symbol “GRH.”

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our Series C Preferred Stock and common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the Series C Preferred Stock and common stock for its own accounts by selling more shares of Series C Preferred Stock and common stock than we have sold to the underwriter. Short sales involve the sale by the underwriter of a greater number of shares than the underwriter has purchased in the offering. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of the Series C Preferred Stock and common stock by bidding for or purchasing shares of Series C Preferred Stock and common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of Series C Preferred Stock and common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Series C Preferred Stock and common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Series C Preferred Stock and common stock to the extent that it discourages resales of the Series C Preferred Stock and common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time. The underwriter may also engage in passive market making transactions in our Series C Preferred Stock and common stock. Passive market making consists of displaying bids on the NYSE Amex limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the Series C Preferred Stock and common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus may be made available on web sites maintained by the underwriter and the underwriter may distribute prospectuses electronically.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Certain other legal matters with respect to the securities offered hereby will be passed upon for us by Morgan F. Johnston, our Senior Vice President, General Counsel and Secretary. The underwriter is being represented in connection with this offering by K&L Gates LLP, Irvine, California.

EXPERTS

The consolidated financial statements of GreenHunter Energy, Inc. as of and for the years ended December 31, 2009 and December 31, 2010, included in this prospectus, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is included herein in reliance upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the SEC’s rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.greenhunterenergy.com. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Copies of certain information field by use with the SEC are also available on our website at www.greenhunterenergy.com. In addition, you may read our SEC filings at the offices of the NYSE Amex, which is located at 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. We incorporate by reference in this prospectus the documents listed below, each of which should be considered an important part of this prospectus.

•	our Current Report on Form 8-K filed on November 23, 2011; and

•	our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2011 Annual Meeting of Stockholders filed with the SEC on October 27, 2011.

You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the “Investor Relations” section of our website at www.greenhunterenergy.com or on the SEC’s website at the web address provided under the heading “Where You Can Find More Information.”

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus). Such requests may be directed to the Corporate Secretary, GreenHunter Energy, Inc., 1048 Texan Trail, Grapevine, Texas 76051 or you may call (972) 410-1044.

In accordance with Rule 412 as promulgated under the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein modifies or supersedes such statement.

GreenHunter Energy, Inc.

Index to Financial Statements

Unaudited Financial Statements:
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010	F-2

Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2011 and 2010 and the period from July 1, 2010 (re-entering Development Stage) through September 30, 2011

F-3
Unaudited Condensed Consolidated Statements of changes in Stockholders’ Equity for the period from July 1, 2010 to September 30, 2011	F-4

Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September  30, 2011 and 2010 and the period from July 1, 2010 (re-entering Development Stage) through September 30, 2011

F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-17
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-18
Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 and the period from July 1, 2010 (re-entering Development Stage) through December 31, 2010	F-19
Consolidated Statements of changes in Stockholders’ Equity for the years ended December 31, 2010 and 2009	F-20
Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009 and the period from July 1, 2010 (re-entering Development Stage) through December 31, 2010	F-21
Notes to Consolidated Financial Statements	F-22

GREENHUNTER ENERGY, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Development Stage Company)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,992	$181,471
Related party accounts receivable	70,322	4,783
Deposits and other current assets	65,027	88,014
Prepaid expenses	69,272	182,079

Total current assets	219,613	456,347

FIXED ASSETS:
Land and improvements	3,243,687	3,243,687
Buildings	3,100,621	3,100,621
Plant and other equipment	2,621,262	2,626,140
Accumulated depreciation	(706,734)	(566,525)
Construction in progress	12,844,685	12,846,608

Net fixed assets	21,103,521	21,250,531

OTHER ASSETS:
Deferred financing costs	196,248	264,998
Other noncurrent assets	1,448,136	1,446,136

Total assets	$22,967,518	$23,418,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$116,628	$176,603
Note payable to related party	922,157	766,957
Redeemable debentures, net of discount of $21,675 and $0, respectively	5,280,132	—
Accounts payable	2,315,679	2,098,328
Dividends payable	—	172,056
Accrued liabilities	4,161,653	3,498,207
Convertible securities	23,857	1,001,622

Total current liabilities	12,820,106	7,713,773

NON-CURRENT LIABILITIES:
Redeemable debentures, net of discount of $0 and $29,558, respectively	—	5,272,249
Notes payable	2,821,338	2,886,947

Total liabilities	15,641,444	15,872,969

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS’ EQUITY:
Series A 8% convertible preferred stock, $.001 par value, $1,327 and $1,220 stated value, 5,978 and 6,750 issued and outstanding, and liquidation preference of $7,934,055 and $8,576,345, at September 30, 2011 and December 31, 2010, respectively	7,934,055	8,232,234
Series B convertible preferred stock, $.001 par value, $1,000 stated value, 9,802 and 10,575 issued and outstanding and liquidation preference of $9,802,000 and 10,575,000 at September 30, 2011 and December 31, 2010, respectively	9,802,000	10,575,000
Common stock, $.001par value, 90,000,000 authorized shares, 25,458,286 and 22,138,876 issued at September 30, 2011 and December 31, 2010, respectively and 25,924,004 and 22,576,504 outstanding at September 30, 2011 and December 31, 2010, respectively	25,458	22,139
Additional paid-in capital	93,972,787	88,968,889
Accumulated deficit prior to re-entering development stage	(126,670,716)	(126,670,716)
Retained earnings during development stage	22,824,688	26,979,695
Treasury stock, at cost, 22,412 shares	(336,285)	(336,285)
Unearned common stock in KSOP, at cost, 15,200 shares	(225,913)	(225,913)

Total stockholders’ equity	7,326,074	7,545,043

Total liabilities and stockholders’ equity	$22,967,518	$23,418,012

See accompanying notes to the condensed consolidated financial statements

GREENHUNTER ENERGY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

AND THE PERIOD FROM JULY 1, 2010 (RE-ENTERING DEVELOPMENT STAGE) THROUGH

SEPTEMBER 30, 2011

(Development Stage Company)

					From Re-entering Development State July 1, 2010 through September 30, 2011
	For the three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUES:
Storage rental revenue — related party	$221,800	$—	$221,800	$—	$221,800
Other revenue — related party	8,000	—	8,000	—	8,000

Total revenues	229,800	—	229,800	—	229,800

COST OF SERVICES PROVIDED:
Cost of storage services	203,500	—	203,500	—	203,500
Project costs	3,113	—	3,316	4,065	(11,379)
Depreciation expense	47,762	47,298	142,242	141,803	237,495
Selling, general and administrative	661,686	1,592,241	2,777,681	3,376,541	6,074,149
Loss on asset impairments	—	—	—	160,824	—

Total costs and expenses	916,061	1,639,539	3,126,739	3,683,233	6,503,765

OPERATING LOSS	(686,261)	(1,639,539)	(2,896,939)	(3,683,233)	(6,273,965)

OTHER INCOME (EXPENSE):
Interest and other income	6	729,910	4,866	2,865,688	863,371
Interest, accretion and other expense	(193,051)	(167,025)	(566,345)	(499,702)	(290,174)
Unrealized gain (loss) on convertible securities	12,965	—	(185,944)	—	(1,187,566)

Total other income (expense)	(180,080)	562,885	(747,423)	2,365,986	(614,369)

Loss from continuing operations	(866,341)	(1,076,654)	(3,644,362)	(1,317,247)	(6,888,334)

Gain on disposal of discontinued operations	—	—	—	—	33,055,388
Loss from discontinued operations, net of taxes	—	(1,508,789)	—	(7,946,214)	(2,495,802)

Net income (loss)	(866,341)	(2,585,443)	(3,644,362)	(9,263,461)	23,671,252
Preferred stock dividends	(159,997)	(163,863)	(510,645)	(483,785)	(846,564)

Net income (loss) to common stockholders	(1,026,338)	(2,749,306)	(4,155,007)	(9,747,246)	22,824,688

Weighted average shares outstanding, basic and diluted	25,886,392	22,500,492	24,237,641	22,393,763	23,534,772

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.04)	$(0.06)	$(0.17)	$(0.08)	$(0.33)

Discontinued operations	$—	$(0.06)	$—	$(0.36)	$1.30

Net income (loss) per share	$(0.04)	$(0.12)	$(0.17)	$(0.44)	$0.97

See accompanying notes to the condensed consolidated financial statements

GREENHUNTER ENERGY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 1, 2010 TO SEPTEMBER 30, 2011

(Development Stage Company)

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit Prior to Re-entering Development Stage	Accumulated Deficit During Development Stage July 1, 2010 - September 30, 2011	Treasury Stock	Unearned Shares in KSOP	Total Stockholders’ Equity (Deficit)
BALANCE, July 1, 2010	$7,904,508	$10,575,000	$22,139	$88,043,038	$(126,670,716)	$—	$(336,285)	$(225,913)	$(20,688,229)
Transfer accumulated preferred dividends to stated value	327,726	—	—	—	—	—	—	—	327,726
Share based payments	—	—	—	925,851	—	—	—	—	925,851
Dividends on preferred stock	—	—	—	—	—	(335,919)	—	—	(335,919)
Net income	—	—	—	—	—	27,315,614	—	—	27,315,614

BALANCE, DECEMBER 31, 2010	$8,232,234	$10,575,000	$22,139	$88,968,889	$(126,670,716)	$26,979,695	$(336,285)	$(225,913)	$7,545,043
Transfer accumulated preferred dividends to stated value	682,700	—	—	—	—	—	—	—	682,700
Share based payments	—	—	—	345,059	—	—	—	—	345,059
Issued shares of common stock and warrants for cash	—	—	1,045	1,037,055	—	—	—	—	1,038,100
Issued shares of common stock for 401K matching contribution	—	—	229	206,241	—	—	—	—	206,470
Dividends on preferred stock	—	—	—	—	—	(510,645)	—	—	(510,645)
Issued shares of common stock and warrants upon conversion of shares of Series A Preferred Stock	(980,879)	—	772	1,607,870	—	—	—	—	627,763
Issued shares of common stock and warrants upon conversion of shares of Series B Preferred Stock	—	(773,000)	773	1,308,173	—	—	—	—	535,946
Issued shares of common stock and warrants upon conversion of $500,000 in principal of the promissory note payable with a related party	—	—	500	499,500	—	—	—	—	500,000
Net loss	—	—	—	—	—	(3,644,362)	—	—	(3,644,362)

BALANCE, SEPTEMBER 30, 2011	$7,934,055	$9,802,000	$25,458	$93,972,787	$(126,670,716)	$22,824,688	$(336,285)	$(225,913)	$7,326,074

See accompanying notes to the condensed consolidated financial statements

GREENHUNTER ENERGY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

AND THE PERIOD FROM JULY 1, 2010 (RE-ENTERING DEVELOPMENT STAGE) THROUGH

SEPTEMBER 30, 2011

(Development Stage Company)

			From Re-entering Development Stage July 1, 2010 through September 30, 2011
	For the Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,644,362)	$(9,263,461)	$23,671,252
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	142,242	1,721,785	237,495
Noncash stock compensation	345,059	1,180,256	1,270,910
Issue warrants on letter of guarantee	—	69,111	—
Amortization of deferred financing costs	68,750	1,394,637	620,291
Loss on asset impairments	—	160,824	—
Loss (gain) on sale of assets	1,967	—	(33,053,421)
Accretion of discount	7,883	300,249	175,563
Unrealized loss (gain) from change in fair value of convertible securities	185,944	—	1,187,566
Changes in certain assets and liabilities:
Accounts receivable	(121,332)	(212,060)	(120,424)
Inventory	—	179,322	—
Prepaid expenses	135,794	543,168	103,693
Accounts payable	226,127	(7,037,977)	2,029,158
Accrued liabilities	911,822	4,627,292	2,174,672
Deposits and other current assets	—	110	110

Net cash used in operating activities	(1,740,106)	(6,336,744)	(1,703,135)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	—	2,018,765	48
Proceeds from sale of assets	—	9,775	—
Additions to fixed assets	(6,853)	(1,287,132)	(1,806,001)
Decrease (increase) in other assets	(2,000)	(1,246,136)	48,000

Net cash used in investing activities	(8,853)	(504,728)	(1,757,953)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants	1,038,100	—	1,038,100
Increase in notes payable	701,690	666,340	1,666,682
Payment of notes payable	(157,310)	(198,473)	(280,511)
Payment of deferred financing costs	—	(180,644)	(275,802)

Net cash provided by financing activities	1,582,480	287,223	2,148,469

CHANGE IN CASH	(166,479)	(6,554,249)	(1,312,619)

CASH, beginning of period	181,471	6,914,381	1,327,611

CASH, end of period	$14,992	$360,132	$14,992

Cash paid for interest	$208,989	$893,774	$1,029,661

NONCASH TRANSACTIONS:
Issued shares of common stock for 401K matching contribution	$206,470	$—	$206,470

Accrued dividends converted to additional stated value of Series A Preferred Stock	$682,700	$639,845	$1,010,425

Shares of common stock and warrants issued upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock	$1,753,879	$—	$1,753,879

Shares of common stock and warrants issued upon conversion of principal on promissory note with a related party	$500,000	$—	$500,000

See accompanying notes to condensed consolidated financial statements

GREENHUNTER ENERGY, INC.

AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

In this quarterly report on Form 10-Q, the words “GreenHunter Energy”, “company”, “we”, “our”, and “us” refer to GreenHunter Energy, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. The condensed consolidated balance sheet of GreenHunter Energy, Inc. and subsidiaries as of September 30, 2011, the condensed consolidated statements of operations for the three and nine months ended September 30, 2011 and 2010, the condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2011, and the condensed consolidated statements of cash flows for the nine months ended September 30, 2011 and 2010, are unaudited. The December 31, 2010 condensed consolidated balance sheet information is derived from audited financial statements. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position at September 30, 2011, and the results of operations for the three and nine month periods ended September 30, 2011 and 2010, changes in stockholders’ equity for the nine months ended September 30, 2011, and cash flows for the nine month periods ended September 30, 2011 and 2010.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. You should read these condensed consolidated financial statements in conjunction with the financial statements and notes thereto included in our December 31, 2010 Form 10-K. The results of operations for the three and nine month periods ended September 30, 2011 are not necessarily indicative of the operating results that will occur for the full year.

The accompanying condensed consolidated financial statements include the accounts of the company and our subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Certain items have been reclassified to conform with the current presentation.

Development Stage Company

The Company has not earned significant revenue from planned principal operations since the second quarter of 2010. Accordingly, effective July 1, 2010, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth by FASB ASC 915. Among the disclosures required are that the Company’s financial statements be identified as those of a development stage company, and the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception of development stage.

Nature of Operations

Our business plan is to acquire businesses, develop projects, and operate assets involved within the of clean water business as it relates to the oil and gas industry in the unconventional oil and natural gas resource plays. We had previously structured our business to become a leading provider of clean energy products offering industrial, business, and residential customers the opportunity to purchase and utilize clean energy generated from renewable sources. We have refocused our efforts in 2011 on clean water management systems and services. Management has identified a significant unmet need and market opportunity in the area of clean water management as it relates to unconventional oil and natural gas resource plays in the energy industry.

The accompanying financial statements include the accounts of GreenHunter Energy, Inc. and our wholly-owned subsidiaries, GreenHunter Mesquite Lake, LLC (“Mesquite Lake”), GreenHunter Wind Energy, LLC (“Wind”), and GreenHunter Water, LLC. All significant intercompany transactions and balances have been eliminated.

Income or Loss Per Share

Basic income or loss per common share is net income or loss applicable to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is calculated in the same manner, but also considers the impact to net income or loss and common shares outstanding for the potential dilution from stock options, warrants, convertible debentures and preferred stock.

Shares of common stock underlying the following items were not included in dilutive weighted average shares outstanding for the three and nine month periods ended September 30, 2011 and 2010, as their effects would have been anti-dilutive.

	Nine months ended September 30,
	2011	2010
Stock options	6,776,500	7,076,500
Warrants	3,638,794	6,351,745
Convertible debentures	5,625,970	31,283,251
Preferred Stock	2,893,744	3,056,447

Total	18,935,008	47,767,943

NOTE 2. CURRENT PLAN OF OPERATIONS AND ABILITY TO OPERATE AS A GOING CONCERN

Our financial position has been adversely affected by our lack of working capital and the overall deterioration across all capital markets, particularly those for renewable energy companies. The lack of consistent and meaningful governmental support with tax incentives and other credit enhancements has had a serious detrimental effect on our previously planned business operations.

As of September 30, 2011, we had a working capital deficit of $12.6 million which includes $4.3 million related to earlier construction activities at our Mesquite Lake Biomass Plant.

We have continued to experience losses from ongoing operations. These factors raise doubt about our ability to continue as a going concern. We have begun to generate revenue from our water management activities. We have received a number of capital advances from our Chairman and Chief Executive Officer in exchange for promissory notes that have been consolidated and extended to December 31, 2011. On August 15, 2011, the letter of guarantee from the Chairman and Chief Executive Officer of the company was increased for up to $2.0 million of credit support if needed to fund future operations. The total amount loaned against this letter of guarantee is approximately $922 thousand resulting in a remaining guarantee of $1.1 million as of September 30, 2011.

Execution of our business plan for the next twelve months requires the ability to generate cash to satisfy planned operating requirements. We expect to receive $500 thousand in proceeds from the sale of our Ocotillo wind energy project after certain conditions are met which is estimated to be during the first quarter of 2012. Along with the revenue generated from our water management activities and letter of guarantee and credit support, we anticipate having sufficient cash reserves to meet all of our anticipated operating obligations for the next twelve months. Planned capital expenditures are wholly dependent on the Company’s ability to secure additional capital. As a result, we are in the process of seeking additional capital through a number of different alternatives, and particularly with respect to procuring working capital sufficient for the development of our water management projects in order that we have a business segment that can generate positive cash flow to sustain operations. We continue to pursue numerous opportunities in the water resource management business as it relates to the oil and gas industry.

NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amended guidance changes several aspects of the fair value measurement guidance in ASC 820, Fair Value Measurement, further clarifying how to measure and disclose fair value. This guidance amends the application of the “highest and best use” concept to be used only in the measurement of fair value of nonfinancial assets, clarifies that the measurement of the fair value of equity-classified financial instruments should be performed from the perspective of a market participant who holds the instrument as an asset, clarifies that an entity that manages a group of financial assets and liabilities on the basis of its net risk exposure can measure those financial instruments on the basis of its net exposure to those risks, and clarifies when premiums and discounts should be taken into account when measuring fair value. The fair value disclosure requirements also were amended. The amendment is effective for the Company at the beginning of January 2012, with early adoption prohibited. The adoption of this amendment is not expected to materially affect the Company’s financial statements.

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards also establish a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

•	Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets

•

Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

•	Level 3 — Significant inputs to the valuation model are unobservable

As of September 30, 2011 and December 31, 2010 there were no transactions measured at fair value on a nonrecurring basis. The following table shows assets and liabilities measured at fair value on a recurring basis as of September 30, 2011 and December 31, 2010 and the input categories associated with those assets and liabilities.

	$1,001,622	$1,001,622	$1,001,622
Fair value measurements on a recurring basis September 30, 2011
	Level 1	Level 2	Level 3
Convertible securities	$—	$—	$23,857

Total liabilities at fair value	$—	$—	$23,857

	$1,001,622	$1,001,622	$1,001,622
Fair value measurements on a recurring basis December 31, 2010
	Level 1	Level 2	Level 3
Convertible securities	$—	$—	$1,001,622

Total liabilities at fair value	$—	$—	$1,001,622

The following schedule shows the changes in fair value measurements during the nine months ended September 30, 2011:

Fair market value as of December 31, 2010	$(1,001,622)
Unrealized loss from change in fair market value	(185,944)
Fair market value of derivatives settled upon conversion of Preferred Stock to common shares	1,163,709

Fair market value as of September 30, 2011	$(23,857)

The Company had current derivative liabilities resulting from the antidilutive features on its common stock warrants, Series A Convertible Preferred Stock, and Series B Convertible Preferred Stock. The estimated fair value of the convertible securities liability is revalued at each balance sheet date, with changes in value recorded as other income or expense in the consolidated statements of operations. As discussed in Note 8, Stockholders’ Equity, on June 21, 2011, pursuant to the agreement with the holder of our Series A and Series B Preferred Stock outstanding, the holder converted 772 shares of Series A Preferred and 773 shares of Series B Preferred with combined stated value of $1.8 million into 772,500 units under a private placement of common stock and warrants. The fair value of the antidilutive provision for those shares on June 21, 2011, of $1.2 million was reclassed to additional paid in capital upon the conversion of the preferred shares.

NOTE 5. DISCONTINUED OPERATIONS

During June 2010, the assets of GreenHunter BioFuels, Inc. were placed into receivership. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy. The divestiture of our interests in GreenHunter BioFuels resulted in a gain of $33.1 million.

The following table provides summarized income statement information related to GreenHunter BioFuel’s discontinued operations for the three and nine months ended September 30, 2010:

	Three months ended September 30, 2010	Nine months ended September 30, 2010
Sales and other revenues from discontinued operations	$—	$319,170
Operating expenses from discontinued operations	(298,009)	(4,127,513)
Other income (expense) from discontinued operations	(1,210,780)	(4,137,871)

Income (loss) from discontinued operations	$(1,508,789)	$(7,946,214)

NOTE 6. IMPAIRMENTS

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-term assets or whether the remaining balance of long-term assets should be evaluated for possible impairment. We compare the estimate of the related undiscounted cash flows over the remaining useful lives of the applicable assets to the assets’ carrying values in measuring their recoverability. When the future cash flows are not sufficient to recover an asset’s carrying value, an impairment charge is recorded for the difference between the asset’s fair value and its carrying value. During the nine months ended September 30, 2011, we recorded no impairments. We recorded $161 thousand of impairments for the nine months ended September 30, 2010, on assets related to wind projects that had expired.

NOTE 7. NOTES PAYABLE

Notes Payable at September 30, 2011 and December 31, 2010, consisted of the following:

	September 30, 2011	December 31, 2010
Long-Term Debt:
Note payable due November 30, 2017, 5.7% (See Note 13, Subsequent Events)	$2,920,119	$2,982,051
Notes payable to related party due December 31, 2011, 10% and 14%	922,157	766,957
Notes payable due between July 1, 2011 and March 2, 2012, rates from 7.0% to 8.25%	17,847	81,499
9% Series B Senior Secured Redeemable Debentures due on various dates ranging from September 30, 2013 to February 28, 2014, net of discount of $21,675 and $29,558 at September 30, 2011 and December 31, 2010, respectively	5,280,132	5,272,249

	9,140,255	9,102,756
Less: current portion	(6,318,917)	(943,560)

Total Long-Term Debt	$2,821,338	$8,159,196

Note Payable to Related Party

During the nine months ended September 30, 2011, the Company has borrowed an additional $100 thousand under a promissory note due to the Company’s Chairman and Chief Executive Officer. On May 6, 2011, the maturity date was extended to December 31, 2011 and accrued interest of $42 thousand was added to the principle balance. During the nine months ended September, 30, 2011, the Company borrowed an additional $570 thousand under a new promissory note at an interest rate of 14% from the Chairman and Chief Executive Officer. During the nine months ended September 30, 2011, related party receivable balances of approximately $57 thousand were offset against the promissory note.

On June 21, 2011, principal in the amount of $500,000 from the 10% Promissory Note was converted to 250,000 units which were offered under our private placement of common stock and warrants. See Note 8, Stockholders Equity, for more information.

The balance under these promissory notes was $922,157 at September 30, 2011, and $766,957 at December 31, 2010.

Series B Debentures

The Company has not paid interest on the Series B debentures for the period March 2011 through September 2011. Therefore, we were in default on our Series B Debentures at September 30, 2011. Upon an event of default, the debentures become due and payable upon demand, so we have classified the debentures as a current liability as of September 30, 2011. These debentures are secured by GreenHunter Energy’s equity interest in GreenHunter Mesquite Lake, LLC and are otherwise non-recourse to GreenHunter Energy.

NOTE 8. STOCKHOLDERS’ EQUITY

The following table reflects changes in our outstanding common stock, preferred stock and warrants during the periods reflected in our financial statements from December 31, 2010 to September 30, 2011:

	Preferred Stock	Common Stock	Treasury Stock	KSOP	Warrants
December 31, 2010	17,325	22,576,504	22,412	15,200	5,443,911
Issue common stock and warrants for cash	—	1,045,000	—	—	1,045,000
Issue common stock and warrants upon conversion of $500,000 in principal on promissory notes	—	500,000	—	—	500,000
Issue common stock and warrants upon conversion of 1,545 shares of preferred stock	(1,545)	1,545,000	—	—	1,545,000
Common shares granted to non-employee Board Members	—	28,090	—	—	—
Common shares granted as 401k matching contribution	—	229,410	—	—	—
Warrants expired during the period	—	—	—	—	(4,895,117)

September 30, 2011	15,780	25,924,004	22,412	15,200	3,638,794

Preferred Stock

We were not able to pay dividends on our Series A Preferred Stock for the quarters ending December 31, 2010, March 31, 2011, June 30, 2011, and September 30, 2011. In accordance with the terms of this preferred stock, accrued dividends of $344 thousand and $339 thousand on March, 31, 2011 and September 30, 2011, respectively, were added to the stated value of the preferred stock. This additional $683 thousand in stated value will accrue dividends at a 10% rate per annum.

In January of 2011 we entered into an agreement with the holder of our Series A and Series B Preferred Stock where by the holder waived their right under the Series A and Series B Certificate of Designations as it pertains to the adjustment of the conversion price caused by the Company’s private placement to certain accredited investors for consideration of the ability to convert shares of the Series A Preferred having an aggregate stated value equal to 50% and shares of the Series B Preferred having an aggregate stated value equal to 50% of the gross proceeds received by the Company from investors after the closing of the offering into shares of common stock of the Company at the same price which the Company sells the unit shares to investors.

On June 21, 2011, pursuant to the agreement with the holder of our Series A and Series B Preferred Stock outstanding, the holder converted 772 shares of Series A Preferred and 773 shares of Series B Preferred with combined stated value of $1.8 million into 772,500 units which were sold under our private placement of common stock and warrants. The fair value of the antidilutive provision for those shares on June 21, 2011, of $1.2 million was reclassed to additional paid in capital upon the conversion of the preferred shares.

Common Stock and Common Stock Warrants

We have 90,000,000 authorized shares of common stock. We cannot pay any dividends on our common stock until all Series A cumulative preferred dividends have been satisfied.

On January 28, 2011, the Company entered into a private placement of common equity securities with accredited investors. The equity securities sold consisted of units comprised of two shares of common stock and two common stock warrants, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share for $2.00 per unit. The sale of these units resulted in new proceeds of $1.0 million to the Company. The warrants are exercisable immediately and expire on January 31, 2014.

The Company’s private placement entered into on January 28, 2011, triggered the antidilutive provision on 4,602,548 common stock warrants outstanding at that time, which adjusted the exercise price for the warrants to $1.50.

On April 6, 2011, the Company’s Board of Directors approved the 2010 fiscal year 401k matching contribution of $206 thousand to be paid in shares of common stock of the company based on the closing price on that date.

On June 21, 2011, the Company issued 1,545,000 shares of common stock, 772,500 warrants with an exercise price of $1.50, and 772,500 warrants with an exercise price of $2.50 upon the conversion of shares of preferred stock with a stated value of $1.8 million. The fair value of the antidilutive provision on the converted preferred shares on June 21, 2011, of $1.2 million was reclassed to additional paid in capital upon the conversion of the preferred shares.

On June 21, 2011, the Company issued 500,000 shares of common stock, 250,000 common stock warrants with an exercise price of $1.50, and 250,000 common stock warrants with an exercise price of $2.50 upon the conversion of $500 thousand in principal of our promissory notes with a related party.

During the nine months ended September 30, 2011, 4,895,117 of our $1.50 common stock warrants have expired.

NOTE 9. SHARE-BASED COMPENSATION

We account for our stock-based compensation in accordance with ASC standards on Share-based Payments. The standards apply to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under the ASC standards, we are required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option.

In September 2010, the Company adopted its 2010 Long-Term Incentive Compensation Plan (the “Incentive Plan”), which provides for equity incentives to be granted to employees, officers or directors of the Company, as well as key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares on the date of grant, stock appreciation rights, restricted stock awards, stock bonus awards, other stock-based awards, or any combination of the foregoing. A maximum of 5,000,000 shares of Common Stock were authorized for issuance under the Incentive Plan.

Common Stock Options

The company did not grant any stock options during the nine months ended September 30, 2011.

We recorded share-based compensation expense of $345 thousand related to stock options for which the requisite service period elapsed during the nine months ended September 30, 2011. These expenses are included in our selling, general and administrative expenses. No option exercises occurred during the nine months ended September 30, 2011.

As of September 30, 2011, there was $645 thousand of total unrecognized compensation cost related to unvested shares associated with stock options which will be recognized over a weighted-average period of .99 years. We recognize compensation expense for our stock options on a straight-line basis over their vesting term. We are required to issue new shares of common stock upon the exercise of the stock options by such holder(s).

We estimated the fair value of each stock based grant using the Black-Scholes option pricing method for service and performance based options, and the Lattice Model for market based awards.

The following is a summary of stock option activity during the nine months ended September 30, 2011.

	Number of Shares	Weighted average Exercise Price	Aggregate Intrinsic Value* ($000’s)
Outstanding — Beginning of Period	7,076,500	$5.95	$—
Granted	—	—	—
Exercised	—	—	—
Cancelled	300,000	1.41	—

Outstanding — End of Period	6,776,500	$6.77	$—

Exercisable — End of Period	6,067,328	$7.35	$—

*	The Aggregate Intrinsic Value was calculated using the September 30, 2011stock price of $0.72.

The following is a summary of stock options outstanding at September 30, 2011:

Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Number of Exercisable Options
$0.97	100,000	7.68	66,666
$1.41	200,000	8.21	100,000
$1.96	1,725,000	7.91	1,149,997
$5.00	3,247,000	5.63	3,247,000
$7.50	33,333	6.01	33,333
$10.00	243,333	6.16	243,333
$10.12	2,500	7.03	1,666
$12.00	6,500	6.24	6,500
$13.66	3,000	6.76	3,000
$17.76	40,000	6.37	40,000
$18.00	16,667	6.45	16,667
$18.91	1,099,167	6.38	1,099,166
$19.75	13,333	6.55	13,333
$20.64	25,000	6.69	25,000
$22.75	21,667	6.62	21,667

	6,776,500		6,067,328

Share Awards

During the nine months ended September 30, 2011, we granted 28,090 shares of common stock to the nonemployee members of the Board of Directors as payment for their fees for the first quarter of 2011 in lieu of receiving cash for their fees. These common shares vest immediately and were valued at weighted average of $0.89 per share, based on the quoted market value of the stock on the date of the grant. We recognized $25 thousand of expense in our selling, general, and administrative expenses as of September 30, 2011, related to these shares. These shares were not issued as of September 30, 2011 but are included in weighted average basic shares outstanding as of September 30, 2011. At September 30, 2011, there were 198,690 shares owed to the non-employee members of the Board of Directors that were not issued but are included in weighted average basic shares outstanding as of September 30, 2011.

NOTE 10. RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2011, we earned storage revenue for providing water storage tanks for lease to Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and significant shareholder. Storage and other revenue totaled $230 thousand for the three and nine months ended September 30, 2011 and $0 for the three and nine months ended September 30, 2010.

During the nine months ended September 30, 2011, we obtained accounting services for a fee and provided office space and services for a fee to Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and significant shareholder. Office related services revenues net of professional services expense totaled $66 thousand and $107 thousand for the three and nine months ended September 30, 2011 and $30 thousand and $90 thousand for the three and nine months ended September 30, 2010.

During the nine months ended September 30, 2011, the Company has borrowed an additional $100,000 under a promissory note due to the Company’s Chairman and Chief Executive Officer. On May 6, 2011, the maturity date was extended to December 31, 2011. The Company also borrowed an additional $570,000 under a new promissory note at an interest rate of 14% from the Chairman and Chief Executive Officer. On June 21, 2011, principal in the amount of $500,000 from the 10% Promissory Note was converted to 250,000 units which were offered under our private placement of common stock and warrants. See Note 8, Stockholders’ Equity, for more information.

NOTE 11. SEGMENT DATA

We currently have three reportable segments: Water Management, Wind Energy, and Biomass. Each of our segments is a strategic business that offers different products and services. They are managed separately because each business unit requires different technology, marketing strategies and personnel. All of our segments are still in development stages with no significant operations.

The accounting policies for our segments are the same as those described in our Form 10-K for the year ended December 31, 2010. There are no intersegment revenues or expenses.

Segment data for the three and nine month periods ended September 30, 2011 and 2010 are as follows:

	For the Three Months Ended September 30, 2011
	Unallocated Corporate	Water Management	BioMass	Wind Energy	TOTAL
Total Revenues	$—	$229,800	$—	$—	$229,800
Total Operating Costs (recoveries)	—	203,500	—	3,113	206,613
Depreciation expense	47,762	—	—	—	47,762
Selling, general and administrative	645,972	20,951	(5,555)	318	661,686

Operating income (loss)	(693,734)	5,349	5,555	(3,431)	(686,261)
Other income and (expense)	(180,080)	—	—	—	(180,080)

Income (loss) from continuing operations	$(873,814)	$5,349	$5,555	$(3,431)	$(866,341)

Total Assets	$3,983,980	$3,805	$18,980,209	$(476)	$22,967,518

Capital Expenditures	$—	$2,306	$—	$—	$2,306

Depreciation expense	$47,298	$—	$—	$—	$47,298
Selling, general and administrative	1,202,487	—	386,854	2,900	1,592,241

Operating loss	(1,249,785)	—	(386,854)	(2,900)	(1,639,539)
Other income and (expense)	(132,352)	—	445,237	250,000	562,885

Income (loss) from continuing operations	$(1,382,137)	$—	$58,383	$247,100	$(1,076,654)

Total Assets	$5,702,782	$—	$18,295,087	$290,290	$24,288,159

Capital Expenditures	$—	$—	$958,986	$—	$958,986

	$69,745	$69,745	$69,745	$69,745	$69,745
	For the Nine Months Ended September 30, 2011
	Unallocated Corporate	Water Management	BioMass	Wind Energy	TOTAL
Total Revenues	$—	$229,800	$—	$—	$229,800
Total Operating Costs	—	203,500	—	3,316	206,816
Depreciation expense	142,242	—	—	—	142,242
Selling, general and administrative	2,481,469	20,951	273,973	1,288	2,777,681

Operating income (loss)	(2,623,711)	5,349	(273,973)	(4,604)	(2,896,939)
Other income and (expense)	(747,423)	—	—	—	(747,423)

Income (loss) from continuing operations	$(3,371,134)	$5,349	$(273,973)	$(4,604)	$(3,644,362)

Total Assets	$3,983,980	$3,805	$18,980,209	$(476)	$22,967,518

Capital Expenditures	$—	$2,306	$4,547	$—	$6,853

	$69,745	$69,745	$69,745	$69,745	$69,745
	For the Nine Months Ended September 30, 2010
	Unallocated Corporate	Water Management	BioMass	Wind Energy	TOTAL
Total Operating Costs	$—	$—	$—	$4,065	$4,065
Depreciation expense	141,803	—	—	—	141,803
Loss on asset impairments	—	—	—	160,824	160,824
Selling, general and administrative	3,326,696	—	34,477	15,368	3,376,541

Operating loss	(3,468,499)	—	(34,477)	(180,257)	(3,683,233)
Other income and (expense)	(189,543)	—	2,305,527	250,002	2,365,986

Income (loss) from continuing operations	$(3,658,042)	$—	$2,271,050	$69,745	$(1,317,247)

Total Assets	$5,702,782	$—	$18,295,087	$290,290	$24,288,159

Capital Expenditures	$7,474	$—	$1,279,209	$—	$1,286,683

NOTE 12. COMMITMENTS AND CONTINGENCIES

Bioversel, Inc

Bioversel brought suit against the Company on September 24, 2008, alleging that the Company has repudiated its biodiesel tolling agreement, as amended with the plaintiff. The plaintiff alleged breach of contract, fraud, and conversion regarding defendant’s ability to process feedstock into biodiesel under the contract. The Company filed a countersuit against Bioversel, Inc. for failure to make payments to defendant under the contract.

On October 11, 2011, the Court dismissed all claims against the Company under this lawsuit, with no right to appeal on the part of the Plaintiff.

Series A Debenture Holders, et al.

On or about June 29, 2007, GreenHunter issued a Private Placement Memorandum to potential investors for 10% Series A Secured Redeemable Debentures. The plaintiffs allege that the defendants fraudulently made representations to the plaintiffs that the debentures were collaterally backed by the biodiesel refinery, when in fact the only collateral for the Debentures was security in GreenHunter’s previously wholly owned subsidiary, GreenHunter BioFuels, Inc.

Plaintiffs refiled an arbitration case for this matter to be heard in Houston, Texas. The parties have since conducted a preliminary hearing. There will be no discovery conducted between the parties and an arbitration hearing has now been set for January 2012. No amounts have been accrued as no losses are anticipated as a result of this claim. GreenHunter’s insurance carrier has been covering the cost of this litigation.

NOTE 13. SUBSEQUENT EVENTS

The subsequent event disclosures have been updated through January 17, 2012.

On October 13, 2011, the Company entered into an agreement to sell one of our office buildings in Grapevine, Texas, for $1.7 million to Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and significant shareholder. The Company recognized a gain of $458 thousand on the sale of the building. A portion of the proceeds from the sale were used to reduce our note payable due November 30, 2017 by $1.4 million on the closing date.

On November 18, 2011, the Company received notice from the Exchange Staff of the NYSE Amex LLC indicating that the Company is below one of the Exchange’s continued listing requirements of the NYSE Amex LLC’s Company Guide due to the Company sustaining losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, that the company will able to continue operation and /or meet its obligations as they become due as set forth in Section 1003 (a)(iv) of the Company Guide.

The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by December 20, 2011, that demonstrates the Company’s ability to regain compliance with Section 1003 (a)(iv) by March 20, 2011. The Company has submitted a plan by the time specified; however, if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide.

Equipment Note Payable

On November 28, 2011, Green Hunter Water, LLC entered into a promissory note, for which the Company is guarantor, with a financial institution for $820,000 maturing on February 28, 2017, at an interest rate of LIBOR plus 4%. Principal and interest payments of approximately $15 thousand are due monthly beginning March 28, 2012, and the loan is payable in full immediately upon the lender’s demand. The collateral on the note is the equipment purchased with the promissory note proceeds.

On November 28, 2011, the interest rate of the 10% promissory note to Mr. Gary C. Evans, our Chairman and Chief Executive Officer, was increased to 14%, retrospectively effective January 1, 2011. Additionally, both promissory notes were amended to provide Mr. Evans the right to convert the promissory notes to shares of common stock of the Company with a conversion price equal to the closing stock price on the day prior to his election to convert.

Acreage Acquisition

On December 15, 2011, we completed the first closing on the acquisition of approximately 5 surface acres, including the existing well, located in West Virginia where we will develop a commercial water service facility. The acquisition includes an existing well that has been approved for commercial water disposal. The second closing will be upon the well commencing commercial operations. We will pay in total approximately $375,000, which will consist of approximately $187,500 in cash plus an additional approximately $94 thousand in unregistered shares of our common stock and approximately $94 thousand in unregistered shares of our Series C Preferred Stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

GreenHunter Energy, Inc.

We have audited the accompanying consolidated balance sheets of GreenHunter Energy, Inc. and subsidiaries (a development stage company) (collectively, the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the each of the years then ended and for the period from July 1, 2010 through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GreenHunter Energy, Inc. and subsidiaries as of December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the years then ended, and for the period from July 1, 2010 through December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas

March 31, 2011

GREENHUNTER ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(Development Stage Company)

	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$181,471	$6,914,381
Related party accounts receivable	4,783	77,495
Deposits and other current assets	88,014	53,686
Prepaid expenses and other current assets	182,079	153,631
Assets held for sale — current	—	2,743,247

Total current assets	456,347	9,942,440

FIXED ASSETS:
Land and improvements	3,243,687	3,243,687
Buildings	3,100,621	3,100,621
Plant and other equipment	2,626,140	2,921,202
Accumulated depreciation	(566,525)	(516,837)
Construction in progress	12,846,608	10,750,089

Net fixed assets	21,250,531	19,498,762

OTHER ASSETS:
Assets held for sale — long term	—	38,701,662
Deferred financing costs, net of amortization of $193,335 and $101,668, Respectively	264,998	375,415
Other noncurrent assets	1,446,136	300,000

Total assets	$23,418,012	$68,818,279

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of notes payable	$943,560	$169,541
Accounts payable	2,098,328	1,710,503
Dividends payable	172,056	156,060
Accrued liabilities	3,498,207	7,379,973
Convertible securities	1,001,622	—
Liabilities associated with assets held for sale	—	45,902,379

Total current liabilities	7,713,773	55,318,456

NON-CURRENT LIABILITIES:
Notes payable, less current portion	2,886,947	2,983,045
Redeemable debentures, net of discount of $29,558 and $40,069, respectively	5,272,249	5,261,739
Debentures secured by assets of discontinued operations, net of discount of $0 and 1,007,039, respectively	—	20,027,109

Total long-term liabilities	8,159,196	28,271,893

COMMITMENTS AND CONTINGENCIES (Notes 6 and 12)

STOCKHOLDERS’ EQUITY (DEFICIT):
Series A 8% convertible preferred stock, $.001 par value, $1,220 and $1,125 stated value, respectively, 6,750 issued and outstanding	8,232,234	7,592,389
Series B convertible preferred stock, $.001 par value, $1,000 stated value, 10,575 issued and outstanding	10,575,000	10,575,000
Common stock, $.001 par value, 90,000,000 authorized shares, 22,138,876 issued	22,139	22,139
Additional paid-in capital	88,968,889	87,273,376
Accumulated deficit prior to re-entering development stage	(126,670,716)	(119,672,776)
Accumulated earnings during development stage	26,979,695	—
Treasury stock, at cost, 22,412 shares	(336,285)	(336,285)
Unearned common stock in KSOP, at cost, 15,200 shares	(225,913)	(225,913)

Total stockholders’ equity (deficit)	7,545,043	(14,772,070)

Total liabilities and stockholders’ equity (deficit)	$23,418,012	$68,818,279

See accompanying notes to consolidated financial statements

GREENHUNTER ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Development Stage Company)

	For the Year Ended December 31,		From Re-entering Development Stage July 1, 2010 through December 31, 2010
	2010	2009
COSTS AND EXPENSES:
Hurricane repairs and losses (insurance proceeds)	$—	$(449,941)	$—
Project costs	(10,630)	105,445	(14,695)
Depreciation expense	189,758	228,696	95,253
Selling, general and administrative	5,080,768	6,614,154	3,267,330
Loss on asset impairments	160,824	1,868,911	—

Total costs and expenses	5,420,720	8,367,265	3,347,888

OPERATING LOSS FROM CONTINUING OPERATIONS	(5,420,720)	(8,367,265)	(3,347,888)

OTHER INCOME (EXPENSE):
Interest and other income	2,994,283	2,083,911	858,505
Interest, accretion and other expense	(56,506)	(768,932)	1,522,790
Unrealized loss on convertible securities	(1,001,622)	—	(1,001,622)

Total other income	1,936,155	1,314,979	1,379,673

Loss from continuing operations	(3,484,565)	(7,052,286)	(1,968,215)

Gain (Loss) on sale or disposal of discontinued operations	33,055,388	(563,388)	33,055,388
Loss from discontinued operations, net of taxes	(8,933,227)	(7,802,756)	(3,771,559)

Net Income (Loss)	20,637,596	(15,418,430)	27,315,614

Preferred stock dividends	(655,841)	(775,782)	(335,919)

Net income (loss) to common stockholders	$19,981,755	$(16,194,212)	$26,979,695

Weighted average shares outstanding, basic and diluted	22,428,950	21,612,172	22,516,928

Net loss per share from continuing operations	$(0.18)	$(0.36)	$(0.10)

Net earnings (loss) per share from discontinued operations	$1.08	$(0.39)	$1.30

Net earnings (loss) per share	$0.89	$(0.75)	$1.20

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2009 TO DECEMBER 31, 2010

(Development Stage Company)

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Additional Paid in Capital	Noncontrolling Interest	Accumulated Deficit Prior to Re-entering Development Stage	Accumulated Deficit During Development Stage July 1, 2010 - December 31, 2010	Treasury Stock	Unearned Shares in KSOP	Total Stockholders’ Equity (Deficit)
BALANCE, January 1, 2009	$12,500,000	$10,575,000	$20,989	$81,100,216	$(107,290)	$(103,478,564)	$—	$(678,538)	$(225,913)	$(294,100)
Transfer accumulated preferred dividends to stated value	856,389	—	—	—	—	—	—	—	—	856,389
Issue 42,797 warrants on Series B Debentures	—	—	—	942	—	—	—	—	—	942
Stock compensation	—	—	—	701,728	—	—	—	—	—	701,728
Conversion of 5,750 preferred shares into 1,150,000 common shares	(5,764,000)	—	1,150	5,776,183	—	—	—	—	—	13,333
Issue 22,024 treasury shares for services provided	—	—	—	(305,693)	—	—	—	342,253	—	36,560
Dividends on preferred stock	—	—	—	—	—	(775,782)	—	—	—	(775,782)
Abandonment of Haining City interests	—	—	—	—	31,635	—	—	—	—	31,635
Abandonment of Wheatland interests	—	—	—	—	75,655	—	—	—	—	75,655
Net loss	—	—	—	—	—	(15,418,430)	—	—	—	(15,418,430)

BALANCE, December 31, 2009	$7,592,389	$10,575,000	$22,139	$87,273,376	$—	$(119,672,776)	$—	$(336,285)	$(225,913)	$(14,772,070)

Transfer accumulated preferred dividends to stated value	639,845	—	—	—	—	—	—	—	—	639,845
Share based payments	—	—	—	1,626,402	—	—	—	—	—	1,626,402
Issued 100,000 warrants	—	—	—	69,111	—	—	—	—	—	69,111
Dividends on preferred stock	—	—	—	—	—	(319,922)	(335,919)	—	—	(655,841)
Net income (loss)	—	—	—	—	—	(6,678,018)	27,315,614	—	—	20,637,596

BALANCE, December 31, 2010	$8,232,234	$10,575,000	$22,139	$88,968,889	$—	$(126,670,716)	$26,979,695	$(336,285)	$(225,913)	$7,545,043

See accompanying notes to consolidated financial statements

GREENHUNTER ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Development Stage Company)

	For the Year Ended December 31,		From Re-entering Development Stage July 1, 2010 through December 31, 2010
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$20,637,596	$(15,418,430)	$27,315,614
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	1,769,740	4,270,444	95,253
Noncash stock compensation	1,626,402	701,728	925,851
Issue warrants on letter of guarantee	69,111	—	—
Amortization of deferred financing costs	1,777,818	1,279,284	551,541
Non-cash asset impairment	160,824	5,046,090	—
Noncontrolling interest	—	—	—
Gain on sale or disposal of assets	(33,055,388)	(1,267,564)	(33,055,388)
Accretion of discount	367,846	438,841	167,680
Loss from change in fair value of convertible securities	1,001,622	—	1,001,622
Forgiveness of trade payable	—	(2,757,311)	—
Changes in certain assets and liabilities:
Accounts receivable	29,547	4,348,297	908
Inventory	179,322	5,958,458	—
Prepaid and other expense	431,421	228,704	(32,101)
Accounts payable	(5,707,290)	(5,004,795)	1,803,031
Accrued liabilities	4,730,591	2,509,081	1,262,850
Deposits	110	—	110

Net cash provided by (used in) operating activities	(5,980,728)	332,827	36,971

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	2,018,765	(1,676,064)	48
Proceeds from sale of assets	9,775	13,425,994	—
Additions to fixed assets	(2,104,573)	(790,362)	(1,799,148)
Increase in other assets	(1,146,136)	(348,270)	50,000

Net cash provided by (used in) investing activities	(1,222,169)	10,611,298	(1,749,100)

CASH FLOWS FROM FINANCING ACTIVITIES:
Gross proceeds from redeemable debenture issuance	—	1,711,892	—
Increase in notes payable	1,020,840	298,323	964,992
Payment of notes payable	(275,051)	(6,541,144)	(123,201)
Payment of deferred financing costs	(275,802)	(175,451)	(275,802)

Net cash provided by (used in) financing activities	469,987	(4,706,380)	565,989

CHANGE IN CASH	(6,732,910)	6,237,745	(1,146,140)
CASH, beginning of period	6,914,381	676,636	1,327,611

CASH, end of period	$181,471	$6,914,381	$181,471

Cash paid for interest	$1,550,048	$2,994,959	$820,672

NONCASH TRANSACTIONS:
Issued treasury shares for payment of services	$—	$36,560	$—

See accompanying notes to consolidated financial statements

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

GreenHunter Energy, Inc. (“GreenHunter”) was incorporated in the State of Delaware on June 7, 2005 under the name BTHC IV, Inc. We were formed for the purpose of reincorporating BTHC IV, LLC, a Texas limited liability company, in the State of Delaware. BTHC IV, LLC was reincorporated in Delaware by means of a merger into our company on April 11, 2006.

On December 6, 2006, GreenHunter Wind Energy LLC (“Wind Energy”), completed a “reverse acquisition” with GreenHunter. In exchange for all of the membership interest of Wind Energy, we issued 14,560,000 shares of Common Stock to the sole shareholder of Wind Energy, or 97.1% of all of the issued and outstanding stock of the company. Simultaneous with the closing of the transaction with Wind Energy, we changed our name to GreenHunter Energy, Inc. and increased the number of authorized shares of common stock to 100,000,000, consisting of 90,000,000 shares of common stock, having a par value of $.001 per share and 10,000,000 shares of preferred stock, having a par value of $.001 per share.

Current Plan of Operations and Ability to Operate as a Going Concern

Our financial position has been adversely affected by our lack of working capital and the overall deterioration across all capital markets, particularly those for renewable energy companies. A substantial drop in market prices of all energy products including the price of biodiesel and our feedstock inventories adversely impacted our inventory values and resulting working capital positions. The lack of consistent and meaningful governmental support with tax incentives and other credit enhancements has had a serious detrimental effect on our planned business operations. We also were unable to make the interest payments due on our Series A Redeemable Debentures for the periods of April 2009 through September 30, 2010. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The trustee of the trust is Jack C. Myers, Esq. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy.

As of December 31, 2010, we had a working capital deficit of $7.3 million which includes $4.2 million related to construction at our Mesquite Lake Biomass Plant.

We have continued to experience losses from ongoing operations. These factors raise doubt about our ability to continue as a going concern. On September 29, 2010 and December 30, 2010 the Chairman and Chief Executive Officer loaned the Company $600 thousand and $260 thousand, respectively, to fund short-term liquidity needs in exchange for promissory notes due October 31, 2010 and January 1, 2011, respectively, which have been extended to April 30, 2011. On March 30, 2011, we received a letter of guarantee from the Chairman and Chief Executive Officer of the company for up to $1.5 million of credit support if needed to fund operations. In September 2010, we closed on $29.9 million in RZFB bonds issued through the California Enterprise Development Authority (CEDA). We did not extend the mandatory redemption date of January 20, 2011, and we are no longer pursuing the bonds as a method of financing the Mesquite Lake project due to the lack of market to sell the bonds. We believe the unrestricted cash, proceeds from our private placement offering beginning February 2011, the $500 thousand in proceeds from the sale of our Ocotillo project to be received in September 2011, discussed further in Note 6 — Acquisitions and Divestitures, and the letter of guarantee and credit support will be sufficient to fund operations for the next twelve months.

Execution of our business plan for the next twelve months requires the ability to generate cash to satisfy planned operating requirements. With the anticipated funds available from the proceeds from our private placement offering, the $500 thousand in proceeds from the sale of our Ocotillo project to be received in September 2011, and the letter of guarantee and credit support, we anticipate having sufficient cash reserves to meet all of our anticipated operating obligations for the next twelve months. Planned capital expenditures are wholly dependent on the Company’s ability to secure additional capital. As a result, we are in the process of seeking additional capital through a number of different alternatives, and particularly with respect to procuring working capital sufficient for the development of our Mesquite Lake biomass plant in order that we have a business segment that can generate positive cash flow to sustain operations.

Development Stage Company

The Company has not earned significant revenue from planned principal operations since the second quarter of 2010. Accordingly, effective July 1, 2010, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth by FASB ASC 915. Among the disclosures required are that the Company’s financial statements be identified as those of a development stage company, and the statements of operations, stockholders’ deficit and cash flows disclose activity since the date of the Company’s inception of development stage.

Nature of Operations

Our business plan is to acquire and operate assets in the renewable energy sectors of biomass, geothermal, wind, and solar. Our plan is to become a leading provider of clean energy products offering residential, business and industrial customers the opportunity to purchase and utilize clean energy generated from renewable sources.

We currently have ongoing business initiatives at GreenHunter in biomass through GreenHunter Mesquite Lake, Inc, (“Mesquite Lake”).

During 2007 we acquired Channel Refining Corporation (“CRC”), which we subsequently renamed GreenHunter BioFuels, Inc. (“BioFuels”). We completed the construction of a 105 million gallon per year intended nameplate capacity biodiesel refinery during 2008 and began production at this facility during August of the same year. The biodiesel refinery built on this site also includes terminal operations, product bulk storage, as well as the ability to process contaminated methanol (a chemical used in biodiesel production). We generated revenues during 2008 and 2009 from biodiesel sales, methanol processing and terminal storage at this site. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The trustee of the trust is Jack C. Myers, Esq. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy. See Note 5 — Discontinued Operations for more information.

On May 14, 2007, we acquired an inactive 18.5 megawatt (“MW”) (nameplate capacity) biomass plant located in Southern California. The plant is owned by our wholly-owned subsidiary, GreenHunter Mesquite Lake, Inc. (“Mesquite Lake”), which was formed for the purpose of operating and owning assets which convert waste material to electricity. We began refurbishing this bio-mass plant during July 2008 but ceased work during the fourth quarter of 2008 when we were informed that certain required permits at the facility were not in place. On August 19, 2009 we entered into a power purchase agreement with a major public utility based in Southern California. During 2010 we restarted refurbishment activities but ceased work during December 2010 until financing is obtained.

On August 29, 2008, we acquired an existing 14 MW (nameplate capacity) wood waste-fired biomass power plant located in Telogia, Florida. The biomass power plant, Telogia Power, LLC, and an associated entity, Telogia Power Unit #2, LLC, (collectively, “Telogia”), were acquired from a privately-held power plant operator. Due to financial constraints, as a result of hurricane damage at our BioFuels facility and the global capital market deterioration, we began marketing our Telogia plant for resale during the fourth quarter of 2008 and completed the divestiture during February 2009 which resulted in a gain of $549 thousand. See Note 5 — Discontinued Operations for more information.

Our Wind Energy segment remains in the development stage. We continue to hold existing rights to potential wind energy farm locations in California to operate and gather data produced from wind measurement equipment located on these sites.

NOTE 2. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The accompanying financial statements include the accounts of GreenHunter Energy, Inc. and our wholly-owned subsidiaries, GreenHunter Wind Energy, LLC and GreenHunter Mesquite Lake, LLC. We wrote off our interests in Haining City Wind Energy, LLC at September 30, 2009 and Wheatland Wind Power, LLC at December 31, 2009, resulting in a loss of $88 thousand and $918 thousand, respectively. We disposed of our interests in GreenHunter Biofuels Inc. on November 26, 2010, resulting in a gain of $33.1 million. See Note 5 — Discontinued Operations for more information. All significant intercompany transactions and balances have been eliminated.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available at the date of the financial statements. Therefore, actual results could differ materially from those estimates. Significant estimates include the allocation of purchase price to assets and liabilities acquired and the assessment of assets for impairment.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents include securities with maturities of 90 days or less at the date of purchase. At times, we have cash deposits in excess of federally insured limits.

Property, Plant and Equipment

Property plant and equipment are stated at cost. Depreciation is computed using the straight-line method based on the following useful lives:

Automobiles	5 years
Computer and office equipment	5 to 7 years
Plant equipment	7 to 30 years
Land improvements	15 years
Buildings	31 years

Depreciation expense of $190 thousand and $229 thousand was recorded for the years ending December 31, 2010 and 2009, respectively. During planning of construction of our Mesquite Lake plant, we capitalized $626 thousand during the twelve months ended December 31, 2010. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold, or otherwise disposed of, and the related accumulated depreciation or amortization is removed from the accounts, and any gains or losses are reflected in current operations.

Construction in progress totaling $12.8 million within Plant and other Equipment on our balance sheet were assets not being depreciated at December 31, 2010, as they were not in use. They will be placed in use and subject to depreciation once construction is completed on the Mesquite Lake biomass plant. Items in Construction in Progress are not subject to depreciation while they are under construction.

Deferred Financing Costs

Costs incurred in connection with issuing debt are capitalized and amortized as an adjustment to interest expense over the term of the debt instrument using the interest method.

Other Non-Current Assets

Other non-current assets at December 31, 2010 and 2009 included the following (in thousands):

	2010	2009
Power Purchase Agreement	$1,396	$300
Deposits and other non-current assets	50	—

Total	$1,446	$300

Impairments

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-term assets or whether the remaining balance of long-term assets should be evaluated for possible impairment. We compare the estimate of the related undiscounted cash flows over the remaining useful lives of the applicable assets to the assets’ carrying values in measuring their recoverability. When the future cash flows are not sufficient to recover an asset’s carrying value, an impairment charge is recorded for the difference between the asset’s fair value and it’s carrying value. During 2010 we recorded impairments of $161 thousand related to deposits on wind projects that were cancelled, and during 2009 we recorded $1.9 million in impairments, of which $1.5 million were related to our Port Sutton lease, $170 thousand related to a decline in the value of equipment, and $218 thousand related to a deposit on a wind project that was cancelled.

Asset Retirement Obligations

The Company accounts for asset retirement obligations based on the guidance of ASC 410 which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. ASC 410 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. We have not recorded any asset retirement obligations because we will conduct power generation predominately from waste materials, and plan to continue to do so in the future. We never intend to cease operations or retire all of our assets, and we cannot estimate costs that we do not intend to incur. We do not believe we are subject to any reclamation obligations either now or in the future.

Repairs and Maintenance

We charge the cost of repairs and maintenance, including the cost of replacing minor items not constituting substantial betterment, to selling, general and administrative expenses as these costs are incurred.

Revenue recognition

We record revenues when the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Transportation, shipping and handling costs incurred on shipments to customers are included in selling, general and administrative costs. Excise and other taxes collected from customers and remitted to governmental authorities are not included in revenue.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with the provisions of the ASC standards which require companies to estimate the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. We estimate the fair value of each share-based award using the Black-Scholes option pricing model for service and performance based awards and the lattice model for market-based awards. Certain of our grants have performance-based vesting terms. We amortize the fair value of these awards over their estimated vesting terms which are based on both the probability and estimated timing of the achievement of these performance goals. See Note 11 for additional information on our stock-based compensation.

Income Taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We measure and record income tax contingency accruals in accordance with ASC 740, Income Taxes.

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit, expirations due to statutes, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the tax accrual.

We classify interest related to income tax liabilities as income tax expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are anticipated to be due within one year of the balance sheet date are presented as current liabilities in our consolidated balance sheets.

Fair Value of Financial Instruments

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards also establish a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

•	Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets

•

Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

•	Level 3 — Significant inputs to the valuation model are unobservable

As of December 31, 2010 and 2009 there were no transactions measured at fair value on a nonrecurring basis. The following table shows assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009 and the input categories associated with those assets and liabilities.

Fair value measurements on a recurring basis

December 31, 2010

	Level 1	Level 2	Level 3
Convertible securities	$—	$—	$1,001,622

Total liabilities at fair value	$—	$—	$1,001,622

Fair value measurements on a recurring basis

December 31, 2009

	Level 1	Level 2	Level 3
Convertible securities	$—	$—	$—

Total liabilities at fair value	$—	$—	$—

The carrying value of cash and cash equivalents, receivables, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. Based on borrowing rates which management believes would currently be available to the Company for similar issues of debt, taking into account the current credit risk of the Company and other market factors, the carrying value of the Company’s debt obligations approximate their fair value.

The Company had current derivative liabilities relating to its common stock warrants, Series A Convertible Preferred Stock, and Series B Convertible Preferred Stock. The derivative instruments were not originally entered into as hedging activities, and the change in fair value of warrant liabilities is recorded as a component of other income or expense in the consolidated statements of operations. The estimated fair value of the warrant liabilities is revalued at each balance sheet date, with changes in value recorded as other income or expense in the consolidated statements of operations. As discussed in Note 10, during 2010, we recorded an unrealized loss of $1.0 million related to the change in fair value of conversion and anti dilutive provisions in our outstanding warrants and preferred stock.

Income or Loss Per Common Share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income or loss per common share is calculated in the same manner, but also considers the impact to net income or loss and common shares outstanding for the potential dilution from stock options, unvested and unissued stock awards, warrants, convertible debentures, and preferred stock.

We have issued potentially dilutive instruments in the form of our 8% Series A Preferred Stock, Series B Preferred Stock, Series B Convertible Debentures, common stock warrants and common stock options granted to our employees. There were 21,725,796 and 37,469,761 dilutive securities outstanding at December 31, 2010 and 2009, respectively. We did not include any of these instruments in our calculation of diluted loss per share during the period because to include them would be anti-dilutive due to our net loss from continuing operations during the periods.

Shares of our common stock underlying the following securities were not included in dilutive weighted average shares outstanding for the year ended December 31, 2010, as their effects would have been anti-dilutive.

The following table summarizes the types of potentially dilutive securities as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Stock options	7,076,500	7,399,832
Unvested and unissued stock awards	462,628	100,000
Warrants	5,443,911	6,251,745
Convertible debentures	5,686,310	20,789,706
Preferred Stock	3,056,447	2,928,478

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2010, the FASB issued ASC 2010-06, Improving Disclosures about Fair Value Measurements (ASC 820-10). These new disclosures require entities to separately disclose amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. In addition, in the reconciliation for fair value measurements for Level 3, entities should present separate information about purchases, sales, issuances, and settlements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Our adoption of the disclosures, excluding the Level 3 activity disclosures, did not have a material impact on our notes to the condensed consolidated financial statements. See Note 3 — Fair Value of Financial Instruments for additional information. We are still evaluating the impact of the Level 3 disclosure requirements on our notes to the consolidated financial statements.

NOTE 5. DISCONTINUED OPERATIONS

On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The trustee of the trust is Jack C. Myers, Esq. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy. The divestiture of our interests in GreenHunter BioFuels resulted in a gain of $33.1 million.

The following table provides summarized income statement information related to BioFuels discontinued operations for the year ended December 31, 2010 and 2009:

	2010	2009
Sales and other revenues from discontinued operations	$319,170	$5,791,533
Operating expenses from discontinued operations	(4,449,138)	(10,402,491)
Other income from discontinued operations	(4,903,259)	(3,626,544)

Net loss from discontinued operations	$(9,033,227)	$(8,237,502)

We completed the sale of the Telogia plant during February 2009 for total proceeds of approximately $4.5 million cash received. We recorded a gain of approximately $443 thousand on the disposal net of post closing adjustments.

The following table provides summarized income statement information related to Telogia’s discontinued operations for the year ended December 31, 2010 and 2009:

	2010	2009
Sales and other revenues from discontinued operations	$—	$—
Operating expenses from discontinued operations	—	(215,832)
Other income from discontinued operations	100,000	725,348

Net income from discontinued operations	$100,000	$509,516

During September 2009, we abandoned the assets and our interests in Haining City Wind Energy, LLC (“Haining City”) resulting in a loss on asset abandonment of $88 thousand.

The following table provides summarized income statement information related to Haining City’s discontinued operations for the year ended December 31, 2009:

2009
Sales and other revenues from discontinued operations	$—
Operating expenses from discontinued operations	(61,080)
Other income from discontinued operations	12,474

Net loss from discontinued operations	$(48,606)

During December 2009, we abandoned the assets and our interests in Wheatland Wind Power, LLC (“Wheatland”) resulting in a loss on asset abandonment of $918 thousand.

The following table provides summarized income statement information related to Wheatland’s discontinued operations for the year ended December 31, 2009:

2009
Sales and other revenues from discontinued operations	$—
Operating expenses from discontinued operations	(87,211)
Other income from discontinued operations	61,047

Net loss from discontinued operations	$(26,164)

NOTE 6. ACQUISITIONS AND DIVESTITURES

BioFuels Project

On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The trustee of the trust is Jack C. Myers, Esq. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy. See Note 5 — Discontinued Operations for additional information.

Port Sutton Acquisition and Divestiture

During April 2009, the Company determined we were unable to make the final lease option extension and as a result we abandoned the project and recorded an asset impairment to remove the lease option deposits of $1.5 million from our balance sheet.

Telogia

The Company completed the sale of the Telogia plant during February 2009. See Note 5 — “Discontinued Operations” for additional information.

Ming Yang

On October 28, 2009 we sold our equity ownership interest in Guangdong MingYang Wind Power Technology Co., Ltd. for $9.1 million, resulting in a gain of $1.5 million.

Wheatland Wind Power Project

During December 2009, we abandoned the assets and our interests in Wheatland Wind Power, LLC (“Wheatland”) resulting in a loss on asset abandonment of $918 thousand. See Note 5 — Discontinued Operations for more information.

Ocotillo Wind Project

On July 30, 2009 we sold our interest in the Ocotillo Wind Project for $250 thousand plus future consideration of $750 thousand with an additional $25 thousand per MW of the nameplate capacity of the WTG’s installed less the amount previously paid. The $250 thousand was subject to and contingent upon the receipt of regulatory approval, which was granted in October 2009. We received an additional $250 thousand in contingent consideration during September of 2010. Based on the sale agreement, we are to receive an additional $500 thousand in consideration in September 2011. The future consideration is contingent upon the project developer achieving success with the development, and any future sale proceeds will be recognized at that time. The Company has been notified that it is their intent to begin construction on this project in 2011 and it is anticipated that the Company will receive approximately $4.8 million in additional consideration during 2011.

NOTE 7. NOTES PAYABLE

Notes Payable at December 31, 2010 and 2009 consisted of the following:

	2010	2009
Note payable due June 17, 2010, 7.0%	$—	$79,820
Note payable due November 31, 2017, 5.7%	2,982,051	3,072,766
Note payable to related party due April 30, 2011, 10%	766,957	—
Notes payable due between February 15, 2011 and July 1, 2011, rates from 5.75% to 9.9%	81,499	—
10% Series A Senior Secured Redeemable Debentures, net of $0 and $1,007,039 discount, respectively	—	20,027,109
9% Series B Senior Secured Redeemable Debentures, net of $40,069 and $49,628 discount, respectively	5,272,249	5,261,739

	9,102,756	28,441,434
Less: current portion	(943,560)	(169,541)

Total Long-Term Debt	$8,159,196	$28,271,893

The following table presents the approximate annual maturities of debt as of December 31, 2010:

2011	$943,560
2012	100,049
2013	3,612,096
2014	1,824,672
Thereafter	2,622,379

$9,102,756

Notes Payable

During 2009, we financed a portion of our annual insurance premiums for our Houston refinery in the amount of $221,560 and our annual corporate insurance premiums in the amount of $76,762. The notes bore interest at fixed rates of 6.1% and 7.0%, respectively, and both were paid off in 2010.

During 2010, we financed a portion of our annual insurance premiums in the amount of $160,840 with various notes bearing fixed rates between 5.75% and 9.0%. The notes have maturity dates ranging from February 15, 2011 to July 1, 2011.

10% Series A Senior Secured Redeemable Debentures

We have issued approximately $21 million of our 10% Series A Senior Redeemable Debentures (“Series A Debentures”)these debentures, resulting in net proceeds of approximately $18.9 million since inception of this series. These debentures are non-recourse to GreenHunter Energy, and are secured by our GreenHunter BioFuels, Inc. common stock. This offering was cancelled during April of 2008, and all proceeds were received by June 30, 2008.

The Series A Debentures were offered in a private placement and have not been registered. The debentures have a term of five years from the date of issue and may be exchangeable at our option into freely tradable shares of our common stock. We have the right to call for redemption at any time. If redeemed, we would be required to pay a redemption price, in cash and/or common stock, equal to the following percentage of the principal amount depending on the year after issuance: 105% during the first year, 104% during the second year, 103% during the third year, and 102% during the fourth year and continuing through maturity.

During April 2009 through September 2010, we were unable to make the interest payments on these debentures. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The trustee of the trust is Jack C. Myers, Esq. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy.

9% Series B Senior Secured Redeemable Debentures

During July 2008, we announced the offering of a 9% Series B Senior Secured Redeemable Debentures (“Series B Debentures”). These debentures have a term of five years and may be exchangeable into shares of our common stock after one year, at our option. These debentures are non-recourse to GreenHunter Energy, and are secured by our GreenHunter Mesquite Lake, Inc. common stock. Since inception of this series, we have issued approximately $5.3 million of these debentures, resulting in net proceeds of approximately $4.9 million. This offering was cancelled during April of 2009.

Note Payable to Related Party

On September 29, 2010 and December 30, 2010, the Company entered into a promissory note with our Chairman and Chief Executive Officer for $600,000 and $260,000, respectively, due on October 31, 2010 and January 1, 2011, respectively, at an interest rate of 10%. The promissory notes were extended to April 30, 2011. The promissory note was offset against related party receivable balance of $93,043. Therefore, the remaining promissory note balance is $766,957.

NOTE 8. INCOME TAXES

At December 31, 2010, we had available for U.S. federal income tax reporting purposes, a net operating loss (NOL) carry forward for regular tax purposes of approximately $52 million which expires in varying amounts during the tax years 2011 through 2030. No provision for federal income tax expense or benefit is reflected on the statement of operations for the year ended December 31, 2010 because we are uncertain as to our ability to utilize our NOL in the future.

The NOL above includes $2.5 million of deductions for excess stock-based compensation. Excess stock-based compensation deductions represent stock-based compensation that have generated tax deductions that have not yet resulted in a cash tax benefit because the Company has NOL carryforwards. The Company plans to recognize the federal NOL tax assets associated with excess stock-based compensation tax deductions only when all other components of the federal NOL tax assets have been fully utilized. If and when the excess stock-based compensation related NOL tax assets are realized, the benefit will be credited directly to equity.

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2010 and 2009, to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income:

	2010	2009
	(in thousands)
Statutory tax expense (benefit)	$(1,185)	$(2,398)
Change in valuation allowance
Net operating loss	823	2,234
Effect of permanent differences and other
Interest expense disallowed for tax	—	162
Effect of other permanent differences	21	2
Unrealized losses on convertible securities	$341	—

Total Tax Expense	$—	$—

The components of our deferred income taxes were as follows for the years ended December 31, 2010 and 2009:

	2010	2009
	(in thousands)
Deferred tax assets:
Net operating loss carryover	$17,706	$15,602
Capital loss carryover	77	77
Charitable contributions carryover	4	4
Share based compensation	5,516	5,024
Property and equipment	527	2,300

Deferred tax liabilities:
Property, equipment	—	—

Net deferred tax assets	23,830	23,007
Less valuation allowances	(23,830)	(23,007)

Net deferred tax	$—	$—

In June 2006, the FASB issued ASC 740 Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. We adopted ASC 740 on January 1, 2007. Under ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.

Upon the adoption of ASC 740, we had no liabilities for unrecognized tax benefits, and, as such, the adoption had no impact on our financial statements, and we have recorded no additional interest or penalties. The adoption of ASC 740 did not impact our effective tax rates.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the years ended December 31, 2010 and 2009, we did not recognize any interest or penalties in our consolidated condensed statement of operations, nor did we have any interest or penalties accrued in our consolidated condensed balance sheet at December 31, 2010 and 2009 relating to unrecognized tax benefits.

In May 2006, the Governor of Texas signed into law a Texas margin tax (H.B. No. 3) which restructures the state business tax by replacing the taxable capital and earned surplus components of the current franchise tax with a new “taxable margin” component. Specifically, we are subject to a new entity level tax on the portion of our total revenue (as that term is defined in the legislation) that is generated in Texas beginning in our tax year ending December 31, 2008. Specifically, the Texas margin tax is imposed at a maximum effective rate of 0.7% of our total revenue that is apportioned to Texas. The new tax had no material impact on our financial statements.

The tax years 2007-2010 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject. The tax years 2006-2010 remain open for the Texas Franchise tax.

NOTE 9. STOCKHOLDERS’ EQUITY

The following table reflects changes in our outstanding common stock, preferred stock and warrants during the periods reflected in our financial statements:

	Preferred Stock	Common Stock	Treasury Stock	KSOP	Warrants
January 1, 2009	23,075	20,988,876	44,436	15,200	6,208,948
Conversion of Series A Preferred Shares	(5,750)	1,150,000	—	—	—
Issue warrants on 9% Series B Redeemable Debentures issuances	—	—	—	—	42,797
Issue treasury shares for services provided	—	—	(22,024)	—	—

December 31, 2009	17,325	22,138,876	22,412	15,200	6,251,745

Issued 100,000 warrants upon receipt of letter of guaranty	—	—	—	—	100,000
Warrants expired					(907,834)

December 31, 2010	17,325	22,138,876	22,412	15,200	5,443,911

Preferred Stock

Series A Preferred

On March 9, 2007, we authorized and established a series of preferred stock that was designated as “2007 Series A 8% Convertible Preferred Stock” (“Series A Preferred”). This series was constituted as 12,500 shares with a stated value per share initially set equal to $1,000. On March 12, 2007, we executed a securities purchase agreement with institutional investors whereby we agreed to issue to such institutional investors the following securities of the company for an aggregate consideration of $15 million: $12.5 million in principal amount of our Series A Preferred, 500 thousand shares of our common stock at $5.00 per share and 1.5 million common stock purchase warrants at an exercise price of $7.50 per warrant (of which 1,250,000 warrants were allocable to the holders of the Series A Preferred).

We allocated $4.62 to each share of common stock and $0.76 to each common stock warrant in establishing the fair value of these securities. Gross proceeds of $15 million ($14.95 million net of expenses) were received by us thereafter through May 15, 2007 from the issuance of the preferred and common stock and the common stock warrants to these institutional investors. The warrants are described further below.

The Series A Preferred provides for a cumulative dividend that may be payable at our option in cash or shares of common stock at 115% of the cash dividend payable and using the 10-day average price per share of common stock. A holder of the Series A Preferred has the right to convert these shares at any time into shares of common stock at a conversion price of $5.00 per common share. We may force conversion at any time subject to the following conditions: (i) the closing price of our common stock exceeds $20.00 for thirty-one trading days, and (ii) the average trading volume of the shares over the same 31-day period equals or exceeds 65,000 shares. After five years, we may redeem the preferred stock for cash. Other provisions of the this series of preferred stock include a liquidation preference, anti-dilution provisions where by the conversion price maybe reduced if we issue securities for less than the then effective conversion price, voting rights equal to the common shareholders and other protective provisions. [See Note 10 for additional information on the unrealized loss associated with the antidilutive provision.

During March 2009, the holders of 400 shares of our Series A Preferred Stock elected to convert their preferred shares into common shares. We issued 80,000 shares of common stock upon the conversion.

During April 2009, the holders of 350 shares of our Series A Preferred Stock elected to convert their preferred shares into common shares. We issued 70,000 shares of common stock upon the conversion.

During June 2009, the holders of 5,000 shares of our Series A Preferred Stock elected to convert their preferred shares into common shares. We issued 1,000,000 shares of common stock upon the conversion.

We were not able to pay dividends on our Series A Preferred Stock for the quarters ending December 31, 2008 through September 30, 2010. In accordance with the terms of this preferred stock, accrued dividends of $1.5 million were added to the stated value of the preferred stock, resulting in a stated value per share of $1,220 at December 31, 2010. This additional $1.5 million in stated value will accrue dividends at a 10% rate.

Series B Preferred

On August 21, 2008, we authorized and established a series of preferred stock that was designated as “2008 Series B Convertible Preferred Stock” (“Series B Preferred”). This series was constituted as 10,575 shares with a stated value per share equal to $1,000. We executed a securities purchase agreement with the buyer at this time whereby the buyer returned 1,410,000 of their existing $7.50 common stock warrants and paid $10.6 million in cash (net of expenses) to GreenHunter, and we issued 10,575 shares of the Series B Preferred and 1,410,000 common stock warrants with an exercise price of $25.00. We cancelled the $7.50 common stock warrants which were returned to us in this transaction.

The Series B Preferred does not provide for any preferential dividends. A holder of the Series B Preferred has the right to convert these shares at any time into shares of common stock at a conversion price of $7.50 per common share. We may force conversion at any time subject to the following conditions: (i) the closing price of our common stock exceeds $20.00 for thirty-one trading days, and (ii) the average trading volume of the shares over the same 31-day period equals or exceeds 65,000 shares. After five years, we may redeem the preferred stock for cash. Other provisions of this series of preferred stock include a liquidation preference, anti-dilution provisions whereby the conversion price may be reduced if we issue securities for less than the then effective conversion price, voting rights equal to the common shareholders and other protective provisions. [See Note 10 for additional information on the unrealized loss associated with the antidilutive provision.]

We recorded a deemed preferred dividend of $13.9 million in relation to the Series B Preferred which reflects the excess of the fair value of the securities issued in the transaction over the carrying value of the warrants cancelled. We also recorded a deemed dividend of $666 thousand related to the beneficial conversion feature of the stock at the time of the placement.

Common Stock

We have 90,000,000 authorized shares of common stock. We may not pay any dividends on our common stock until all Series A cumulative preferred dividends have been satisfied.

During 2009, we issued 1,150,000 shares of our common stock to holders of our Series A Preferred Stock in association with the conversion of 5,750 shares of the preferred as described above.

On March 31, 2010, the Company granted 192,028 shares of common stock as matching contribution to the Company’s 401K plan. Additionally, during the year ended December 31, 2010, we granted share awards to directors totaling 170,600 shares.

Treasury Stock

During July 2009, we issued 22,024 shares of our treasury stock with a value of $37 thousand for payment of services provided.

No treasury stock was issued during 2010.

Common Stock Warrants

In association with the Series A preferred stock placement, we issued 1.5 million common stock warrants. Each of these warrants entitle the holder thereof to purchase one share of our common stock at $7.50 per share until the expiration date of five years after issuance. We can cause the warrant to be exercised after one year from March 12, 2007, if our common stock is trading at an average price over the prior 10 consecutive days of at least $12.50 per share. The warrants contain customary anti-dilution provisions. [See Note 10 for additional information on the unrealized loss associated with the antidilutive provision.] Additionally, the warrants issued in connection with the preferred stock were treated as a dividend paid on the preferred stock upon their issuance, with a fair value of $950 thousand. In association with our Series B Preferred issuance, we cancelled 1.4 million of these warrants when they were returned to the company.

In association with our April 2007 common stock placement, we issued 500 thousand common stock warrants. Each common stock purchase warrant entitles the holder thereof to purchase one share of our common stock at $7.50 per share at any time prior to the expiration date of April 5, 2012. We can cause the warrants to be exercised after April 5, 2008 if our common stock is trading at an average price over the prior ten consecutive days of at least $12.50 per share. The warrants contain customary anti-dilution provisions.

In association with our December 2007 common stock placement, we issued 807,834 common stock warrants. Each of these warrants entitled the holder to purchase a share of our common stock for $18.00 per share. These warrants were exercisable immediately and expired three years from the issue date, in December 2010. The warrants were callable by us if our common stock trades at an average price at or above $24.00 per share for the previous ten trading days.

During the second quarter of 2008, we issued warrants to our 10% Debenture holders (“Debenture Warrants”) after the close of the Debenture program. We issued one Debenture Warrant for each $25 of Debentures purchased through April 30, 2008. These warrants have a three-year term beginning April 30, 2008 and will entitle the holder to purchase one common share of our stock at an exercise price of $25. The Debenture Warrants will be callable by GreenHunter if our common stock trades over $30 per share over a 10-day trading period, beginning two years after issuance. Upon the issuance of these warrants, we recorded a discount on our debentures of $1.7 million which will be amortized to expense over the contractual term of the related debenture. The discount was determined based on the relative fair values of the warrants (as determined by the Black-Scholes options pricing model) and the Debentures.

During the third quarter of 2008, we issued 2,470,004 warrants with a strike price of $27.50 to our common stock and preferred stock holders as dividends. We issued an additional 173,750 warrants with a strike price of $25.00 for exercise inducements. We recorded a common dividend of $3.2 million and deemed preferred dividends of $599 thousand on our warrant dividends.

During the fourth quarter of 2008, we issued 89,747 warrants upon the issuance of our Series B Debentures. Under our Series B Debenture offering, subscribers are entitled to 125 warrants for each $5,000 in principal issued. Warrant pricing was $25 for units acquired prior to October 15, 2008, $27.50 for units acquired after October 15, 2008 but prior to November 15, 2008, and $30.00 for units acquired after November 15, 2008. These warrants are exercisable immediately upon issuance and have a three-year life. We can require the warrant be exercised after one year of issuance if our common stock is trading at an average price of at least $35.00 per share over the prior 10 consecutive days of trading. These warrants contain customary anti-dilution provisions.

During the first quarter of 2009, we issued an additional 42,797 warrants upon the issuance of our Series B Debentures.

During the first quarter of 2010, we granted 100,000 warrants upon the receipt of the letter of guarantee and credit support from our Chairman and Chief Executive Officer. The exercise price of the warrants was set at $1.34 as of the issuance date of March 31, 2010, and will be proportionately increased or decreased upon subsequent combinations or subdivisions of common stock. These warrants are exercisable immediately upon issuance and have a five-year life. We determined the grant-date fair value of the warrants to be approximately $69 thousand, or $.69 per share using the Black-Scholes method with the following inputs: Stock price on the date of grant of $1.30, exercise price of $1.34, term of 5 years, volatility of 63.13% based on the average volatility of the Company and five comparable companies, and discount rate of 1.60% based on expected life of 2.5 years. The grant-date fair value of $69 thousand is included in selling, general, and administrative expense on our consolidated statement of operations for the year ended December 31, 2010. In the third quarter of 2010, the Chairman and Chief Executive Officer has rescinded his right to these warrants.

The following is a summary of warrant activity for the three years ended December 31, 2010 and 2009.

	2010		2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding — Beginning of Year	6,251,745	$23.98	6,208,948	$10.52
Granted	100,000	$1.34	42,797	$30.00
Exercised	—	—	—	$—
Cancelled	(907,834)	$16.16	—	$—
Outstanding — End of Year	5,443,911	$24.87	6,251,745	$23.98

Exercisable — End of Year	5,443,911	$24.87	6,251,745	$23.98

NOTE 10. CONVERTIBLE SECURITIES

Effective January 1, 2009, the Company adopted the provisions of Emerging Issues Task Force (EITF) 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, which was primarily codified into FASB ASC 815, Derivatives and Hedging (“ASC 815”). As a result of adopting ASC 815, warrants to purchase shares of the Company’s common stock, the Company’s Series A Convertible Preferred Stock, and the Company’s Series B Convertible Preferred Stock previously treated as equity were reclassified as derivative liabilities. As such, effective January 1, 2009, the Company reclassified the fair value of these securities from equity to liability status as if these securities were recorded as a derivative liability since their dates of issuance due to the securities having anti-dilutive provisions.

As of December 31, 2010 and 2009, the fair value of the unrealized loss associated with the anti-dilution provisions on convertible securities was estimated to be $1.0 million and $0, respectively, using the option-pricing method. The Company recorded a $1.0 and $0 non-cash charge related to the change in fair value of unrealized loss on convertible securities for the years ended December 31, 2010 and 2009, respectively. These warrant liabilities are marked to fair value from January 1, 2009 resulting in the recognition of gain or loss in the Company’s consolidated statements of operations as gain or loss from change in fair value of warrant liabilities from that date.

Due to the nature of these derivative instruments, the instruments contain no credit-risk-related contingent features.

NOTE 11. STOCK-BASED COMPENSATION

We account for our stock-based compensation in accordance with ASC standards on Share-based Payments. The standards apply to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under the ASC standards, we are required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option.

Common Stock Options

The company did not grant any stock options during the year ended December 31, 2010.

During June 2009, as compensation for joining the Board, 100,000 shares of stock options were granted to a Board Member at a strike price of $.97 with an estimated fair value of $.52 per share. The options have a life of ten years and vest in equal amounts over a three year period beginning with the date of grant.

During August 2009 the Board of Directors authorized the issuance of 1,961,000 shares of stock options to current employees. The options were issued at an exercise price of $1.96 with an estimated fair value of $1.13 per share. The options have a life of 10 years and vest in equal amounts over a three year period beginning with the date of grant.

During August 2009, as compensation for continued service on the Board, 100,000 shares of stock options were granted to a Board Member at a strike price of $1.96 with an estimated fair value of $1.13 per share. The options have a life of ten years and vest in equal amounts over a three year period beginning with the date of grant.

During December 2009 the Board of Directors authorized the grant of 500,000 shares of stock options to current employees. The options have a strike price of $1.41, an estimated fair value of $0.82 per share and a term of 10 years. Of these options, 100,000 vest after 1 year of service and 400,000 vest upon performance conditions being met.

In September 2010, the Company adopted its 2010 Long-Term Incentive Compensation Plan (the “Incentive Plan”), which provides for equity incentives to be granted to employees, officers or directors of the Company, as well as key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less that the fair market value of the underlying shares on the date of grant, stock appreciation rights, restricted stock awards, stock bonus awards, other stock-based awards, or any combination of the foregoing. A maximum of 5,000,000 shares of Common Stock were authorized for issuance under the Incentive Plan.

We recorded share-based compensation expense of $1.6 million and $702 thousand during the years ended December 31, 2010 and 2009, respectively. These expenses are included in our selling, general and administrative expenses.

As of December 31, 2010, there was $1.2 million of total unrecognized compensation cost related to unvested shares associated with stock options which will be recognized over a weighted-average period of 1.55 years. We recognize compensation expense for our stock options on a straight-line basis over their vesting term. We will issue new shares upon the exercise of the stock options.

We estimated the fair value of each stock based grant using the Black-Scholes option pricing method for service and performance based options, and the Lattice Model for market based awards. The weighted average values for options issued for the year ended December 31, 2009 was as follows:

2009
Number of options issued	2,661,000
Weighted average stock price	$1.81
Weighted average exercise price	$1.52
Weighted average expected life of options (a)	5.00
Weighted average expected volatility (b)	67.2%
Weighted average risk-free interest rate	2.4%
Expected annual dividend per share	—
Weighted average fair value of each option	$1.05

(a)	As determined by the simplified method under Staff Accounting Bulletin 107. The options have a life of ten years.
(b)	The expected volatility of our common stock was estimated using an average of volatilities of publicly traded companies in similar energy businesses.

The following is a summary of stock option activity during the years ended December 31, 2010 and 2009.

	2010			2009
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value*	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value*
Outstanding — Beginning of Year	7,399,832	$5.93	$—	5,629,500	$9.88	$—
Granted	—	$—	—	2,661,000	$1.52	97,000
Exercised	—	$—	—	—	$—	—
Cancelled	(323,332)	$9.28	—	(890,668)	$14.40	—
Outstanding — End of Year	7,076,500	$5.95	—	7,399,832	$5.93	97,000

Exercisable — End of Year	5,257,497	$7.65	—	4,499,663	$8.38	—

*	The Aggregate Intrinsic Value was calculated using the December 31, 2010 and 2009 stock price of $0.81 and $1.15.

The following is a summary of stock options outstanding at December 31, 2010 :

Exercise Price	Number of Options Outstanding	Number of Exercisable Options	Weighted Average Remaining Contractual Life (Years)
$0.97	100,000	33,333	8.68
$1.41	500,000	—	9.21
$1.96	1,725,000	574,999	8.91
$5.00	3,247,000	3,247,000	6.63
$7.50	33,333	33,333	7.01
$10.00	243,333	243,333	7.16
$10.12	2,500	1,666	8.03
$12.00	6,500	6,500	7.24
$13.66	3,000	3,000	7.76
$17.76	40,000	40,000	7.37
$18.00	16,667	16,667	7.45
$18.91	1,099,167	997,666	7.38
$19.75	13,333	13,333	7.55
$20.64	25,000	25,000	7.69
$22.75	21,667	21,667	7.32

Share Awards

During the year ended December 31, 2010, we granted 170,600 shares of common stock to the nonemployee Board of Directors as payment for their fees for the years 2010 and 2009 in lieu of receiving cash for their fees. These common shares vest immediately. These shares were valued at weighted average of $1.05 per share, based on the quoted market value of the stock on the date of the grant, and $179 thousand of expense was recognized in our selling, general, and administrative expenses as of December 31, 2010 related to these shares. These shares were not issued as of December 31, 2010 but are included in weighted average basic shares outstanding as of December 31, 2010.

On October 1, 2009, we granted 100,000 shares of restricted common stock to a new executive of the company. These common shares vest at 25,000 after one year of service, 25,000 vest after two years of service, and 50,000 shares vest upon performance conditions being met. These shares were valued at $1.87, based on the quoted market value of the stock on the date of grant. Share-based compensation expense recognized for these shares was $110,382 and $38,309 for the years ended December 31, 2010 and 2009, respectively. The remaining $38,309 will be recognized over the remaining vesting term.

The following is a summary of unvested share awards for the year ended December 31, 2010:

	2010		2009
	Number of Shares	Weighted Average Grant Date Fair Value per Share	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested — Beginning of Year	100,000	$1.87	—	—
Granted	170,600	$1.10	100,000	$1.87
Cancelled	—	—	—	—
Exercised	—	—	—	—
Vested	(195,600)	$1.22	—	—

Unvested — End of Period	75,000	$1.87	100,000	$1.87

NOTE 12. COMMITMENTS AND CONTINGENCIES

During 2007, we entered into an agreement which grants Chateau, the entity from whom we purchased the Mesquite Lake plant, the non-exclusive right to represent us in the location and development of renewable energy projects. In exchange for a quarterly fee of $98 thousand, Chateau was responsible for locating, analyzing and delineating the business viability, as well as providing an adequate development strategy for these projects. We paid first quarterly payment of $98 thousand during June 2007, and these payments were scheduled to continue each quarter until the final payment in March 31, 2012. During the fourth quarter of 2008, we suspended all payments to Chateau pending resolution of a dispute regarding the validity of certain air permits that were in place at Mesquite Lake at the date of our acquisition. On May 4, 2010, we received a release from all consulting fee obligations pertaining to the agreement to purchase the Mesquite Lake facility. We reduced selling, general, and administrative expenses by $686 thousand for the year ended December 31, 2010 as a result of reversing liabilities previously accrued pursuant to the agreement. We are no longer obligated for the remaining $784 thousand in fees which would have been previously due under this agreement.

In association with our purchase of the Port Sutton lease option, we agreed to issue restricted shares to the Seller worth $2 million, subject to a floor price of $14.25 and ceiling of $25. These shares were to be issued the sooner of 18 months from the October 2008 close date or upon the first biodiesel production or storage at the site. Accordingly, we were to issue 80,000 shares related to this acquisition.

In August, 2009 we entered into a 20 year Power Purchase Agreement with a major public utility based in Southern California for 100% of the net output of our Mesquite Lake biomass power plant located in Southern California. Under this power purchase agreement we are required to begin power sales in 2011. Pursuant to the related brokerage agreement, we are required to pay commissions of $300 thousand within 30 days of execution of the contract and an additional sum of $1.1 million on various dates subsequent to commercial operations of the plant for a total obligation of $1.4 million. The future obligation is contingent upon us finding financing for capital improvements and completing the required development of the plant for it to be in operations.

We have an outstanding employment agreement with an executive officer for a term of two years. Our maximum commitment under the employment agreement, which would apply if the employee covered by the agreement was terminated without cause, was $500 thousand at December 31, 2010.

Bioversel

On September 24, 2008, Bioversel, Inc. (“Bioversel”) brought suit against GreenHunter BioFuels, Inc. alleging that BioFuels has repudiated its biodiesel tolling agreement, as amended, with Bioversel. Bioversel has alleged breach of contract, fraud and conversion regarding our ability to process feedstock into biodiesel under the contract.

We have been served with this lawsuit and we have responded. to Bioversel’s first set of discovery requests and have requested our own sets of discovery. We vigorously deny the allegations in the lawsuit and believe the lawsuit is completely without merit and have filed a countersuit against Bioversel for failure to make payments to us under the contract. Trial is set for April 5, 2011. No amounts have been accrued as no losses are expected as a result of this claim.

Crown Engineering

Crown Engineering and Construction brought suit against GreenHunter Energy, Inc. on April 1, 2009 alleging that we breached our contract for services to refurbish our biomass plant in California. On January 18, 2010, a settlement was reached in the lawsuit with Crown Engineering for $1.8 million.

On October 29, 2010, pursuant to a bankruptcy court order, the bankruptcy trustee, on behalf of Crown Engineering and GreenHunter Energy entered into an executed mutual release of all claims each had against the other pending in any state court or other appropriate jurisdiction, including the release in full of the mechanics lien filed by Crown Engineering against the property and any indemnification obligations to the other. The difference between the settlement amount and the original claim was recognized as forgiveness of trade payable and other income for the year ended December 31, 2010.

As a result of the final settlement with Crown, approximately $1.6 million accrued in unsettled claims due to subcontractors were written off in October 2010 to forgiveness of trade payable.

Timothy Aden

On or about June 29, 2007 GreenHunter issued a Private Placement Memorandum to potential investors for 10% Series A Secured Redeemable Debentures. The plaintiffs allege that the defendants fraudulently made representations to the plaintiffs that the debentures were collaterally backed by the biodiesel refinery, when in fact the only collateral for the Debentures was security in GreenHunter.

Plaintiffs allege that such misrepresentations violate Alabama state securities laws. Defendant has not yet responded to this lawsuit. GreenHunter Energy has successfully removed this case to federal court and has filed a motion demanding arbitration as required by the documents between the parties. GreenHunter Energy has also filed a motion to dismiss for failure to state a claim.

Plaintiffs filed an arbitration case for this matter to be heard in Houston, Texas. No date has been set for arbitration at this time.

NOTE 13. RELATED PARTY TRANSACTIONS

During 2010 and 2009, we rented an airplane for business use at various times from Pilatus Hunter, LLC, an entity 100% owned by Mr. Evans. Airplane rental expenses totaled $12 thousand and $158 thousand, during 2010 and 2009, respectively.

During the year ended December 31 2009, we leased excess office space to Gruy Petroleum Management, LLC, an entity 100% owned by Mr. Evans, for $48 thousand.

During the year ended December 31, 2010, we provided accounting services and received a fee from Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and major shareholder. Professional services revenues totaled $90 thousand for the year ended December 31, 2010.

During 2010, we granted 100,000 warrants upon the receipt of the letter of guarantee and credit support from our Chairman and Chief Executive Officer, which he subsequently rescinded, as discussed in Note 9.

On September 29, 2010, and December 30, 2010, the Chairman and Chief Executive Officer loaned the Company $600 thousand and $260 thousand, respectively, in exchange for promissory notes due October 31, 2010, and January 1, 2011, respectively, which have been extended to April 30, 2011. The promissory note was offset against a related party receivable balance $93,043, therefore, the remaining promissory note balance is $766,957. See Note 7 for additional information.

NOTE 14. QUARTERLY FINANCIAL DATA

The following tables set forth unaudited summary financial results on a quarterly basis for the three most recent years.

	Quarter Ended				Total Year
	March 31	June 30	September 30	December 31
2010
Operating loss	$(1,200,166)	$(872,666)	$(1,766,333)	$(1,581,555)	$(5,420,720)
Net income (loss) attributable to common shareholders	(2,700,582)	(4,297,358)	(2,749,306)	29,729,001	19,981,755
Basic and diluted earnings (loss) per common share	$(0.12)	$(0.19)	$(0.12)	$1.32	$0.89
Weighted average shares	22,101,861	22,373,261	22,500,492	22,533,363	22,428,950

2009
Operating loss	$(4,446,274)	$(220,806)	$(1,245,932)	$(2,454,253)	$(8,367,265)
Net income (loss) attributable to common shareholders	(8,746,889)	4,449,187	(3,522,968)	(8,373,542)	(16,194,212)
Basic and diluted earnings (loss) per common share	$(0.42)	$0.21	$(0.16)	$(0.38)	$(0.75)
Weighted average shares	20,935,018	21,296,822	22,097,434	22,101,264	21,612,172

NOTE 15. SEGMENT DATA

We currently have two reportable segments: Wind Energy and Biomass. Each of our segments is a strategic business that offers different products and services. They are managed separately because each business unit requires different technology, marketing strategies and personnel. All of our segments are still in development stages with no significant operations.

Our Wind Energy segment is currently in the development stage. We currently have no wind projects that we are developing.

Our Biomass segment is also in the development stage. We have purchased an inactive 18.5 MW (nameplate capacity) biomass power plant located in California, Mesquite Lake, and an inactive 14 MW (nameplate capacity) biomass power plant located in Telogia, Florida which was sold during the first quarter of 2009. We began refurbishing the plant during the third quarter in 2008. During 2008, we found that the existing air permit for the plant was not sufficient to support our planned operations, and we put this project on hold during the fourth quarter of 2008 while we went through the re-permitting process. We executed a new power purchase agreement for this facility in October 2009 and we obtained the air permit in July 2010. We plan to resume construction on the facility, including an expansion of up to 10 Megawatts (“MW”), sometime during the second quarter of 2011, assuming additional sources of funding are obtained.

Our Biomass segment will produce energy from organic matter available at or near the plant sites.

The accounting policies for our segments are the same as those described in Note 3. There are no intersegment revenues or expenses.

Segment data for the two years ended December 31, 2010 and 2009 follows:

	2010
	Unallocated Corporate	BioMass	Wind Energy	TOTAL
Total operating costs (recoveries)	—	—	(10,630)	(10,630)
Depreciation expense	189,758	—	—	189,758
Loss on asset impairments	—	—	160,824	160,824
Selling, general and administrative	4,466,508	597,325	16,936	5,080,769

Operating income (loss)	(4,656,266)	(597,325)	(167,130)	(5,420,721)
Other income and (expense)	(619,373)	2,305,527	250,002	1,936,156

Income (loss) from continuing operations	$(5,275,639)	$1,708,202	$82,872	$(3,484,565)

Total Assets	$5,038,025	$18,358,457	$21,530	$23,418,012

Capital Expenditures	$634,293	$1,470,232	$—	$2,104,525

	2009
	Unallocated Corporate	BioMass	Wind Energy	TOTAL
Total operating costs (recoveries)	(449,941)	38,309	67,136	(344,496)
Depreciation expense	182,405	—	46,291	228,696
Loss on asset impairments	1,651,161	—	217,750	1,868,911
Selling, general and administrative	4,835,147	1,139,979	639,028	6,614,154

Operating loss	(6,218,772)	(1,178,288)	(970,205)	(8,367,265)
Other income and (expense)	2,030,461	7,878	(723,360)	1,314,979

Loss from continuing operations	$(4,188,311)	$(1,170,410)	$(1,693,565)	$(7,052,286)

Total Assets	$12,753,524	$15,704,951	$229,484	$28,687,959

Capital Expenditures	$6,748	$40,865	$—	$47,613

NOTE 16. SUBSEQUENT EVENTS (UNAUDITED)

We have sold 347,500 units for total proceeds of $695 thousand under our private placement only to accredited investors from December 31, 2010 through the date of this report. Each unit consists of two shares of common stock and one common stock purchase warrant with an exercise price of $1.50 and one common stock purchase warrant with an exercise price of $2.50. The warrants are exercisable immediately and expire on January 31, 2014.

On March 30, 2011, we received a letter of guarantee from the Chairman and Chief Executive Officer of the Company for up to $1.5 million of credit support if needed to fund operations.

END OF CONSOLIDATED FINANCIAL STATEMENTS

PRELIMINARY PROSPECTUS

GreenHunter Energy, Inc.

125,000 Shares of 10% Series C Cumulative Preferred Stock, $100 per share

And

Warrants to Purchase 1,250,000 shares of Common Stock at $2.00 per share

And

16,105,867 Shares of Common Stock

PART II

INFORMATION NOT REQURIED IN PROSPECTUS

Item 13 Other Expenses of Issuance and Distribution

Set forth below are the estimated expenses (other than underwriting commissions) expected to be incurred by us in connection with the sale of shares of the Series C Preferred Stock being registered hereby. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$3,624.24
Transfer agent’s fees and expenses	$15,000
Legal fees and expenses	$150,000
Printing expenses	$25,000
Accounting fees and expenses	$25,000
Miscellaneous	$10,000

TOTAL	$228,624.24

Item 14 Indemnification of Directors and Officers

The following is a summary of the statutes, certificate of incorporation and by-law provisions, contracts or other arrangements under which our directors and officers are insured or indemnified against liability in their capacities as such.

GreenHunter Energy, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, which we refer to as the DGCL, provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court or Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation, as amended, and by-laws limit the liability of its directors and officers to the fullest extent permitted under the DGCL. The certificate of incorporation specifies that the directors and officers will not be personally liable for monetary damages for breach of fiduciary duty as a director or officer. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the DGCL for us to indemnify such director or officer.

The foregoing discussion of our certificate of incorporation, as amended, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation or law.

Item 15 Recent sales of Unregistered Securities

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act of 1933. Each of the transactions described below was conducted in reliance upon the available exemptions from the registration requirements of the Securities Act of 1933 under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission which relates to transactions exempt from registration under the Securities Act of 1933. There were no underwriters employed in connection with any of the transactions described below.

2011 Private Placement of Units

On June 21, 2011, we closed a private placement of 522,500 units at a price of $2.00 per unit, for aggregate proceeds of $1,045,000. Each unit consisted of two shares of our common stock and two common stock warrants that are immediately exercisable and expire on January 31, 2014, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share. An additional 772,500 units were distributed to West Coast Opportunity Fund, LLC in exchange for the conversion of 772 shares of our 2007 Series A 8.0% Convertible Preferred Stock and 773 shares of our Series B Convertible Preferred Stock. In addition, Mr. Gary C. Evans, our Chairman and Chief Executive Officer, received 250,000 units in exchange for $500,000 due to him under a promissory note. The net proceeds of the private placement were used to fund further development of our strategic shift into the water resource management business associated with the oil and natural gas sector, as well as for working capital and for general corporate purposes.

2011 Acreage Acquisition

We recently entered into a definitive agreement to acquire approximately 5 surface acres, including the existing well, located in West Virginia where we will develop a commercial water service facility. The acquisition includes an existing well that has been approved for commercial water disposal. The acquisition will close in two phases where the first closing occurred on December 15, 2011 and the second closing will be upon the well commencing commercial operations. We will pay in total approximately $375,000, which will consist of approximately $187,500 in cash plus an additional approximately $94 thousand in unregistered shares of our common stock and approximately $94 thousand in unregistered shares of our Series C Preferred Stock.

Item 16 Exhibits and Financial Statement Schedules

See the exhibit index, which is incorporated herein by reference.

Item 17 Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grapevine, State of Texas on this 18th day of January, 2012.

GreenHunter Energy, Inc.

By:	/s/ Gary C. Evans
Gary C. Evans
Chairman and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Gary C. Evans and Morgan F. Johnston, severally, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary C. Evans	Chairman of the Board and Chief Executive Officer and Director	January 18, 2012
Gary C. Evans

/s/ Jonathan D. Hoopes	President and COO	January 18, 2012
Jonathan D. Hoopes

/s/ Morgan F. Johnston	Sr. Vice President, General Counsel and Secretary	January 18, 2012
Morgan F. Johnston

/s/ David S. Krueger	Vice President and Chief Financial Officer (Principal Accounting Officer)	January 18, 2012
David S. Krueger

/s/ Ronald D. Ormand	Director	January 18, 2012
Ronald D. Ormand

/s/ Ronald H. Walker	Director	January 18, 2012
Ronald H. Walker

S-1

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation of the Registrant (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

3.2	Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

3.3	Bylaws of the Registrant (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

4.1	Amended and Restated Certificate of Designations of 2007 Series A 8% Convertible Preferred Stock (incorporated by reference from the registrant’s Current Report on Form 8-K filed on August 21, 2008)

4.2	Certificate of Designations of 2008 Series B Convertible Preferred Stock (incorporated by reference from the registrant’s Current Report on Form 8-K filed on August 21, 2008)

4.3	Form of Warrant Agreement by and between GreenHunter Energy, Inc. and West Coast Opportunity Fund, LLC (incorporated by reference from the registrant’s Current Report on Form 8-K filed on August 21, 2008)

4.4	Form of Certificate of Designations of the 10% Series C Cumulative Preferred Stock*

4.5	Form of Warrant Agreement by and between GreenHunter Energy, Inc. and Securities Transfer Corporation*

4.6	Form of 10% Series C Cumulative Preferred Stock Certificate*

5.1	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered**

8.1	Opinion of Fulbright & Jaworski L.L.P. with respect to tax matters**

10.1	Stock Purchase Agreement dated February 2007 among Channel Refining Corporation, GreenHunter Energy, Inc. and certain selling stockholders (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.2	Amendment No. 1 to Stock Purchase Agreement dated February 2007 among Channel Refining Corporation, GreenHunter Energy, Inc. and certain selling stockholders (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.3	Purchase and Sale Agreement, dated May 14, 2007 between GreenHunter Energy, Inc. and Chateau Energy, Inc. regarding acquisition of power purchase agreement (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.4	Purchase and Sale Agreement, dated May 14, 2007 between GreenHunter Energy, Inc. and Chateau Energy, Inc. regarding acquisition of Mesquite Lake Resource Recovery Facility (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.5	Consulting Agreement dated May 14, 2007 between GreenHunter Energy, Inc. and Chateau Energy, Inc. (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.6	Registration rights agreement, dated March 9, 2007 between GreenHunter Energy, Inc. and certain institutional investors (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.7	Registration rights agreement, dated April 13, 2007 between GreenHunter Energy, Inc. and certain selling stockholders (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.8	Investor rights agreement, dated May 14, 2007 between GreenHunter Energy, Inc. and Chateau Energy, Inc. (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

Exhibit Number	Exhibit Title

10.9	Form of subordinated promissory note of GreenHunter BioFuels, Inc. (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.10	Second Amended and Restated Credit Agreement dated as of March 7, 2008 among GreenHunter BioFuels Inc., WestLB AG New York Branch as the administrative agent, WestLB New York Branch as the LC Issuing Bank and the Lenders Party to the Amended and Restated Credit Agreement from time to time (incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed on May 15, 2008)

10.11	First Amendment to Second Amended and Restated Credit Agreement dated as of March 7, 2008 among GreenHunter BioFuels Inc., WestLB AG New York Branch as the administrative agent, WestLB New York Branch as the LC Issuing Bank and the Lenders Party to the Amended and Restated Credit Agreement from time to time (incorporated by reference from the registrant’s Current Report on Form 8-K filed on June 25, 2009)

10.12	Second amendment to Second Amended and Restated Credit Agreement dated as of March 7, 2008 among GreenHunter BioFuels Inc., WestLB AG New York Branch as the administrative agent, WestLB New York Branch as the LC Issuing Bank and the Lenders Party to the Amended and Restated Credit Agreement from time to time (incorporated by reference from the registrant’s Annual Report on Form 10-K filed on March 31, 2010)

10.13	Third amendment to Second Amended and Restated Credit Agreement dated as of March 7, 2008 among GreenHunter BioFuels Inc., WestLB AG New York Branch as the administrative agent, WestLB New York Branch as the LC Issuing Bank and the Lenders Party to the Amended and Restated Credit Agreement from time to time (incorporated by reference from the registrant’s Current Report on Form 8-K filed on March 31, 2010)

10.14	Promissory Note of GreenHunter Energy, Inc., issued to Gary C. Evans, dated May 6, 2011. (incorporated by reference from the registrant’s Registration Statement on Form S-1 (Registration No. 333-178386) filed on December 8, 2011)

10.15	Promissory Note of GreenHunter Energy, Inc., issued to Investment Hunter LLC, dated June 14, 2011. (incorporated by reference from the registrant’s Registration Statement on Form S-1 (Registration No. 333-178386) filed on December 8, 2011)

10.16	Promissory Note of GreenHunter Energy, Inc., issued to Gary C. Evans, dated July 11, 2011. (incorporated by reference from the registrant’s Registration Statement on Form S-1 (Registration No. 333-178386) filed on December 8, 2011)

21.1	Subsidiaries of GreenHunter Energy, Inc.*

23.1	Consent of Hein & Associates LLP, independent registered public accounting firm*

23.2	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1 hereto)**

23.3	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.1 hereto)**

24.1	Powers of Attorney (included on the signature page)*

101.INS†	XBRL Instance Document

101.SCH†	XBRL Taxonomy Extension Schema Document

101.CAL†	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB†	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF†	XBRL Taxonomy Extension Definition Linkbase Document

*	Filed herewith.
**	To be filed by amendment.
†	These exhibits are furnished herewith. In accordance with Rule 406T of Regulation S-T, these exhibits are not deemed to be filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are not deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under these sections.